As filed with the Securities and Exchange Commission on June 30, 1997

                                                     Registration No. 333-_____
===============================================================================
                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549
                        -----------------------
                                FORM S-1
                      REGISTRATION STATEMENT UNDER
                       THE SECURITIES ACT OF 1933
                        -----------------------
                          JACKSON HEWITT INC.
         (Exact Name of Registrant as Specified in Its Charter)

         Virginia                          7291                  54-1349705
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)   Classification Code Number) Identification No.)

                            4575 Bonney Road
                     Virginia Beach, Virginia 23462
                             (757) 473-3300
          (Address, Including Zip Code, and Telephone Number,
   Including Area Code, of Registrant's Principal Executive Offices)
                         ---------------------
                            KEITH E. ALESSI
                        Chairman, President and
                        Chief Executive Officer
                          Jackson Hewitt Inc.
                            4575 Bonney Road
                     Virginia Beach, Virginia 23462
                             (757) 473-3300
       (Names, Address, Including Zip Code, and Telephone Number,
               Including Area Code, of Agent for Service)
                       -------------------------
                            With Copies to:

  JOHN M. PARIS, JR., ESQ.                 BARRY H. GENKIN, ESQ.
      Kaufman & Canoles                 Blank Rome Comisky & McCauley
        P.O. Box 3037                    1200 Four Penn Center Plaza
Norfolk, Virginia 23514-3037          Philadelphia, Pennsylvania 19103
      (757) 624-3181                          (215) 569-5514

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.[ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]


                    CALCULATION OF REGISTRATION FEE
=================================================================================================================
  Title of Each Class of     Amount to be  Proposed Maximum    Proposed Maximum Aggregate  Amount of Registration
Securities to be Registered   Registered   Offering Price Per     Offering Price(1)(2)              Fee
                                                Share
=================================================================================================================
Common Stock, par value       1,130,790         $11.38               $12,868,390                  $3,899.51
$0.02 per share
=================================================================================================================

(1) Includes shares subject to the Underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

                         ----------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.
A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

               SUBJECT TO COMPLETION, DATED JUNE 30, 1997
                           1,130,790 Shares
                          JACKSON HEWITT INC.
                              Common Stock
                      ---------------------------

         Of the 1,130,790 shares of common stock, $0.02 par value per share (the "Common Stock"), offered hereby (the "Offering") 1,000,000 shares are being offered by Jackson Hewitt Inc., a Virginia corporation (the "Company") and 130,790 shares are being offered by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders."

         The Common Stock is traded on the Nasdaq Stock Market's National Market System (the "Nasdaq National Market") under the symbol "JTAX." As of June 27, 1997, the last reported sale price of the Common Stock was $11.75 per share. See "Price Range of Common Stock."

                      ---------------------------

            Prospective Investors should carefully consider
                  "Risk Factors" beginning on page 6.

                      ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
        HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
            ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                 TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
                                Underwriting
                               Discounts and   Proceeds to  Proceeds to Selling
             Price to Public   Commission(1)   Company(2)      Shareholders
-------------------------------------------------------------------------------
Per Share...      $                $              $                $
-------------------------------------------------------------------------------
Total(3)....      $                $              $                $
-------------------------------------------------------------------------------

------------------------------
(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses and other fees payable by the Company estimated at $400,000.

(3) The Company and the Selling Shareholders have granted the Underwriters a 30-day option to purchase up to 169,619 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount, Proceeds to Company, and Proceeds to Selling Shareholders will be $___________, $___________ , $_______________, and
          $___________, respectively. See "Underwriting."

                      ---------------------------

         The shares of the Common Stock are offered by the several Underwriters, subject to prior sale, receipt and acceptance by them and subject to their right to reject orders in whole or in part. It is expected that delivery of the certificates for the shares of Common Stock will be made against payment therefor on or about ___________ __, 1997, at the office of Janney Montgomery Scott Inc., Philadelphia, Pennsylvania.

                      ---------------------------

Janney Montgomery Scott Inc.                         Scott & Stringfellow, Inc.

         The date of this Prospectus is ________________, 1997

[LEGEND]

                     [MAP OF JACKSON HEWITT OFFICE NETWORK]

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK,
INCLUDING  ENTERING   STABILIZING BIDS,   EFFECTING   SYNDICATE   COVERING
TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS, IF ANY, MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                           PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements of the Company, including the notes thereto, appearing elsewhere herein.
Unless indicated otherwise, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and the closing of the transaction described in "Recent
Developments". References in this Prospectus to the "Company" refer to Jackson Hewitt Inc. and its subsidiaries and references to "Jackson Hewitt" refer to the Company and the Company's system of franchised offices. Yearly references throughout this Prospectus refer to the Company's fiscal year ending on April 30. References to the term "tax season" throughout this Prospectus refer to the period from January through April of each fiscal year. For a discussion of certain matters that should be considered by prospective purchasers of the Common Stock offered hereby, see "Risk Factors."

                              The Company

          Jackson Hewitt is the second largest tax preparation service in the United States, with a 41 state network comprised of 1,296 franchised and 76 Company-owned offices operating under the trade name "Jackson Hewitt Tax Service." Office locations range from stand-alone store front offices to offices within Wal-Mart Stores, Inc. ("Wal-Mart") and Montgomery Ward & Co., Inc. ("Montgomery Ward"). Through the use of proprietary interactive tax preparation software, the Company is engaged in the preparation and electronic filing of federal and state individual income tax returns (collectively referred to in this Prospectus as "tax returns"). During 1997, Jackson Hewitt prepared approximately 875,000 tax returns, which represented an increase of 21.2% from the approximately 722,000 tax returns it prepared during 1996. To complement its tax preparation services, the Company also offers accelerated check requests ("ACRs") and refund anticipation loans ("RALs") (ACRs and RALs, collectively, "Bank Products") to its tax preparation customers. In 1997, Jackson Hewitt customers purchased approximately 472,000 Bank Products, an increase of 20.1% over the approximately 393,000 Bank Products purchased in 1996. In 1997, the Company had total revenues of $31.4 million and net income of $5.0 million, or $0.95 per share, an increase of 25.6%, 107.5%, and 137.5%, respectively,  over 1996.

          Through the innovative use of computers, the Company believes it provides consistent, high quality tax preparation services at prices that allow the Company to compete successfully with other businesses offering similar services. While the quality of service provided by other tax preparers depends largely on the individual preparer's knowledge of tax laws, Jackson Hewitt's service does not depend solely upon the preparer's tax expertise. Jackson Hewitt's proprietary interactive tax software, Hewtax, automatically prompts the preparer with the relevant questions required to accurately complete a tax return. By computerizing the tax preparation process, Jackson Hewitt is able to rapidly and efficiently prepare and file a customer's tax return electronically. Since electronic filings are generally processed by the Internal Revenue Service ("IRS") on a priority basis, customers who file in this manner typically receive refunds more quickly than those who file their tax returns manually.

          Jackson Hewitt's customer base currently consists primarily of low to middle income taxpayers who typically are entitled to tax refunds and want to receive their refund checks as quickly as possible. During the 1997 tax season, approximately 80% of Jackson Hewitt's customers had annual gross wages under $30,000 and over 62% had annual gross wages under $19,000. Many customers also qualify for an increased refund as a result of the Earned Income Credit ("EIC"), an income tax credit that can generate significant refunds for lower income taxpayers. These customers typically file their tax returns early in the tax season in order to receive their tax refund as quickly as possible. The Company believes that customers are attracted to Jackson Hewitt's services because they prefer not to prepare their own tax returns, are unwilling to pay the fees charged by most accountants and tax attorneys, or wish to purchase a Bank Product.

          As part of its electronic filing service, Jackson Hewitt offers its customers Bank Products in cooperation with selected commercial banks. Bank Products enable Jackson Hewitt customers to receive their tax refunds faster than if they filed their tax returns by mail and to defer the payment of the tax preparation and other fees until their tax refunds are actually received. Through the ACR program, Jackson Hewitt customers are offered the opportunity to have their tax refunds deposited directly into bank accounts established for this purpose. Through the RAL program, Jackson Hewitt customers may apply for loans in an amount up to their anticipated federal income tax refunds. The borrowed funds are generally disbursed to customers within one to three days from the time their tax returns are filed with the IRS. To obtain funds associated with tax refunds processed through the ACR or RAL programs, customers must return to the Jackson Hewitt office when notified that such funds are available. Bank Products have become an increasingly important source of revenue for the Company, accounting for 29.8% of total revenues in 1997, compared to 10.0% in 1993. During the 1997 tax season approximately 54.0% of Jackson Hewitt customers purchased Bank Products.

          The Company's growth has benefited from its ability to sell relatively inexpensive franchises. The purchase price for a new Jackson
Hewitt franchise is currently $20,000.  The franchisee  receives the right to operate Jackson Hewitt offices within a
geographic territory having a population of approximately 50,000. The Company sold 166 new territories during 1997, an increase of 46.9% over the 113 territories sold in 1996. Franchisees are permitted to operate as many offices within a territory  as they  choose.  The net number of franchised  offices has increased from 546 in 1993 to 1,296 in 1997. Net fees  associated  with the sale of  franchises  in 1997  totaled  $3.2 million, or 10.2% of total revenues. Franchisees are required to pay royalties and advertising fees to the Company equal to 18% of revenues generated by the franchised offices. Such fees totaled $13.2 million in 1997, or 42.1% of total revenues. Through the expansion of its franchise operations, the Company has established a national presence, with a primary concentration in the Mid-Atlantic region of the United States.

          The Company also operates 76 Company-owned offices in selected territories throughout the United States. Historically, the Company-owned offices were located in territories reacquired from franchisees and thereafter were operated on a temporary basis by the Company pending their resale as a franchised territory. Recently, the Company re-evaluated its practice of reselling Company-owned offices and currently plans to operate Company-owned offices as an integral part of its business strategy. Beginning in 1997, the Company began closely reviewing the operations of these stores and intends to close unprofitable offices and improve operating procedures at the remaining offices. Company-owned offices generated tax return preparation fees, net, of $3.3 million in 1997, or 10.5% of total revenues.

          The Company's objective is to enhance market share through the continued geographic expansion of its system of tax preparation offices. The Company's management team has developed the following key strategic elements to achieve this objective:

           o Expand the Franchise Network. The Company intends to capitalize on the recent financial performance of its franchise network by selling additional territories to existing franchisees, as well as marketing territories to new franchisees with a focus on those who are financially capable of purchasing and operating multiple territories. The Company also intends to open offices in certain territories that will be available for purchase by franchisees who may be interested in purchasing existing businesses rather than undeveloped territories.

           o Expand the Corporate Office Program. Based upon initial test results in two markets, the Company intends to enter new markets by opening multiple Company-owned offices in selected territories. Recognizing the potential profitability of Company-owned offices, the Company believes it can maximize the effectiveness of its marketing campaigns and achieve certain economies of scale by operating clusters of Company-owned offices in target areas.

           o Improve Efficiency of Operations. The Company plans to continue to increase the efficiency and consistency of its Company-owned and franchised offices through its integrated computer systems and emphasis on standardization of operating practices.

           o Promote the Jackson Hewitt Brand Name. To increase market share, the Company intends to focus its marketing efforts on improving the recognition of the Jackson Hewitt brand name. Through its advertising campaigns, the Company intends to expand its existing customer base to include a greater percentage of middle to upper income taxpayers who, the Company's marketing research indicates, tend to file their tax returns late in the tax season.

          The Company believes that the successful implementation of these initiatives, coupled with the strength of its existing franchised network, will enable it to continue increasing its market share.

                              The Offering

Common Stock offered by the Company..................  1,000,000 shares
Common Stock offered by the Selling Shareholders.....    130,790 shares
Total Offering.......................................  1,130,790 shares
Common Stock to be outstanding after the Offering....  6,336,620 shares(1)
Use of Proceeds .....................................  To reduce the
                                                       Company's
                                                       dependence on its
                                                       credit facility,
                                                       and for working
                                                       capital, general
                                                       corporate
                                                       purposes, and
                                                       possible
                                                       acquisitions of
                                                       complementary
                                                       businesses or
                                                       product lines.
                                                       See "Use of
                                                       Proceeds."
Nasdaq National Market symbol........................  JTAX

----------------
   (1)   Does  not  include   468,944  shares  issuable  upon  the
         exercise of outstanding options as of June 23, 1997, at a weighted average exercise price of $5.56 per share. See "Shares Eligible for Future Sale."

                     Summary Financial Information



                                                                                  Years Ended April 30,
                                                              ---------------------------------------------------------------
                                                              1993            1994           1995          1996          1997
                                                              ----            ----           ----          ----          ----
                                                                     (in thousands, except per share, office and fee data)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

        Total revenues                                       $  10,841    $   18,640     $  18,215     $  25,016   $   31,432
        Income (loss) from operations                            1,046         1,430        (1,078)        5,278       11,768
        Income before extraordinary item                           677           923           840         2,402        6,232
        Net income                                                 677           923           840         2,402        4,984

        Income per common share:
           Primary:
                Income before extraordinary item             $    0.18    $     0.16     $    0.11     $    0.40   $     1.22
                Net income                                   $    0.18    $     0.16     $    0.11     $    0.40   $     0.95
           Fully diluted:
                Income before extraordinary item             $    0.18    $     0.16     $    0.11     $    0.40   $     1.18
                Net income                                   $    0.18    $     0.16     $    0.11     $    0.40   $     0.91

        Weighted average shares outstanding                      3,701         4,069         4,252         4,354        4,520

SUPPLEMENTAL PRO FORMA INCOME PER COMMON SHARE (1):

        Primary:
           Income before extraordinary item                                                                          $   1.06
           Net income                                                                                                $   0.83
        Fully diluted:
           Income before extraordinary item                                                                          $   1.03
           Net income                                                                                                $   0.80


OTHER OPERATING DATA:

        Tax returns prepared                                       404           570           618           722          875
        Refund anticipation loans (RALs) provided                  246           331           108           102          142
        Accelerated check requests (ACRs) provided                  15            22           192           291          330

        Franchised offices                                         546           742         1,087         1,246        1,296
        Company-owned offices                                       68           136           135            96           76

        Average tax preparation fees per return           $         67   $        69    $       80    $       92     $     99



                                                                                                         As of April 30, 1997
                                                                                                      ---------------------------
                                                                                                        Actual     As Adjusted(2)
                                                                                                      -----------  --------------
CONSOLIDATED BALANCE SHEET DATA:

        Cash and cash equivalents                                                                      $    6,324    $  16,940
        Working capital                                                                                     5,983       16,593
        Total assets                                                                                       28,160       38,776
        Long-term debt                                                                                      1,262        1,262
        Redeemable convertible preferred stock                                                              3,236            -
        Shareholders' equity                                                                               14,740       28,592

        ---------------------------------------

       (1) Assumes the Company's exchange of 699,707 shares of Common Stock for 504,950 shares of Series A Convertible Preferred Stock had occurred on May 1, 1996. See "Recent Developments" and Note 16 of the Notes to the Consolidated Financial Statements.

       (2) Assumes (i) the sale of the 1,000,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $11.75 per share, (ii) the application of the estimated net proceeds thereof as described under the "Use of Proceeds", and
             (iii) the Company's exchange of 699,707 shares of Common Stock for 504,950 shares of Series A Convertible Preferred Stock had occurred on April 30, 1997. See "Capitalization", "Recent Developments", and
             Note 16 of the Notes to the Consolidated Financial Statements.

                              RISK FACTORS

Prospective investors should consider carefully the specific factors set forth below as well as the other information included in this Prospectus before deciding to invest in the Common Stock offered
hereby.  All  statements  and information   herein,   other  than
statements   of   historical   fact,   are forward-looking   statements
that are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. These forward looking statements may be identified by the use of words such as "believe," "anticipate," and "expect," and concern, among other things, the Company's expansion plans with respect to franchised offices; the Company's ability to expand its network of Company-owned offices profitably; the Company's intention to improve operating efficiencies; the Company's intention to improve Jackson Hewitt's brand name identity; the Company's plans to expand its existing customer base and market share; the Company's expectations regarding future demand for electronic filing services and Bank Products; the Company's ability to adapt its business to changes in IRS policies; and the Company's ability to offer Bank Products under programs that adequately protect the Company from undue risk. Many phases of the Company's operations are subject to influences outside its control. Any one or any combination of factors could have a material adverse effect on the Company's business, financial condition, and results of operations. These factors include: competitive pressures, economic conditions, governmental regulation and policies, changes in consumer spending, and other conditions affecting capital markets. The following factors should be carefully considered, in addition to other information contained in this document.

Adverse Impact of IRS Policies

         From time to time, the United States Department of the Treasury (the "Treasury Department") and the IRS initiate policy and rule changes and other initiatives related to the electronic filing of tax returns, the treatment of the EIC, and the methods of providing refunds to taxpayers. Since the vast majority of the Company's revenues are derived, directly or indirectly, from the preparation of tax returns and the sale of associated Bank Products, these changes and initiatives can significantly impact the demand for tax return preparation and electronic filing services, and the sale, pricing, risk of collectibility, and profitability of Bank Products. For example, in 1995 the IRS introduced multiple initiatives that changed the way in which tax preparers were notified of tax refunds and the way in which EIC recipients were paid their refunds. These changes dramatically disrupted the entire tax preparation industry by reducing the number of electronic filings and causing unanticipated losses on the part of RAL lenders who had relied upon former IRS practices to assess underwriting risk. The Company and its franchisees were adversely impacted and experienced a decrease in fee income and increased costs associated with the Bank Product programs. The Company is unable to predict the timing or nature of policies which may be implemented by the Treasury Department and the IRS in the future. Any such policy changes could have a material adverse impact on the Company's business, financial condition, and results of operations. See "Business - The Tax Preparation Business - Bank
Products."

Dependence on Banks for RALs and ACRs; Underwriting Risks

         A substantial portion of the Company's profitability is dependent upon its ability to sell Bank Products to its customers. During 1997, fees associated with Bank Products totaled $9.4 million, or 29.8% of the Company's total revenues. The Company is currently providing Bank Products under risk sharing and limited risk arrangements with three commercial banks. Given the uncertainties associated with IRS policies, including those affecting Bank Products, no assurance can be given as to how these fee arrangements will be structured in the future, whether the Company will be able to continue to negotiate acceptable fee arrangements with these or other banks, or that the Company will continue to be able to otherwise offer Bank Products to Jackson Hewitt's customers. If for any reason the Company were unable to enter into acceptable Bank Product agreements with banks, its business, financial condition, and results of operations would be materially adversely affected. In addition, in those Bank Product programs in which the Company shares the risks and benefits associated with making RALs, the Company's operations could be materially and adversely affected if the applicable underwriting criteria prove to be insufficient and result in a higher than anticipated level of losses associated with RALs. See " - Adverse Impact of IRS Policies" and "Business - The Tax Preparation Business - Bank Products."

Ability of the Company to Implement its Growth Strategy and Manage
Expansion

         The Company's growth strategy is dependent upon its ability to increase market share through geographic expansion. Implementation of this strategy will depend in large part on the Company's ability to: (i) expand in profitable markets; (ii) obtain adequate financing on favorable terms to fund its growth strategy;
(iii) locate acceptable franchisees; (iv) hire, train, and retain skilled and seasonal employees; (v) successfully implement its marketing campaigns; and (vi) continue to expand given the significant competition in the tax preparation industry. Difficulties in connection with any or all of these factors could impair the Company's ability to successfully implement its growth strategy, which in turn could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business - Business Strategy."

         The opening and success of new offices will depend on various factors, including the availability of suitable sites, the negotiation of acceptable lease or purchase terms for new locations, the obtaining of applicable permits and regulatory approvals, the ability to meet construction schedules, the financial and other abilities of the Company's franchisees, and general economic and business conditions.

Many of the foregoing factors are outside the control of the Company and its franchisees. The Company's ability to manage future growth effectively will require it to expand and continue to improve its operations and systems, and to attract, retain, motivate, and manage its employees. There can be no assurance that the Company will do so successfully. The Company's inability to manage such growth effectively could have a material adverse effect on the Company's business, financial condition, and results of operations.

Potential Congressional Tax Initiatives

         The  United States Congress regularly  considers a wide array of income tax proposals.  These proposals have ranged from minor revisions in the tax laws to the adoption of a non-progressive  income tax, or
"flat tax." A congressional commission  has  also   announced proposals  to
overhaul the structure and organization of the IRS, and to extend the filing deadlines for tax returns. The most significant risk to the Company's business operations would be the passage of any initiative, such as a national sales tax, that eliminates the requirement to file tax returns. Although the Company is not able to predict when or if such proposals will become law, should any of such proposals become law, it would likely have a material adverse effect on the
Company's  business,  financial condition,  and  results of  operations.   In
addition, since the Company's profitability is dependent upon fees obtained from the preparation and filing of tax returns as well as fees associated with Bank Products, the adoption of legislation that would significantly reduce or eliminate electronic filings, the number of tax returns filed by Jackson Hewitt's customer base of lower income taxpayers, or the availability of accelerated refunds or EICs, would materially adversely affect the Company's business, financial condition, and results of operations.

Risks Associated with Franchising

         A significant portion of the Company's total revenues are derived from its franchise operations. During 1997, the Company derived 10.2% of its revenues from the sale of new franchises and 42.1% of its revenues from the receipt of franchise royalties and advertising fees, which are based upon the total revenues generated by franchised offices. There can be no assurance that the Company will be able to continue its historical level of franchise sales. Any material decrease in franchise sales in the future would materially adversely affect the Company's business, financial condition, and results of operations. The Company's financial success is also dependent upon its employees and franchisees and the manner in which they operate and develop their offices to promote and develop the Jackson Hewitt name and its reputation for quality. There can be no assurance that franchisees will have the business abilities or access to the financial resources necessary to operate their offices in a manner consistent with the Company's philosophy and standards or to achieve or increase the level of revenues generated in prior tax seasons. See "Business - Franchise Operations."

         The Company's current policy is to provide financing to franchisees in connection with the purchase of franchises. At April 30, 1997, the Company's franchisees owed the Company $13.3 million under notes bearing interest between 10% and 12%. The terms on these notes generally range between two to five years. The franchisees' ability to repay these loans is dependent upon franchise performance, as well as matters affecting the Company and the tax preparation industry. As a result of the negative impact of IRS actions in 1995, a substantial number of these notes became delinquent and as such, resulted in either termination of the franchisee or restructuring of the terms of the notes. Although management believes that its recorded allowance is adequate, any adverse changes experienced by specific franchises or the Company, or the tax preparation industry in general, would have a material adverse effect on the Company's business, financial condition, and results of operations. See Note 4 of the Notes to the Consolidated Financial Statements.

         As a franchiser, the Company grants to its franchisees a limited license to use the Company's registered service marks. The general public could incorrectly identify the Company's franchisees as controlled by the Company. In the event that a court determines the franchisee is not adequately identified as a franchisee, the Company could be held liable for the debts and obligations of the franchisee so misidentified.

Government Regulation

         The Company's future results of operations will depend upon its continued ability to comply with federal and state regulations affecting tax return preparers and the Company's ability to continue offering Bank Products to its customers on the same or similar terms and under similar fee arrangements as currently utilized by the Company. Certain state and city governments have adopted specific disclosure requirements related to RALs and others may consider enacting similar requirements. In addition, some state governments have implemented, or are considering implementing, laws or regulations governing proprietary schools, which may include the tax seminars offered by the Company and its franchisees. The Company is unable to predict whether certain state and local governments will adopt regulations or whether changes will occur in such existing laws and regulations, and if so, the business or economic effect of such changes. Any significant changes in existing laws or the adoption of laws in jurisdictions not having such laws that alter the Company's current operations would have an adverse effect on the Company's business, financial condition, and results of operations. See "Business - Personnel/Training."

         Federal law requires tax return preparers, among other things, to identify themselves as paid preparers on all tax returns which they prepare, to provide customers with copies of their tax returns, and to retain copies of the tax returns they prepare for three years. Failure to comply with these requirements may result in penalties to the preparer. Federal law provides for assessing penalties against a tax return preparer who (i) negligently or intentionally disregards federal tax rules or regulations, (ii) takes a position on a tax return which does not have a realistic possibility of being sustained on its merits, (iii) willfully attempts to understate a taxpayer's tax liability, or (iv) aids or abets in the understatement of such tax liability. In addition, several state governments have enacted or are considering legislation which would regulate state tax return preparers. These types of laws could have an adverse effect on the Company's business, financial condition, and results of operations. In 1996, the Manhattan regional office of the IRS notified the Company that it could not operate Company-owned offices in New York City during the 1997 and 1998 tax seasons due to certain violations identified regarding the Company's adherence to the
IRS'  electronic  filing   identification  number regulations  during
the 1996 tax season. This restriction does not apply to any of the Company's franchised offices in this, or any other area, and management does not believe the operating exclusion will have a material adverse effect on the Company's business, financial condition, or results of operations. See "Business - Legal Proceedings."

Seasonality and Disaster Recover Risks

         The Company's business is highly seasonal. Historically, the Company has generated substantially all of its revenues during the tax season, with the majority of tax preparation revenues generated during late January and early February. During 1997, the Company generated 89% of its revenues during the tax season. The Company generally operates at a loss through the first three quarters of each fiscal year, during which periods it incurs costs of preparing for the upcoming tax season. If for any reason the Company's revenues fall below those normally expected during its fourth quarter, the Company's business, financial condition, and results of operations would be adversely affected.

         The Company's financial success depends in large part on the efficient and uninterrupted operation of its processing center during the tax season. All of the Company's critical processing operations are currently conducted in Virginia Beach, Virginia and the Company maintains a non-exclusive right to use a site in Ohio. The Company intends to open a site in North Carolina prior to the 1998 tax season that would be able to duplicate the Company's processing systems in the event a natural disaster or other unforeseen occurrence compromised the Company's primary processing center. Notwithstanding the availability of such alternative locations, if a disaster or other event were to disrupt operations at the primary processing center, particularly during the peak period of the tax season, the Company's operations could be materially adversely effected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Seasonality and Quarterly Results of Operations" and " - Liquidity and Capital Resources."

Fluctuations in Quarterly Operating Results

         The Company has experienced, and is expected to continue experiencing, quarterly variations in revenues and operating income as a result of many factors, including the highly seasonal nature of the tax preparation business, the timing of off-season activities, and the hiring of personnel. Due to the foregoing factors, it is possible that the Company's results of operations, including quarter to quarter results, will be below the expectations of public market analysts and investors. In addition, the Company must plan its operating expenditures based on revenue forecasts, and a revenue shortfall below such forecasts in any quarter would likely adversely affect the Company's business, financial condition, and results of operations for the year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Seasonality and Quarterly Results of Operations" and " - Liquidity and Capital Resources."

Dependence Upon Debt Financing

         To fund its off-season activities, the Company has historically been dependent upon borrowings under the Company's credit facilities. The Company's off-season activities generally require the Company to draw most heavily on these facilities from July through February of each year and then repay this debt entirely by the end of each tax season. For example, during the 1997 tax season, the Company had $6.6 million of indebtedness under a credit facility with its primary lender outstanding at January 31, 1997, which was repaid by April 30, 1997. To the extent that the Company is not successful in maintaining or replacing existing financing in the future, it would have to curtail essential off-season activities, thereby having a material adverse
effect  on  the Company's  business,   financial  condition,   and  results  of
operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

Dependence on Key Personnel

         The Company's future success will depend to a significant extent on senior management, particularly Keith E. Alessi, the Chairman, President, and Chief Executive Officer. The loss of the services of Mr. Alessi or certain other executive officers, or the inability to attract and retain other qualified employees, could have a material adverse effect on the Company's business, financial condition, and results of operations. The Company has entered into a two-year employment agreement with Mr. Alessi that contains, among other provisions, a covenant not to compete, a non-solicitation of employees covenant, and confidentiality provisions. The Company does not, however, typically enter into employment or non-compete agreements with its executive officers. The Company does not maintain a key-man life insurance policy on Mr. Alessi. See "Business - Employees," "Management Directors and Executive Officers" and "Management - Employment Agreement."

Dependence on Retail Outlets

         During the 1997 tax season, Jackson Hewitt had 208 and 167 offices located in Wal-Mart and Montgomery Ward stores, respectively. The Company's ability to continue to operate in these stores is dependent on its ability to negotiate acceptable master agreements with these retailers and the continued operation of the particular retail stores in which the Jackson Hewitt offices are located. In the event the Company were unable to negotiate acceptable master agreements with these retailers, or in the event these retailers closed a significant number of stores in which Jackson Hewitt offices were located, the Company would lose a substantial number of its offices in potentially a very short period of time. Such an occurrence, especially immediately prior to or during the tax season, would have a material adverse impact on the Company's business, financial condition, and results of operations. See "Business - Retail Outlets."

Competition

         The low-cost tax return preparation business is highly competitive. The Company competes with nationally franchised tax preparation services, regional tax preparation businesses, regional and national accounting firms, and financial service institutions that prepare tax returns as part of their businesses. The Company also competes with individuals who prepare their own tax returns either manually or in connection with commercially packaged tax preparation software. The IRS has also recently introduced a method by which qualifying taxpayers can file their tax returns with the IRS by telephone. The Company is not able to predict the extent to which its potential customers will utilize this filing service in the future. See "Business - The Tax Preparation Business - Electronic Filing of Tax Returns."

         Of the Company's competitors, H&R Block, Inc. ("H&R Block") dominates the low-cost tax preparation business. H&R Block is substantially larger than the Company and has significantly greater financial and other resources. Based on information released by H&R Block in May 1997, H&R Block currently operates an international tax preparation system through approximately 10,000 company operated and franchised offices. H&R Block has also been in business much longer than the Company and has significantly greater name recognition throughout the United States, including the geographic areas in which the Company currently operates and in which it intends to expand. The ability of the Company to successfully compete with H&R Block and other tax preparation businesses is dependent in large part on the geographic area, specific site location, local economic conditions, and quality of on-site office management. There can be no assurance that the Company will be able to compete successfully with these competitors. In addition, to the extent the Company is required to reduce the fee charged per tax return prepared for competitive reasons, its business, financial condition, and results of operations could be materially adversely affected. See "Business-Competition."

Dependence on Availability of Large Pool of Trained Seasonal Employees

         In conducting its business operations, both the Company and its franchisees depend on the availability of employees willing to work for a period of approximately three months for relatively low hourly wages, and minimal benefits. The Company's success in managing the expansion of its business will depend in large part upon its and its franchisees' ability to hire, train, and supervise seasonal personnel. If this labor pool is reduced in the future or if the Company is required to provide its employees higher wages or more extensive and costly benefits, either for competitive reasons or as a result of changes in governmental regulation, the expenses associated with the Company's operations could be substantially increased without the Company receiving offsetting increases in revenues. There can be no assurance that the Company or its franchisees will be able to hire, train, and supervise an adequate number of such seasonal personnel. See "Business - Franchise Operations."

Dependence on Intellectual Property Rights; Risks of Infringement

         Although the Company believes its proprietary  interactive tax
software constitutes  a  "trade   secret,"  the  Company  has  not filed
for copyright registration for its software programs. Unauthorized parties may attempt to copy aspects of the Company's software or to obtain and use information that the Company regards as proprietary. Policing the unauthorized use of the Company's software is difficult. The Company generally controls the access to and the distribution of its software, documentation, and other proprietary information, but has not entered into confidentiality agreements with any of its executive officers other than Mr. Alessi. It may be possible for a third party to
copy or otherwise  obtain  and  use  the  Company's   services  or
technology   without authorization, or to develop similar services or
technology independently. There can be no assurance that the legal remedies available to the Company will effectively prevent disclosure of, or provide meaningful protection for, its confidential information or that the Company's trade secrets or proprietary information will not be developed independently by the Company's competitors. Litigation may be necessary for the Company to defend itself against claims of infringement, or to protect trade secrets and could result in substantial costs to, and diversion of management efforts by, the Company. There can be no assurance that the Company would prevail in any such litigation, should it occur. The Company is not aware that any of its software, trademarks, or other proprietary rights infringe on the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against the Company in the future. Any such claims, with or without merit, can be time consuming and expensive to defend and may require the Company to enter into royalty or licensing agreements or cease the alleged infringing activities. The failure to obtain such royalty agreements, if required, and the Company's involvement in such litigation could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business - Proprietary Information and Computer Technology."

Broad Management Discretion as to Use of Proceeds.

         The net proceeds of the Offering will be used to reduce the Company's dependence on its credit facility to fund off-season operations, and for working capital, general corporate purposes, and possible acquisitions of complementary businesses or product lines. If the Company were to make any such acquisition, it might use a significant portion of the net proceeds in connection with such acquisition. Although the Company has from time to time considered various acquisition opportunities, currently it has no specific agreements or plans with respect to such acquisitions. Accordingly, there can be no assurance the Company will consummate any acquisitions. Consequently, there can be no assurance as to when or how the net proceeds from the Offering will be used, and the Company's management will retain broad discretion as to the allocation of a significant portion of the net proceeds from the Offering. If the Company is unable to invest such proceeds in operating and expanding its current business or acquisitions of similar or related businesses, the returns realized from holding such proceeds may be substantially less than the returns that could be realized if the proceeds were invested successfully in the Company's business. See "Use of Proceeds" and "Business - Business Strategy."

Technological Change

         The Company's future success will depend significantly on its ability to enhance its proprietary interactive tax preparation and processing software, as well as to respond to changes in customers' technological needs. There can be no assurance that the Company will be successful in developing or acquiring technologically advanced product enhancements or new products to address changing technologies and customer requirements. See "Business - Proprietary Information and Computer Technology."

Absence of Payment of Cash Dividends

         The Company has never declared a cash dividend on its Common Stock. The Company intends to retain any future earnings for the operation and expansion of its business and does not currently anticipate declaring or paying any cash dividends on the Common Stock. The payment of future dividends will be at the discretion of the Board of Directors and will depend, among other things, on the earnings, capital requirements, and financial condition of the Company. No assurance can be given that the Company's results of operations will ever permit the payment of such dividends. In addition, future borrowings or issuances of preferred stock may prohibit or restrict the Company's ability to pay or declare dividends. In addition, the Company's credit facility with its primary lender prohibits the payment of any dividends without the lender's consent. See "Dividend Policy."

Limited Public Market for the Common Stock; Possible Volatility of Stock
Price

         The average daily trading volume of the Common Stock generally has been limited. As a result, historical market prices may not be indicative of market prices in a more liquid market in which a greater number of shares are publicly traded. Although it is anticipated that an increase in the number of publicly traded shares will improve the liquidity of the Common Stock, there can be no assurance that an active trading market for the Common Stock will develop as a result of the Offering or be sustained in the future. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of particular companies. Changes in earnings estimates by analysts and economic and other external factors, as well as the highly seasonal nature of the Company's business and period-to-period fluctuations in financial results of the Company, may have a significant impact on the market price of the Common Stock. Fluctuations or decreases in the trading price of the Common Stock may adversely affect the liquidity of the trading market for the Common Stock and the Company's ability to raise capital through future equity financing. See "Price Range of Common Stock."

Effect on Share Price of Shares Eligible for Future Sale

         Upon the completion of the Offering, the 1,130,790 shares offered hereby (1,300,409 shares if the over-allotment option is exercised in full) will be eligible for immediate sale in the public market without restriction unless they are held by affiliates of the

Company. Approximately 152,777 of the remaining shares of outstanding Common Stock are "restricted securities" within the meaning of Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, such as Rule 144. Approximately 4,921,832 shares of Common Stock are currently eligible for sale under Rule 144, of which 4,369,403 are subject to no restrictions and can be freely sold upon the removal of a restrictive legend from the share certificates. In addition, as of June 23, 1997, there were outstanding options to purchase 468,944 shares of Common Stock, of which options to purchase 67,850 shares are currently exercisable, and options to purchase an additional 379,056 shares of Common Stock may be granted. All of the shares underlying the options are covered by effective registration statements. In addition, the Company has outstanding certain convertible notes and warrants that are currently convertible into an aggregate of 58,672 shares of Common Stock. All of such shares are eligible for sale under Rule 144. The Company, its directors and executive officers, the Selling Shareholders and certain other shareholders of the Company beneficially holding (upon the completion of the Offering) an aggregate of approximately 1,790,870 shares, have agreed not to sell or otherwise dispose of any such shares for at least 150 days after the effective date of the registration statement relating to the Offering without the prior written consent of the Underwriters. No prediction can be made as to the effect, if any, that public sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market, particularly by directors and officers of the Company, or the perception that such sales could occur, could have an adverse impact on the market price of the Common Stock. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

Possible Issuance of Preferred Shares; Anti-Takeover Provisions

         The  Company's  Articles  of  Incorporation   authorize  the
Board of Directors to issue, without shareholder approval, 1,000,000 shares of preferred stock with voting, conversion, and other rights and preferences that could materially and adversely affect the voting power or other rights of the holders of the Common Stock. The Company presently has no plans or commitments to issue any shares of preferred stock. The issuance of preferred stock or of rights to purchase preferred stock, as well as certain provisions of the Company's Articles of Incorporation and Virginia law, could delay, discourage, hinder, or preclude an unsolicited acquisition of the Company, make it less likely that shareholders receive a premium for their shares as a result of any such attempt and adversely affect the market price of, and voting and other rights of, the holders of the Common Stock. See "Description of Capital Stock."

                              THE COMPANY

         The Company, which was incorporated under the laws of the Commonwealth of Virginia in 1985, is engaged in the business of computerized preparation of tax returns under the name Jackson Hewitt Tax Service. The Company's founders began operating tax preparation offices in Virginia Beach, Virginia in 1982. By the 1986 tax season, the Company operated 25 offices in Virginia under the service mark "Mel Jackson Income Tax Service." During 1986, the Company began its franchise program by selling 22 territories to franchisees. After operating 49 offices during the 1988 tax season, the Company changed its name to Jackson Hewitt Inc. and all franchisees began using the "Jackson Hewitt Tax Service" service mark. During 1989, the Company acquired the right to operate 102 tax preparation offices within Montgomery Ward stores, and in 1995, the Company entered into an agreement with Wal-Mart to operate Jackson Hewitt offices in certain Wal-Mart stores. The Company has increased the total number of its Company-owned and franchised offices from 614 in 1993 to 1,372 in 1997, including 208 offices in Wal-Mart stores and 167 offices in Montgomery Ward stores in 1997. From 1993 to 1997, the Company's total revenues increased from $10.8 million to $31.4 million.

         The address of the Company's principal executive office is 4575 Bonney Road, Virginia Beach, Virginia 23462 and its telephone number is (757) 473-3300. The Company's Internet e-mail address is info@jtax.com and its World Wide Web site is http://www.jtax.com.

                            USE OF PROCEEDS

         The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock offered hereby are estimated to be approximately $10.6 million based upon an assumed Offering price of $11.75 per share and after deducting underwriting discounts and estimated Offering expenses payable by the Company ($12.3 million if the Underwriters' over-allotment option is exercised in full). Shares purchased pursuant to the exercise of the Underwriters' over-allotment option will be sold by the Company and the Selling Shareholders. The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.

         The net proceeds of the Offering will be used to reduce the Company's dependence on its credit facility, and for working capital, general corporate purposes, including possible expansion of Company-owned offices, and possible acquisitions of complementary businesses or product lines, although the Company has no specific agreements or plans with respect to such acquisitions. Pending such uses, the Company intends to invest the balance of the net proceeds in short-term investment grade securities. See "Risk Factors - Dependence Upon Debt Financing" and " - Broad Management Discretion as to Use of Proceeds."

                      PRICE RANGE OF COMMON STOCK

         The Company's Common Stock has been listed on the Nasdaq National Market under the symbol "JTAX" since January 24, 1994. Prior to such time there was no public market for the Common Stock. The following table sets forth certain high and low sales prices of the Common Stock.

                                                           Stock Price
                                                         High        Low
            Fiscal 1996
            First quarter                               $5.25       $2.75
            Second quarter                               4.00        2.75
            Third quarter                                3.75        2.25
            Fourth quarter                               3.75        2.75

            Fiscal 1997
            First quarter                                6.50        3.25
            Second quarter                               5.50        3.50
            Third quarter                                7.75        3.75
            Fourth quarter                              11.25        6.50

            Fiscal 1998
            First quarter (through June 27, 1997)       12.88        9.50


         As of June 27, 1997, the last reported sale price of the Company's Common Stock, as reported by the Nasdaq National Market, was $11.75. On
May 27, 1997,  there were 636 holders of record of the Common Stock. See
"Risk Factors - Limited Public Market for the Common Stock; Possible
Volatility of Stock Price."

                            DIVIDEND POLICY

         The Company has never paid a cash dividend on its Common Stock. The Company intends to retain any future earnings for the operation and expansion of its business and does not currently anticipate declaring or paying any cash dividends on the Common Stock. The declaration and payment of cash dividends on the Common Stock in the future will be subject to the discretion of the Company's Board of Directors and will depend on, among other things, the earnings, capital requirements and financial condition of the Company, and general business conditions. In addition, the Company's credit facility with its primary lender prohibits the payment of any dividends without the lender's consent. Future borrowings or issuances of preferred stock also may prohibit or restrict the Company's ability to pay or declare dividends. See "Risk Factors - Absence of Payment of Cash Dividends" and "Description of Capital Stock."

                             CAPITALIZATION

         The  following  table  sets  forth,  at April  30,  1997,  the debt and capitalization of the Company on an actual basis, pro forma to reflect the exchange of 699,707 shares of Common Stock for 504,950 shares of Series A
Convertible   Preferred   Stock  as provided in  the  Agreement  and  Plan  of
Recapitalization effective as of June 18, 1997 (the "Recapitalization Agreement") and as adjusted to give effect to (i) the sale of the 1,000,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $11.75 per share based on the closing price of the Common Stock on the Nasdaq National Market on June 27, 1997, (ii) the application of the estimated net proceeds thereof as described under "Use of Proceeds" and
(iii) the exchange of the Preferred Stock as described above. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's Consolidated Financial Statements and the Notes thereto, included elsewhere in this Prospectus.


                                                                                 As of April 30, 1997
                                                              ---------------------------------------------------------
                                                                   Actual             Pro forma(1)         As Adjusted
                                                                   ------             ------------         -----------
                                                                                     (in thousands)
Revolving credit facility (2).............................        $   --                   $   --            $    --
Notes payable, including current installments.............          1,635                    1,635              1,635
Capital leases, including current installments............            852                      852                852
6% convertible notes......................................            763                      763                763

Series A redeemable convertible preferred stock,
     no par value; 1,000,000 shares authorized
     504,950 shares issued and outstanding................          3,236                      --                  --

Shareholders' equity:
     Common stock; $.02 par value; 10,000,000
          shares authorized; 4,589,647 shares
          actual, 5,289,354 shares pro forma, and
          6,289,354 shares as adjusted, issued and
          outstanding (3).................................             92                      106                126
     Additional capital...................................          7,799                   12,920             23,516
     Stock subscription receivable........................         (1,276)                  (1,276)            (1,276)
     Retained earnings....................................          8,125                    6,226              6,226
                                                                  -------                  -------           --------
          Total shareholders' equity......................         14,740                   17,976             28,592
                                                                  -------                  -------           --------
          Total capitalization............................        $21,226                  $21,226           $ 31,842
                                                                  =======                  =======           ========

------------------------

(1) Assumes the Company's exchange of 699,707 shares of Common Stock for 504,950 shares of Series A Convertible Preferred Stock as provided in the Recapitalization Agreement had occurred on April 30, 1997. See "Recent Developments" and Note 16 of the Notes to the Consolidated Financial Statements.

(2) For a description of the Company's credit facilities, see "Management's Discussion and Analysis of Financial Condition and Result of Operations
         - Liquidity and Capital Resources" and Notes 5, 6 and 16 of the Notes to the Consolidated Financial Statements.

(3) Does not include 446,085 shares subject to options outstanding as of April 30, 1997, currently exercisable at a weighted average exercise price of $4.71 per share. See "Shares Eligible For Future Sale" and
         Note 11 of the Notes to the Consolidated Financial Statements.

                          RECENT DEVELOPMENTS

         On June 27, 1997, the Company entered into a Recapitalization Agreement ("Recapitalization Agreement") with the holders ("Preferred Shareholders") of the 504,950 outstanding shares of the Company's Series A Convertible Preferred Stock ("Series A Stock"). The Recapitalization Agreement provides that the Preferred Shareholders will exchange all of their Series A Stock for 699,707 shares of Common Stock in a transaction structured as a tax-free recapitalization. Pursuant to the terms of the Recapitalization Agreement, upon the completion of the transaction, the Preferred Shareholders will retain their contractual right to cause the Company's Board of Directors to recommend at least one nominee of the Preferred Shareholders as a director of the Company and the registration rights provided them upon the purchase of the Series A Stock. The closing of the transaction is anticipated to occur on July 3, 1997, with an effective date of June 18, 1997. The Series A Stock had been sold to three private investors in August 1993. See "Capitalization", "Management-Directors and Executive Officers", "Description of Capital Stock - Preferred Stock", "Shares Eligible for Future Sale", and Notes 5 and 16 of the Notes to the Consolidated Financial Statements.

                  SELECTED CONSOLIDATED FINANCIAL DATA

         The following table sets forth selected consolidated financial data of the Company as of and for each of the years in the five-year period ended April 30, 1997. The Consolidated Statement of Operations Data and Consolidated Balance Sheet Data as of and for the five years ended April 30, 1997 have been derived from the Company's audited Consolidated Financial Statements. The Company's Consolidated Financial Statements as of April 30, 1996 and April 30, 1997 and for each of the years in the three-year period ended April 30, 1997 and KPMG Peat Marwick LLP's audit report with respect thereto have been included elsewhere in this Prospectus. The information below is qualified in its entirety by the detailed information included elsewhere herein and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.


                                                                                           Years Ended April 30,
                                                                        ---------------------------------------------------------
                                                                            1993        1994          1995        1996      1997
                                                                            ----        ----          ----        ----      ----
                                                                          (in thousands, except per share, office and fee data)

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
         Franchise revenue                                              $   7,351     $10,502   $  13,372   $  14,128    $ 18,380
         Bank product fees                                                  1,080       3,954       2,037       6,858       9,363
         Tax return preparation fees, net                                   2,283       3,928       2,727       3,196       3,298
         Miscellaneous income                                                 127         256          79         834         391
                                                                      ------------   --------- -----------  ----------  ----------

                  Total revenues                                           10,841      18,640      18,215      25,016      31,432

         Selling, general and administrative expenses, including
           depreciation and amortization                                    9,795      17,210      19,293      19,738      19,664
                                                                      ------------   --------- -----------  ----------  ----------

                  Income (loss) from operations                             1,046       1,430      (1,078)      5,278      11,768

         Other income, net                                                    335         677       2,469         543         861
         Provision for income taxes                                           494         680         539       1,525       4,210
         Minority interest share of earnings                                  210         504          12       1,894       2,187
                                                                      ------------   --------- -----------  ----------  ----------

                  Income before extraordinary item                            677         923         840       2,402       6,232

         Extraordinary item                                                     -           -           -           -      (1,248)
                                                                      ------------   --------- -----------  ----------  ----------

                  Net income                                                  677         923         840       2,402       4,984

         Dividends and accretion on Series A redeemable
           convertible preferred stock                                          -        (265)       (376)       (401)       (624)
                                                                      ------------   --------- -----------  ----------  ----------

                  Net income attributable to common shareholders       $      677    $    658  $      464       2,001   $   4,360
                                                                      ============   ========= ===========  ==========  ==========


         Income per common share:
              Primary:
                  Income before extraordinary item                        $  0.18    $   0.16     $  0.11     $  0.40   $    1.22
                                                                      ============   =========   ==========  ==========  =========
                  Net income                                              $  0.18    $   0.16     $  0.11     $  0.40   $    0.95
                                                                      ============   =========   ==========  ==========  =========
              Fully diluted:
                  Income before extraordinary item                        $  0.18    $   0.16     $  0.11     $  0.40   $    1.18
                                                                      ============   =========   ==========  ==========  =========
                  Net income                                              $  0.18    $   0.16     $  0.11     $  0.40   $    0.91
                                                                      ============   =========   ==========  ==========  =========

         Weighted average shares outstanding                                3,701       4,069       4,252       4,354       4,520
                                                                      ============   =========   ==========  ==========  =========

SUPPLEMENTAL PRO FORMA INCOME PER COMMON SHARE (a):

         Primary:
            Income before extraordinary item                                                                            $    1.06
                                                                                                                       ==========
            Net income                                                                                                  $    0.83
                                                                                                                       ==========
         Fully diluted:
            Income before extraordinary item                                                                            $    1.03
                                                                                                                       ==========
            Net income                                                                                                  $    0.80
                                                                                                                       ==========
OTHER OPERATING DATA:

         Tax returns prepared                                                 404         570         618         722         875
         Refund anticipation loans (RALs) provided                            246         331         108         102         142
         Accelerated check requests (ACRs) provided                            15          22         192         291         330

         Franchised offices                                                   546         742       1,087       1,246       1,296
         Company-owned offices                                                 68         136         135          96          76

         Average tax preparation fees per return                      $        67      $   69     $    80      $   92   $      99




                                                                                            As of April 30,
                                                                      -------------------------------------------------------------
                                                                            1993         1994       1995          1996       1997
                                                                            ----         ----       ----          ----       ----
                                                                                             (in thousands)
CONSOLIDATED BALANCE SHEET DATA:
         Cash and cash equivalents                                     $    2,033     $ 3,204     $ 1,416      $ 3,558   $  6,324
         Working capital                                                    1,841       3,691       2,682        4,719      5,983
         Total assets                                                       8,915      14,991      24,892       25,956     28,160
         Long-term debt                                                     1,703       1,518       4,882        2,843      1,262
         Redeemable convertible preferred stock                               -         2,783       2,876        3,278      3,236
         Shareholders' equity                                               4,916       6,087       7,534        9,829     14,740

         --------------------------------------------------------------------

         a) Assumes the Company's exchange of 699,707 shares of Common Stock for 504,950 shares of Series A Convertible Preferred Stock had occurred on May 1, 1996. See "Recent Developments" and Note 16 of the Notes to the Consolidated Financial Statements.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussions of the Company's results of operations and liquidity and capital resources should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements of the Company and related Notes thereto appearing elsewhere in this Prospectus. Yearly references contained throughout this Prospectus refer to the Company's fiscal year ending on April 30.

Overview

         The Company is the second largest income tax preparation service in the United States with a 41 state network of 1,296 franchised and 76 Company-owned offices. Through the use of computers and proprietary interactive tax software, the Company is engaged in the business of computerized preparation and electronic filing of tax returns for a customer base comprised primarily of low to middle income individuals. The Company also offers Bank Products to customers through arrangements with several commercial banks.

         The Company operates in one industry segment with two lines of business: franchised and Company-owned offices. The Company derives revenues from franchise operations, Bank Product fees, and tax preparation fees generated by Company-owned offices. During 1997, the revenue mix was 58.5% franchise revenue, 29.8% Bank Product fees, and 10.5% Company-owned offices tax preparation fees.

         The Company's revenues are primarily dependent upon the successful operations of its franchise network. Franchise revenue is comprised of royalties and advertising fees, franchise fees, electronic filing fees, and other fees paid by franchisees. Pursuant to the Company's agreements with its franchisees, the Company receives royalties of 12% and advertising fees of 6% of revenues generated by the 1,296 franchised offices. The Company is required to utilize all advertising fees received from its franchisees on advertising programs. As a result, the Company's Consolidated Financial Statements reflect a corresponding expense related to these advertising costs, which is higher than the advertising fees received from franchisees due to additional Company marketing efforts. Franchise fees, net, and royalties and advertising fees generated from franchise operations represented 52.3% and 50.1% of the Company's total revenues during 1997 and 1996, respectively. Franchise fees presently consist of a one-time payment of $20,000 received from each franchisee upon the purchase of a Jackson Hewitt territory. Franchise fees received are reduced by the Company's accrual of 12% of such fees to the allowance for franchise fee refunds established by the Company to provide for terminations and rescissions of agreements with franchisees. Electronic filing fees represent fees received from franchisees in connection with the electronic filing of tax returns with the IRS. The Company currently charges a fee of $2.00 per return electronically filed by its franchised offices. Other revenues generated from the Company's franchise operations include supplemental income from the sale of computers, tax school manuals, and other supplies to franchisees.

         Revenues generated from Bank Products by the Company-owned and franchised offices have become an increasingly significant component of the Company's total revenues. Bank Product fees are generated when Jackson Hewitt customers purchase Bank Products from either Company-owned or franchised offices. During the 1997 tax season, Jackson Hewitt customers paid a $24 application fee ("Application Fee") and a document processing fee of approximately $25 ("Processing
Fee") for each Bank Product purchased. In addition, customers who purchased a RAL also paid a fee equal to approximately 4% of the amount of the RAL (the "RAL Fee"). A portion of the royalties received from franchisees is attributable to Processing Fees associated with the sale of Bank Products by franchised offices. In addition, depending upon the Company's arrangement with the commercial bank processing the Bank Products, the Company may receive a portion of the Application Fee paid to the bank by the customer in connection with the purchase of a Bank Product. Under the Company's fee agreements with certain commercial banks involved in the processing of Bank Products, the Company and the processing banks share the risks associated with such products through the establishment of the reserve for uncollectible funds from the fees generated by the sale of Bank Products To the extent funds remain in the reserve, the portion of the reserve represented by the RAL Fees is subsequently distributed to franchisees. Funds remaining in the reserve after the distribution to franchisees are divided pursuant to the Company's fee sharing agreements with the processing banks. As a result, Bank Product fees reflected on the Company's Consolidated Statements of Operations are reduced by the minority interest share of earnings which is paid to the Company's commercial bank partner. The Company provided approximately 421,000 Bank Products pursuant to this program in 1997. Under an alternative fee arrangement with a different bank, the Company does not assume any risk associated with the Bank Products and is paid a referral fee by this bank. The Company provided approximately 51,000 Bank Products pursuant to this program in 1997. See "Business - The Tax Preparation Business - Bank Products" and "- Results of Operations - 1997 Compared to 1996."

Results of Operations

         The following table sets forth certain information regarding the Company's consolidated statement of operations as a percentage of total revenues:



                                                                 Years Ended April 30,
                                                      ----------------------------------------
                                                        1995             1996             1997
                                                        ----             ----             ----
Franchise revenues                                      73.4%            56.5%            58.5%
Bank product fees                                       11.2             27.4             29.8
Tax return preparation fees, net                        15.0             12.8             10.5
Miscellaneous income                                     0.4              3.3              1.2
                                                       -----           ------            -----

         Total revenues                                100.0            100.0            100.0

Selling, general and administrative expenses           100.8             73.8             58.1
Depreciation and amortization                            5.1              5.1              4.4
                                                       -----           ------            -----

         Income (loss) from operations                  (5.9)            21.1             37.5

Other income, net                                       13.6              2.2              2.7
Provision for income taxes                              (3.0)            (6.1)           (13.4)
Minority interest share of earnings                     (0.1)            (7.6)            (7.0)
                                                       -----           ------            -----

         Income before extraordinary item                4.6              9.6             19.8

Extraordinary item                                        --               --             (4.0)
                                                       -----           ------            -----

         Net income                                      4.6%             9.6%            15.8%
                                                       =====           ======            =====


1997 Compared to 1996

         Revenues. The Company's total revenues were $31.4 million for 1997 compared to $25.0 million for 1996, an increase of $6.4 million or 25.6%. This increase was primarily attributable to an increase of $4.3 million in revenues generated by the Company's franchise operations and, to a lesser extent, as a result of an increase of $2.2 million in other sources of revenues as described below.

         Franchise revenues were $18.4 million for 1997 compared to $14.1 million for 1996, an increase of $4.3 million or 30.1%. This increase was primarily attributable to an increase of $3.4 million or 34.4% in royalties and advertising fees to $13.2 million in 1997 from $9.9 million in 1996. Royalties and advertising fees increased due to an increase in the number of tax returns prepared by franchised offices and an increase in the average tax preparation fee charged per customer to $99 in 1997 from $92 in 1996. The number of tax returns prepared by franchised offices was approximately 830,000 for 1997 compared to approximately 680,000 for 1996, an increase of approximately 150,000 or 22.1%. Franchise fees, net of the allowance for franchise fee refunds established by the Company to provide for terminations and rescissions of agreements with franchisees, were $3.2 million for 1997 compared to $2.7 million for 1996, an increase of $0.5 million or 19.5%. This increase was a result of increased franchise territory sales and the general financial success of the Company's franchisees which resulted in reduced anticipated franchisee terminations and rescissions. Electronic filing fees were $1.4 million for 1997 compared to $1.1 million for 1996, an increase of $0.3 million or 23.7%. This increase was the result of the Company's electronic filing of approximately 135,000 additional tax returns for franchisees during 1997.

         Bank Product fees were $9.4 million for 1997 compared to $6.9 million for 1996, an increase of $2.5 million or 36.5%. This increase was a result of the sale of approximately 137,000 additional Bank Products in 1997.

         Tax return preparation fees generated by Company-owned offices were $3.3 million for 1997 compared to $3.2 million for 1996, an increase of $0.1 million or 3.2%. This increase was primarily attributable to an increase in the number of tax returns prepared by these offices. The number of tax returns prepared by Company-owned offices was approximately 46,000 for 1997 compared to approximately 42,000 for 1996, an increase of approximately 4,000 or 9.5%.

         Miscellaneous income was $0.4 million for 1997 compared to $0.8 million for 1996, a decrease of $0.4 million or 53.2%. This decrease was primarily due to the Company's decision to terminate its unprofitable Copy, Pack and Ship operations during 1997.

         Selling, General and Administrative Expenses. Selling, general and administrative ("SG&A") expenses were $18.3 million for 1997 compared to $18.5 million for 1996, a decrease of $0.2 million or 1.1%. SG&A expenses related to corporate administrative functions increased $2.1 million primarily due to increased advertising expenses in conjunction with the Company's revised marketing strategy and increased payroll expenses. These increases were partially offset by a decrease in bad debt and legal costs of $0.9 million due to the improved financial performance of the Company's franchised offices. Field operation expenses decreased $2.2 million in 1997 as a result of the Company's decision to focus its resources on the geographic expansion of its tax preparation business and terminate its Copy, Pack & Ship operations during 1997.

         Other Income and Expenses, Net. Other income and expenses, net were $0.9 million for 1997 compared to $0.5 million for 1996, an increase of $0.3 million or 58.5%. Other income and expense fluctuations resulted from reductions in interest expense of $0.9 million primarily due to the elimination of the impact of warrants issued in 1996, a reduction in interest rates on the Company's credit facility, and reduced borrowings. This reduction in expenses was partially offset by a loss on the disposal of intangible assets and property and equipment of $0.1 million in 1997 compared to a gain of $0.6 million in 1996. These sales were part of the Company's efforts to restructure its offices.

         Minority Interest Share of Earnings. The Company's wholly owned subsidiary, Hewfant Inc., owns a 65% interest in Refant Partnership L.P. ("Refant"). Refant processes Bank Products through agreements with two commercial banks, including First Republic Bank. First Republic Bank is a 35% partner in Refant. The minority interest share of earnings primarily consists of First Republic Bank's share of the earnings of Refant. For 1997, the minority interest share of earnings amounted to $2.2 million compared to $1.9 million in 1996, an increase of $0.3 million or 15.5%. The increase is primarily a result of Refant's sale of approximately 137,000 additional Bank Products in 1997.

         Extraordinary Item. The 1997 results include a charge of $1.2 million (or $0.27 per share) in the first quarter for an extraordinary item related to the Company's retirement of a stock purchase warrant obligation to its primary lender. In conjunction with the renewal of the Company's credit facility, on June 7, 1996, the Company agreed to repurchase the put option on all of the then outstanding stock purchase warrants held by the lender and redeem 572,549 of the 582,549 outstanding warrants for approximately $1.9 million. The Company financed this transaction using funds available under its credit facility.

         Provision for Income Taxes. The provision for income taxes was $4.2 million for 1997 compared to $1.5 million for 1996, an increase of $2.7 million. The Company's effective tax rate was 40.3% for 1997 compared to 38.8% for 1996.

         Net Income. Net income was $5.0 million (or $0.95 per share) for 1997 compared to $2.4 million (or $0.40 per share) for 1996, an increase of $2.6 million or 107.5%.

1996 Compared to 1995

         Revenues. The Company's total revenues were $25.0 million for 1996 compared to $18.2 million for 1995, an increase of $6.8 million or 37.3%. This increase was primarily attributable to an increase of $0.7 million in revenues generated by the Company's franchise operations and as a result of an increase of $6.1 million in other sources of revenues as described below.

         Franchise revenues were $14.1 million for 1996 compared to $13.4 million in 1995, an increase of $0.7 million or 5.7%. This increase was primarily attributable to an increase of $2.9 million or 42.5% in royalties and advertising fees to $9.9 million in 1996 from $6.9 million in 1995. Royalties and advertising fees increased due to increases in the number of tax returns prepared by franchised offices and increases in the average tax preparation fee charged per customer to $92 in 1996 from $80 in 1995. The number of tax returns prepared by franchised offices was approximately 680,000 for 1996 compared to approximately 569,000 for 1995, an increase of approximately 111,000 or 19.5%. Franchise fees, net of the allowance for franchise fee refunds, were $2.7 million in 1996 compared to $4.8 million in 1995, a decrease of $2.1 million or 43.7%. This decrease was primarily a result of the difficulty in attracting new franchisees following the 1995 tax season, during which changes in IRS policies adversely impacted the entire tax preparation industry, including the Company and its franchisees. In addition, the Company increased its allowance to cover anticipated franchisee terminations and rescissions. Electronic filing fees were $1.1 million for 1996 compared to $0.9 million in 1995, an increase of $0.2 million or 20.0%. This increase was a result of the Company's electronic filing of approximately 96,000 additional tax returns for franchisees during 1996.

         Bank Product fees were $6.9 million for 1996 compared to $2.0 million in 1995, an increase of $4.9 million or 236.7%. This increase was a result of the sale of approximately 131,000 additional Bank Products in 1996, which was primarily attributable to the Company's ability to provide Bank Products throughout the tax season as compared to the 1995 tax season when the Company's Bank Product program was terminated early in the tax season primarily due to a change in IRS policies regarding the payment of refunds attributable to the EIC. In addition, the Company restructured its Bank Product programs in 1996, which resulted in a higher percentage of fees charged to customers to reflect increased collection risks associated with the sale of Bank Products and higher fees received by the Company. See "Risk Factors - Adverse Impact of IRS Policies."

         Tax return preparation fees from Company-owned offices were $3.2 million for 1996 compared to $2.7 million for 1995, an increase of $0.5 million or 17.2%. This increase was primarily attributable to an increase in the average tax return preparation fee to $92 in 1996 from $80 in 1995. The number of tax returns prepared by those offices was approximately 42,000 for 1996 compared to approximately 45,000 for 1995, a decrease of approximately 3,000 or 6.7%.

         Miscellaneous income was $0.8 million for 1996 compared to $0.1 million for 1995, an increase of $0.7 million or 951.6%. This increase was primarily due to the operation of additional Copy, Pack and Ship stores in 1996 that had been opened at the end of the 1995 tax season.

         Selling, General, and Administrative Expenses. SG&A expenses were $18.5 million for 1996 compared to $18.4 million for 1995, an increase of $0.1 million or 0.6%. SG&A expenses related to corporate administrative functions decreased $0.7 million primarily due to reduced advertising expenses. These decreases were offset by an increase of $1.1 million related to increased costs associated with field offices due to the opening of the Copy, Pack and Ship stores in 1996. The Company began reducing its Copy, Pack and Ship operations in April 1996 in an effort to reduce the losses associated with these stores.

         Other Income and Expenses, Net. Other income and expenses, net, were $0.5 million for 1996 compared to $2.5 million for 1995, a decrease of $2.0 million or 78.0%. This decrease was primarily attributable to a decrease in the gain on sales of intangible assets and property and equipment of $1.2 million resulting from the sale of 87 Company-owned offices in 1995 compared to 35 Company-owned offices that were sold in 1996. Interest expense increased $1.3 million due to increased borrowings to finance the Company's seasonal needs, an increase of two percentage points in the interest rate paid to the Company's principal lender on amounts advanced under the credit facility, and the impact of the issuance of warrants to the Company's principal lender. This increase was partially offset by interest income which increased $0.5 million primarily resulting from interest earned on notes to franchisees.

         Minority Interest Share of Earnings. The minority partner's share of the earnings of Refant was $1.9 million for 1996 compared to no earnings for 1995. During 1995, the Company did not offer any Bank Products through Refant due to the minority partner's decision not to assume the risk of nonpayment associated with RALs because of the change in policies announced by the IRS just prior to the beginning of the 1995 tax season. See "Risk Factors - Adverse Impact of IRS Policies."

         Provision for Income Taxes. The provision for income taxes was $1.5 million for 1996 compared to $0.5 million for 1995, an increase of $1.0 million. The Company's effective tax rate was 38.8% for 1996 compared to 39.1% for 1995.

         Net Income. Net income was $2.4 million (or $0.40 per share) for 1996 compared to $0.8 million (or $0.11 per share) for 1995, an increase of $1.6 million or 186.0%.

Seasonality and Quarterly Results of Operations

         Given the seasonal nature of the tax preparation business, the Company has generated and expects to continue to generate substantially all of its revenues during January through April of each year. During 1997, the Company generated approximately 89% of its revenues during this period. The Company generally operates at a loss through the first three quarters of each fiscal year, during which it incurs costs associated with preparing for the upcoming tax season. During these quarters, the Company relies on revenues generated during the prior tax season and its credit facility to finance its operations. See "- Liquidity and Capital Resources" and "Risk Factors - Seasonality and Disaster Recovery Risks." See Note 15 of the Notes to the Consolidated Financial Statements.

         The following table presents certain unaudited quarterly consolidated statements of operations data for each of the Company's last eight fiscal quarters. In the opinion of the Company's management, this quarterly information has been prepared on the same basis as the Consolidated Financial Statements appearing elsewhere in this Prospectus and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the unaudited quarterly results set forth herein. The Company's quarterly results have in the past been subject to fluctuations, and thus, the operating results for any quarter are not necessarily indicative of results for a full year.


                                              Fiscal 1996                                             Fiscal 1997
                                             Quarter Ended                                           Quarter Ended
                              ---------------------------------------------          ----------------------------------------------
                               July 31,   Oct. 31,    Jan. 31,  April 30,            July 31,     Oct. 31,     Jan. 31,  April 30,
                                  1995      1995        1996       1996                1996         1996         1997       1997
                                 (in thousands, except per share data)                   (in thousands, except per share data)
Net revenues................      $823     $1,318      $5,219     $17,656                $980      $1,216        $7,805    $21,431
Income (loss) before
   extraordinary item.......    (1,326)    (1,599)       (475)      5,802              (1,322)     (1,008)        1,184      7,378
Net income (loss)...........    (1,326)    (1,599)       (475)      5,802              (2,570)     (1,008)        1,184      7,378
Earnings per common share:
   Income (loss) before
     extraordinary item.....     ($.33)     ($.32)      ($.11)      $1.16               ($.32)      ($.24)         $.24      $1.54
   Net income (loss)........      (.33)      (.32)       (.11)       1.16                (.59)       (.24)          .24       1.54

         The Company experiences significant quarterly fluctuations in its results of operations. Such fluctuations may result in volatility in the price of the Common Stock. Results of operations may fluctuate as a result of a variety of factors, including the highly seasonal nature of the Company's business, competitive conditions in the industry, and general economic conditions. As a result, the Company's revenues are difficult to forecast, and the Company believes that quarter to quarter comparisons of results of operations are not necessarily meaningful and should not be relied upon as an indication of future results of operations. Due to the foregoing factors, it is possible that the Company's results of operations, including quarter to quarter results, will be below the expectations of public market analysts and investors. Such an event could have a material adverse effect on the price of the Common Stock. See "Risk Factors - Fluctuations in Quarterly Operating Results."

Liquidity and Capital Resources

         The Company's revenues have been, and are expected to continue to be, highly seasonal. As a result, the Company must generate sufficient cash during the tax season, in addition to its available bank credit facility, to fund its operations in the following off-season. Operations in the off-season are primarily focused on the sale of franchises and preparation for the upcoming tax season.

         In May 1997, the Company's primary lender renewed the Company's credit facility through June 30, 1999. Under terms of the amended credit agreement (the "Credit Agreement"), amounts available under the facility vary from $2.0 million to $8.0 million.
The amount available is $2.0 million until July 1, 1997, after which the amount available increases in successive $1.0 million increments over one and two month periods until the maximum of $8.0 million is reached for the peak tax season months of January and February 1998.
The amount available under the Credit Agreement then falls to $2.0 million for the period March 1998 through June 1998 before again increasing in $1.0 million increments until the maximum available of $8.0 million is reached in January and February 1999. In addition, the Company is required to have a zero balance for a 30 day period between March 1, 1998 and July 31, 1998 and between March 1, 1999 and June 30,
1999. Borrowings under the credit facility bear interest at the 30 day LIBOR rate plus 2.5%. The Company's obligations under the Credit Agreement are collateralized by substantially all of the Company's assets. The Credit Agreement also requires the Company to meet certain financial ratios and contains certain restrictive covenants, including covenants limiting transactions with affiliates, the incurrence of additional debt, and the payment of dividends on the Company's Common Stock. The Credit Agreement is renewable upon expiration of the initial term on an annual basis for one year terms.
The Credit Agreement also includes a $975,000 term loan made in connection with a mortgage held by the lender on the Company's corporate headquarters. See Notes 5 and 6 of the Notes to the Consolidated Financial Statements.

         Cash flows from the Company's operating, investing, and financing activities for 1997 and 1996 are disclosed in the Company's Consolidated Statements of Cash Flows included in the Consolidated Financial Statements included elsewhere herein. In 1997, the Company generated $9.2 million in its operating activities as compared to the $5.9 million generated in 1996. This change was attributable to the increase in income before extraordinary item in 1997 as compared to 1996. The Company generated $2.0 million from its investing activities in 1997 as compared to $1.1 million in 1996. This increase was primarily attributable to an approximately $0.3 million increase in franchise note collections, an approximately $0.3 million decrease in notes receivable financing of franchisees, and a net decrease of approximately $0.3 million in purchases of property and equipment and intangible assets.

         The Company's financing activities for 1997 utilized $8.4 million in cash as compared to the $4.8 million utilized in 1996. This difference was primarily attributable to a distribution to the minority interest partner in a consolidated partnership of $4.0 million. This distribution related to amounts owed to the minority partner for both the 1996 and 1997 tax seasons, which were both paid during 1997. The remainder of the increase was attributable to a decrease in net repayments of indebtedness of $2.8 million, which were partially offset by the payment of preferred stock dividends of $0.7 million and the repurchase of stock purchase warrants totaling $1.9 million. Working capital at April 30, 1997, was $6.0 million as compared to $4.7 million at April 30, 1996. The increase in working capital was attributable to the increase in current assets partially offset by the increase in taxes payable on the Company's improved earnings in 1997.

         The Company's total current assets at April 30, 1997 were $13.9 million as compared to $11.2 million at April 30, 1996. the increase resulted primarily from an increase in cash of $2.7 million. Total receivables decreased $0.9 million due to repayments of notes receivables from franchisees and the implementation of more stringent credit guidelines regarding the extension of credit to franchisees. The notes receivable from franchisees are generally two to five years in duration and are due in annual installments of principal and interest on February 28 of each year. These notes generally bear interest at rates between 10% and 12%, are secured by the underlying franchise and are personally guaranteed by the individual owners of each franchise.

         During 1997, the Company acquired customer lists and other assets from 31 franchisees for a total purchase price of $2.4 million. As consideration for these acquisitions, the Company paid the franchisees cash of $0.3 million and issued notes payable of $0.3 million while canceling notes receivable of $1.8 million.

         Based on the Company's ability to generate working capital through its operations, net proceeds from the Offering, and the amount available under its credit facility, the Company believes these sources will provide sufficient liquidity and financial resources to meet the Company's obligations for 1998. Management estimates it will require approximately $8.0 million to fund its off-season capital needs in 1998. To the extent the Company completes any acquisitions, it may require additional debt or equity financing to meet its capital needs.

New Accounting Pronouncements

         In February  1997,  the  Financial  Accounting  Standards
Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share (Statement 128). Statement 128 supersedes APB Opinion No. 15, Earnings Per Share, and specifies the computation, presentation, and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock. Statement 128 was issued to simplify the computation of EPS and to make the United States standard more compatible with the EPS standards of other countries and that of the International Accounting Standards Committee (IASC). It replaces primary EPS and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the Basic EPS computation to the numerator and denominator of the diluted EPS computation.

         Basic EPS, unlike primary EPS, excludes all dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS, similar to fully diluted EPS, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

         Statement 128 is effected for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. After adoption, all prior period EPS data presented shall be restated to conform with Statement 128. See Note 17 of the Notes to the Company's Consolidated Financial Statements for further discussion of the impact of implementation of this standard.

                                BUSINESS

General

          Jackson Hewitt is the second largest tax preparation service in the United States, with a 41 state network comprised of 1,296 franchised and 76 Company-owned offices operating under the trade name "Jackson Hewitt Tax Service." Office locations range from stand-alone store front offices to offices within Wal-Mart and Montgomery Ward. Through the use of proprietary interactive tax preparation software, the Company is engaged in the preparation
and electronic  filing  of  tax  returns.   During  1997,  Jackson
Hewitt prepared approximately 875,000 tax returns, which represented an increase of 21.2% from the approximately 722,000 tax returns it prepared during 1996. To complement its tax preparation services, the Company also offers Bank Products to its tax preparation customers. In 1997, Jackson Hewitt customers purchased approximately 472,000 Bank Products, an increase of 20.1% over the approximately 393,000 Bank Products purchased in 1996. In 1997, the Company had total revenues of $31.4 million and net income of $5.0 million, or $0.95 per share, an increase of 25.6%, 107.5% and 137.5%, respectively, over 1996. .


          Through the innovative use of computers, the Company believes it provides consistent, high quality tax preparation services at prices that allow the Company to compete successfully with other businesses offering similar services. While the quality of service provided by other tax preparers depends largely on the individual preparer's knowledge of tax laws, Jackson Hewitt's service does not depend solely upon the preparer's tax expertise. Jackson Hewitt's proprietary interactive tax software, Hewtax, automatically prompts the preparer with the relevant questions required to accurately complete a tax return. By computerizing the tax preparation process, Jackson Hewitt is able to rapidly and efficiently prepare and file a customer's tax return electronically. Since electronic filings are generally processed by the IRS on a priority basis, customers who file in this manner typically receive refunds more quickly than those who file their tax returns manually.

Industry Overview

         The IRS reported that 114.5 million individual federal income tax returns were filed in the United States in 1997. According to the IRS, approximately one-half of the tax returns filed in the United States each year are completed by a paid preparer. Among paid preparers, H&R Block dominates the low-cost tax preparation business in the United States with approximately 10,000 offices worldwide. According to information released by H&R Block in May 1997, H&R Block prepared approximately 14.2 million United States tax returns during the 1997 tax season, which represented approximately 12.4% of all tax returns filed in the United States. Other than H&R Block and the Company, the tax preparation industry is highly fragmented and includes regional tax preparation services, accountants, attorneys, small independently owned companies, and financial service institutions that prepare tax returns as ancillary parts of their businesses. The ability to compete in this market depends in large part on the geographical area, specific location of the tax preparation office, local economic conditions, quality of on-site office management, the ability to file tax returns electronically with the IRS, and the ability to offer Bank Products to customers. See " - Competition" and "Risk Factors - Competition."

         The IRS' administrative costs are reduced significantly when a tax return is filed electronically rather than by mail. The
IRS,  therefore,  has announced   its   intention  to  increase  the
number  of  tax  returns   filed electronically  and is currently
reviewing various proposals to encourage the growth of its electronic filing program. Tax preparation companies and their principals are subject to background and credit checks by the IRS and must qualify with the IRS to participate in the electronic filing program. The Company believes that taxpayers will continue to utilize electronic filings as long as the IRS handles electronically filed tax returns on a priority basis and refunds are received more quickly than those associated with manually filed tax returns. In addition, electronic filing makes it possible for the Company to offer Bank Products to its customers. For these reasons, the Company believes electronic filing is becoming an increasingly important factor in the tax preparation business. The Company also believes that its proprietary interactive software facilitates efficient electronic filing of tax returns with the IRS. See " - The Tax Preparation Business - Electronic Filing of Tax Returns."

Business Strategy

          The Company's objective is to expand its system of tax preparation offices in new and existing geographic markets. The
Company's management team has developed the following business strategy to achieve this objective:

         Expand the Franchise Network. The Company intends to increase market share by continuing to expand its franchise network in regions of the country where people have a tendency to use electronic filing services, as well as in existing markets that will support additional Jackson Hewitt offices. The franchise sales campaign effort begins each year upon completion of the tax season and typically extends through the first half of the subsequent fiscal year. The Company intends to capitalize on the recent financial performance of its franchise network by seeking to sell adjacent and nearby franchise territories to existing franchisees. In addition, the Company intends to market franchise territories to new franchisees throughout the year, with a primary emphasis on potential franchisees who the Company believes have the financial resources to purchase multiple territories. The Company also believes it can further expand its franchise network and accelerate market penetration in areas where its franchisees currently operate by opening Company-owned offices in selected undeveloped territories for resale to franchisees. This initiative is designed to develop territories the Company believes will be more attractive to potential franchisees as existing businesses than as undeveloped territories. The Company expects that by opening and developing Company-owned offices within selected territories, it can demonstrate to existing franchisees the economic attractiveness of those and other nearby territories. The Company also believes that many potential franchisees are more willing to purchase an operating business with a developed customer list for a higher price than an undeveloped territory that will require additional effort to open. The number of Jackson Hewitt franchised offices has grown from 546 in 1993 to 1,296 in 1997.

          Expand the Corporate Office Program. The Company intends to increase the relative mix of its Company-owned offices through its corporate office program. The Company believes it can supplement its franchise expansion program and efficiently and profitably expand the Jackson Hewitt system by operating Company-owned offices in new and existing markets. Historically, Company-owned offices were typically located in territories reacquired from franchisees and were operated by the Company on a temporary basis pending their resale. After reviewing the economic opportunities potentially afforded by properly supported Company-owned offices, the Company developed and implemented the corporate office program during the 1997 tax season in two test markets. Under this new program, the Company plans to open concentrated groups of Company-owned offices in selected geographic markets. The Company believes it can maximize the effectiveness of its marketing campaigns and achieve certain economies of scale by opening clusters of Company-owned offices in targeted areas. During the 1997 tax season, 5.5% of the Jackson Hewitt offices were owned by the Company and 94.5% were owned by franchisees.

         Improve Efficiency of Operations. The Company intends to continue to improve its system-wide controls and compliance programs to increase operating efficiencies. The Company believes that its integrated computer systems and policy of monitoring franchisee operating obligations allow it to better promote communications, increase efficiencies in the filing of electronic tax returns, improve
coordination,   and  reduce  administrative   overhead  throughout  its
Company-owned and franchised office system. To promote compliance with Company operating policies and procedures, management initiated an internal auditing program during the 1997 tax season. The Company emphasizes compliance by its franchisees with the terms and conditions of their franchise agreements, including obtaining the Company's approval for office site selection, conducting and attending training seminars, complying with the Company's standards and policies, meeting acceptable customer service requirements, maintaining the appearance of its sites, obtaining adequate insurance coverage, honoring a covenant not to compete with the Company, and maintaining proper records and reports. The Company also specifies certain computer hardware that franchisees must purchase for use in their offices. Over the past year management has also strived to strengthen and improve its relationships with its franchisees on a system-wide basis.

          Promote the Jackson Hewitt Brand Name. The Company intends to increase promotion of the Jackson Hewitt brand name to increase market share. During the 1997 tax season, the Company focused its advertising campaign on creating and improving Jackson Hewitt's brand name identity. The Company's advertisements consistently showcased the Company's name and "A.S.A.P." logo. The Company also intends to use advertising to expand its customer base to include a greater percentage of middle to upper income customers who tend to file their tax returns later in the tax season as compared to low to middle income taxpayers who tend to file their returns earlier in the season. During the 1997 tax season, the Company began to position a portion of its advertising to reach these types of customers, who the Company's market research indicates are interested in an expertly prepared, reasonably priced tax return, although less interested in obtaining Bank Products. Based upon the results of the 1997 tax season, the Company intends to increase the focus of its advertising on this type of customer during the 1998 tax season.

The Tax Preparation Business

          Customers. Jackson Hewitt's customer base currently consists primarily of low to middle income taxpayers who typically are entitled to tax refunds and desire to receive their refund checks as quickly as possible. During the 1997 tax season, approximately 80% of Jackson Hewitt's customers had annual gross wages under $30,000 and over 62% had annual gross wages under $19,000. Many of these individuals qualify for an increased refund as a result of the EIC. These customers typically file their tax return early in the tax season. The Company believes that customers are attracted to Jackson Hewitt's services because they prefer not to prepare their own tax returns, are unwilling to pay the fees charged by most accountants and tax attorneys, or wish to purchase a Bank Product.

          Fees. Jackson Hewitt earns fees for preparing tax returns and electronically filing tax returns for individuals whose tax returns were not prepared by Jackson Hewitt. The amount of a tax preparation fee is based upon the quantity and type of the schedules that are attached to the tax return. Jackson Hewitt also earns fees related to the sale of Bank Products, including Application Fees, Processing Fees, and RAL Fees. The aggregate average gross fee for Jackson Hewitt prepared tax returns, including tax preparation, electronic filing, and Bank Product fees has increased from $67 in 1993 to $99 in 1997. See " - Bank Products."

          Electronic Filing of Tax Returns. During 1986, the IRS began testing "electronic filing," which at that time was a new method of filing tax returns by computer. Since 1990, the IRS has made electronic filing available throughout the United States. The IRS' administrative costs are reduced when a tax return is filed electronically, rather than by mail. The IRS therefore has announced its intention to increase the number of tax returns filed electronically and is currently reviewing various proposals to encourage the growth of its electronic filing program. Tax preparation companies must qualify with the IRS to participate in the electronic filing program. The Company believes that taxpayers prefer to utilize electronic filing as long as the IRS handles electronic tax returns on a priority basis and refunds are received in shorter time frames than those associated with manually filed tax returns. The Company believes that Jackson Hewitt customers will continue to utilize electronic filing services because those services make it possible for customers to purchase Bank Products. For these reasons, the Company believes electronic filing is becoming an increasingly important factor in the tax preparation business. More than 84% of the tax returns prepared by Jackson Hewitt during the 1997 tax season were filed electronically. In
addition,  the Company  believes that  its  proprietary   interactive
tax software facilitates the efficient electronic filing of tax returns with the IRS.

         Although Jackson Hewitt does not charge customers an additional fee for the electronic filing of their tax returns if Jackson Hewitt prepares the tax return, during the 1997 tax season, Jackson Hewitt received fees for filing tax returns electronically for approximately 124,000 customers who prepared their own tax returns or had them prepared elsewhere.

         The following table shows the growth in the number of tax returns filed electronically by computer since the inception of the electronic filing program, as reported by the IRS, as well as the
number  of  tax  returns   filed electronically  by  computer  by
Jackson Hewitt. During the 1997 tax season, Jackson Hewitt filed 5.1% of the 14.4 million tax returns filed electronically by computer in the United States.



             Total No. of Tax Returns Filed          No. of Tax Returns Filed
            Electronically by Computer with       Electronically by Computer by
Year                     the IRS                          Jackson Hewitt
----                     -------                          --------------
1987                       78,000                               5,200
1988                      583,000                              15,900
1989                    1,200,000                              36,400
1990                    4,204,000                              86,400
1991                    7,567,000                             199,000
1992                   10,919,000                             290,000
1993                   12,334,000                             358,000
1994                   13,502,000                             503,000
1995                   11,127,000                             522,000
1996                   12,129,000(1)                          615,000
1997                   14,383,000(1)(2)                       735,000

-----------------------------
(1) The IRS recently introduced a method by which qualifying taxpayers can file their tax returns electronically with the IRS by telephone. The figures set forth above do not include the 2.8 million and 4.7 million tax returns that were filed electronically by telephone with the IRS in 1996 and 1997, respectively.
(2)      Based on IRS filing statistics through June 6, 1997.

         Bank Products. The Company has implemented the Bank Product programs as part of its electronic filing service. These programs enable customers to receive their tax refunds faster than if they filed their tax return by mail. Through the ACR program, the Company enables customers to have their refund deposited directly into a bank account within two to three weeks of the filing of the tax return, and to defer the payment of the tax preparation and Bank Product fees until the refund is actually paid. Through the RAL program, customers apply for the right to receive all, or a portion, of their refund less the tax preparation and Bank Product fees, within one to three days of the filing of the tax return. RALs are recourse loans secured by the taxpayer's refund. During 1997, Jackson Hewitt customers received approximately 330,000 ACRs and approximately 42,000 RALs. Bank Product fees for 1997 totaled $9.4 million, or 29.8% of total revenues, of which $2.2 million represented the minority interest which was paid to the minority partner in the Refant Partnership.

         Each Jackson Hewitt customer pays an Application Fee and a Processing Fee as well as the tax preparation fee upon the purchase of a Bank Product. To obtain an ACR or a RAL during the 1997 tax season, each Jackson Hewitt customer paid an Application Fee of approximately $24 to the processing bank and a Processing Fee of approximately $25 to the Jackson Hewitt office that prepared the return. To obtain a RAL during the 1997 tax season, each Jackson Hewitt customer paid a RAL Fee equal to 4% of the amount of the RAL.

         When a customer receives a Bank Product, but the IRS does not deposit the expected refund into the bank account established for its receipt because, among other reasons, the customer owes back taxes or is delinquent on child care obligations, the deferred tax preparation fee, Application Fee, Processing Fee, and amounts due under a RAL normally will not be paid without the lender instituting individual collection actions against the customer. The Company's Bank Product fee arrangements apportion this risk of nonpayment among the affected Jackson Hewitt office, the Company, and the processing banks under two different risk-sharing arrangements.

         Under one Bank Product fee sharing arrangement with a processing bank, the Company accepts a lower profit margin in exchange for assuming less risk. Under this fee arrangement, the Company is paid a set fee by the processing bank for each Bank Product provided to Jackson Hewitt customers, but does not share in the profitability of the program. In the case of an ACR, no money is paid to the customer unless the IRS deposits the customer's tax refund with the bank that processed the ACR. As a result, the Jackson Hewitt office that prepared the tax return bears the risk that it will not receive the tax preparation fee and the Processing Fee if the tax refund is not
deposited  electronically  into the customer's  account.   Under  this
processing bank's RAL program, the risk associated with nonpayment of the tax preparation fee, the Application Fee, and the Processing Fee is borne by the bank since those fees are paid to the Jackson Hewitt office that prepared the tax return when the RAL funds are disbursed by the processing bank. If no tax refund is received by the customer from the IRS, the bank making the RAL is forced to attempt to recover the loan balance directly from the customer. During 1997, approximately 10.8% of the Bank Products provided to Jackson Hewitt customers were through this arrangement.

         Under the Company's other Bank Product fee arrangement, the Company can earn a higher profit margin in exchange for its assumption of additional risk. Under this fee arrangement, the Jackson Hewitt office which prepares the tax return assumes the risk of nonpayment of the Processing Fee and the tax preparation fee and the Company and the processing bank share the risk of nonpayment of the Application Fee associated with an ACR or a RAL. The Company and the processing bank also share the risks associated with nonpayment of funds advanced to the customer in connection with a RAL.

         The Company and the processing banks have attempted to reduce these risks through the establishment of a reserve for uncollectable funds from the Application Fees and the RAL fees collected from all Jackson Hewitt customers who receive a RAL.
Reserve funds associated with RAL fees are utilized to cover losses associated with the nonpayment of RALs before funds related to Application Fees are used for this purpose. To the extent losses associated with unpaid RALs exceed the funds maintained in this reserve, such losses are divided between the Company and the processing bank on a 65% and 35% basis, respectively. To the extent funds remain in the reserve, the portion of the reserve represented by RAL fees is distributed to franchisees at the end of the tax season in the form of performance incentives. To the extent funds remain in the reserve following the distributions to franchisees, 65% and 35% of such funds are distributed to the Company and the processing bank, respectively. Provided the loan underwriting criteria are sufficient to accurately anticipate delinquencies in connection with the RALs, this arrangement is potentially more profitable for the Company than the alternative Bank Product fee arrangement discussed above which provides that the Company receives a fee and does not share the risk associated with nonpayment of the Bank Products. Accordingly, the Company intends to increase the relative share of Bank Products made under this type of arrangement in the 1998 tax season. During 1997,
approximately 89.2% of the  Bank  Products  sold  to  Jackson   Hewitt's
customers  were  under  this arrangement.   See  "Risk  Factors
Dependence  on  Bank  for  RALs  and  ACRs; Underwriting Risks."

                  The Treasury Department and the IRS periodically initiate policy changes related to electronic filing of tax returns and the treatment of the EIC. The Company's Bank Product programs were adversely affected during the 1995 tax season by IRS and Treasury Department policy changes that subsequently caused the Company and its processing banks to modify the pricing of the Bank Products to more accurately reflect the risks associated with these products. In 1995, the IRS introduced multiple initiatives simultaneously that changed the way in which tax preparers were notified of tax refunds and the way in which EIC recipients were paid their refunds. These changes affected RALs far more than ACRs. In particular, the IRS stopped providing a notification which informed RAL lenders in advance of making RALs whether there was any reason to expect a refund would not be paid. In addition, during the 1995 tax season, the IRS divided federal income tax refunds owed to taxpayers who qualified for EIC into a non-EIC refund portion, which was paid electronically to the RAL lender, and an EIC portion, which was delivered via a check directly to the taxpayer rather than electronically to the RAL lender. As RAL lenders had already loaned against the entire amount of the refund, taxpayers were, in effect, paid the EIC refund portion twice-once by the RAL lender and again by the IRS.

         These changes disrupted the entire tax preparation industry by dramatically reducing the number of electronic filings and causing significant losses on the part of RAL lenders who had relied upon prior IRS policies to assess underwriting risk. The Company and its franchisees were adversely impacted due to the reduction in the number of RALs resulting from this IRS change of policy. Following the 1995 tax season, RAL lenders adopted much more stringent underwriting standards, adopted independent credit checks, set loan limits based upon past history, and increased pricing to more appropriately reflect the risk of the Bank Product program. As a result, from 1995 to 1997, the Company has seen a major shift from RALs to the less risky, but nearly as profitable ACRs. While the Company believes that its current policies give it the flexibility to react to IRS changes, no assurance can be given that the IRS will not adopt policies in the future that could materially adversely affect the Company's business, financial condition, and results of operations. See "Risk Factors - Adverse Impact of IRS Policies" and " - Dependence on Bank for RALs and ACRs; Underwriting Risks."

         To recover the money that had been loaned against the EIC portion in the 1995 tax season, the banks that made RALs available to Jackson Hewitt and its competitors agreed to cross-check subsequent tax season customers against the list of customers who had received double payments of the EIC in the 1995 tax season, as well as other customers who had received RALs in prior seasons but had not repaid such loans. Under these arrangements, the banks share information regarding the identity of, and amounts payable by, these customers. By sharing this information, the banks are able to identify these individuals in later tax seasons should they purchase a Bank Product from a tax preparation company. Customers are advised in advance that should they become identified as a customer who owes any portion of a RAL from a prior tax season, any tax refunds attributable to such customer will be offset first against the prior debt. Tax preparation companies receive a commission for each customer identified in this manner.

Franchise Sales Activities and Company-owned Office Development; 1997 Office Operating Results

         The Company owned or franchised 1,372 offices in approximately 900 territories during the 1997 tax season. Approximately 53% of the Company-owned and franchised offices are no more than three years old. The Company typically concentrates its franchise sales and development activities during the period of March through December of each year. The following table sets forth information regarding the Company's office development as of April 30 of each year since 1993.

                                    Summary of Office Development

                                                  At April 30,
                                    ---------------------------------------
                                     1993    1994      1995    1996    1997
                                     ----    ----      ----    ----    ----
 Franchised Offices
   Stand-Alone...................     402     596       828     806     929
   Montgomery Ward...............     144     141       191     176     149
   Wal-Mart......................       0       5        36     218     196
   Other.........................       0       0        32      46      22
                                      ---     ---     -----   -----   -----
Total Franchised Offices              546     737     1,087   1,246   1,296
Company-Owned Offices
  Stand-Alone....................      41      84        58      37      46
  Montgomery Ward................      27      51        28      13      18
  Wal-Mart.......................       0       1        27      46      12
  Other..........................       0       0        22       0       0
                                      ---     ---     -----   -----   -----
Total Company-Owned Offices            68     136       135      96      76

TOTAL OFFICES                         614     878     1,222   1,342   1,372
                                      ===     ===     =====   =====   =====

         The Company's experience indicates that mature Jackson Hewitt offices generally outperform newer offices. The following chart identifies the average number of tax returns prepared by Jackson Hewitt offices at varying maturity levels.


     Number of Tax          Number of Jackson Hewitt      Average Number of Tax
     Seasons Open                    Offices                 Returns Prepared
     ------------                    -------                 ----------------
           1                           318                          278
           2                           198                          443
           3                           214                          665
           4                           188                          880
      5 and above                      454                          862

Franchise Operations

         Historical Growth. The Company's growth has been largely attributable to the expansion of its franchise operations. The Company has expanded its franchise network from 49 offices in 1988 to 1,296 in 1997. During the 1997 tax season, 5.5% of Jackson Hewitt offices were owned by the Company and 94.5% were owned by franchisees. In 1997, the Company sold 166 new franchise territories and increased the net number of its franchised offices by 50.

          The Company believes that franchise growth has resulted from its ability to sell relatively inexpensive franchises to franchisees. The current franchise fee for a new Jackson Hewitt franchise is $20,000, a portion of which may be financed over a three-year period.

         The Company attempts to sell franchise territories on a geographically concentrated basis so that it can more effectively and efficiently target customers through its mass media advertising campaigns. Through the expansion of its franchise operations, the Company has established a national presence while enhancing its position in the Mid-Atlantic region of the United States.

         The Franchise Agreement. Under the terms of the Company's franchise agreement ("Franchise Agreement"), each franchisee receives the right to operate Jackson Hewitt offices within a specific geographic territory with a population of approximately 50,000. Franchisees are permitted to operate as many offices within a specified territory as they choose. Currently there are approximately 4,600 territories in the United States, 1,000 of which are currently served by Jackson
Hewitt  offices.   Unlike  many  other  franchise  concepts  where  the
franchisee pays fees according to how many office locations the franchisee operates, Jackson Hewitt franchisees pay one fee for each territory they purchase. Historically, franchisees have been able to maximize their profit potential by operating between one to four offices in a territory, with the particular number depending largely on local economics and the population dispersion of the region. In some instances, the opening of a second or third office within a territory may decrease the revenues and profitability of existing Jackson Hewitt offices, but may also increase the overall market share, revenues, and profitability of the territory.

         The initial term of the Franchise Agreement is five years, with successive renewals exercisable at the option of the franchisee for additional five-year periods as long as the terms of the Franchise Agreement have been met. In addition, franchisees are required to keep at least one office location open throughout the year in each territory in which the franchisee operates unless the franchisee owns contiguous territories, in which case only one office must be open during the off-season for at least one day per week within those territories. This policy is designed to ensure that customers in each territory have access to a Jackson Hewitt tax preparer for assistance in matters relating to late filings or previously filed or future tax returns. Each franchisee is also required to conduct tax seminars, which are offered to the general public to attract prospective seasonal tax preparers in order to maintain a staff of quality tax preparation professionals and to enhance name recognition.

         Franchise Development. The Company has historically expanded its franchise office operations through the selective recruitment of new franchisees as well as the sale of new territories to
existing  franchisees  with successful operating  histories.   The
Company intends to emphasize selling franchise territories to existing Company franchisees and potential franchisees capable of purchasing and operating multiple territories. Sales of franchises to new franchisees originate through referrals from existing franchisees, direct mail campaigns, newspaper advertisements, and numerous franchise trade shows in which the Company participates.

         Prior to entering into the Franchise Agreement with a potential franchisee, a credit check is performed and an interview is conducted by a Company regional director. The regional director, who oversees between 150 and 200 franchisees, focuses on the qualities generally found in a successful Company franchisee: customer service values, ability to follow recommended procedure, and a strong work ethic. Since the Company's proprietary interactive tax software greatly facilitates the tax preparation process, tax or accounting knowledge and experience are not prerequisites. If the applicant successfully completes the interview process, the applicant is required to complete a five-day training program during which the Company provides information on staffing requirements, operating procedures, and other matters necessary to properly manage a franchise.

         The following chart summarizes the number of new Company franchisees for each fiscal year since 1993.


                               Number of Franchisees

              Previous Fiscal
 Fiscal Year   Year Total      Left System(1)  New Franchisees Total Franchisees
 -----------  ---------------  --------------  --------------- -----------------
    1993              198              24             63               237
    1994              237              34            135               338
    1995              338              52            189               475
    1996              475              82             98               491
    1997              491              67            112               536

---------------------------------------

(1) These franchisees either sold their franchise, had it terminated by the Company, or otherwise left the Jackson Hewitt system.

         Start-Up Costs and Franchise Fees. Upon executing the Franchise Agreement, the franchisee is required to pay the initial franchise fee of $20,000, a portion of which may be financed over a three year period. The initial franchise fee has increased from $15,000 in March 1993 to $20,000. Other necessary start-up costs for a new territory budgeted to prepare 500 or fewer tax returns for the first tax season include capital expenses, such as equipment, signs, and leasehold improvements, which, along with the franchise fee, typically amount to $30,700 to $34,300. Start-up costs relating to annual operating expenses such as travel, training, rent, insurance, utilities, advertising, and payroll typically range from $19,500 to $29,800 for a total initial investment ranging from approximately $50,700 to $64,100.

         Royalties and Advertising Fees. In addition to the initial franchise fee and other start-up expenses, franchisees are required to pay recurring royalties equal to 12% of franchise territory revenues and an advertising and marketing fee equal to 6% of franchise territory revenues. The Company also charges franchisees a $2.00 fee for each tax return that is electronically filed with the IRS. In return, the Company provides the following products and services to its franchisees: (i) a minimum of five days of initial training in business operations, (ii) the use of proprietary interactive tax software that aids the franchisee in preparing tax returns, (iii) a joint advertising program that is funded through contributions made by both franchised and Company-owned offices, (iv) annual tax training programs that assist franchisees in hiring and training seasonal tax preparation employees, (v) standardized operating manuals that assist franchisees in the operation of their businesses, (vi) support in the areas of management, systems, and software, (vii) access to Bank Products that are not generally available to many small tax preparation businesses, and (viii) access to electronic filing services.

         The following table summarizes total royalties, advertising fees and franchise fees, net, for each fiscal year since 1993.

  Fiscal Year       Royalties       Advertising Fees     Franchise Fees, Net(1)
                               (in thousands)
      1993           $2,619             $1,593                  $2,066
      1994            3,485              2,192                   3,449
      1995            4,609              2,305                   4,765
      1996            6,572              3,284                   2,682
      1997            8,832              4,416                   3,204

---------------------------------------

(1)  Represents  franchise  fees for new  territories  less an accrual
of 12% of these  fees  to  provide  for   terminations   and rescissions
of  franchised territories.

         Franchisee Support. To assist franchisees in their efforts to serve their customers, the Company's field consultants, regional directors, and home office field support staff are available for support in areas such as management, computer systems, and hiring. The Company provides three levels of tax courses that franchisees can use to recruit and train seasonal employees. In addition, a team of Company tax and software specialists is available for assistance regarding tax law interpretations and software usage. The Company believes that the franchisees' access to these products and services enables them to provide a quality of services that would not otherwise be attainable on an economical basis, and is an important element in differentiating the Company from smaller tax preparation businesses.

         Administrative  Supervision.   The  Company  monitors  the
quality of service, office appearance, accuracy of tax returns and training of personnel for all Jackson Hewitt offices, through its staff of five regional directors and by sampling tax returns. To promote compliance with the Company's operating standards, the Company began an internal audit program during the 1997 tax season. Under this program, the Company audits franchisees on a random basis to assure compliance with the Company's operating manuals. Individual
Franchise Agreements permit the Company to enforce operating standards through termination of the Franchise Agreement after various warning periods.

         Regulation of Franchise Sales. The Company's franchising activities are subject both to federal and state laws and regulations. Franchising is regulated on the federal level by the Trade Regulation Rule, 16 C.F.R. 436 (the "Franchise Rule"). The Franchise Rule requires a franchiser to give any prospective franchisee specified information about the nature of the franchise investment on the earlier of (i) the first personal meeting, (ii) 10 business days before any binding agreement is signed, or (iii) 10 business days before any consideration is paid. In addition, the franchiser must provide the prospective franchisee with a franchise agreement that reflects the specific terms on which the franchisee will be licensed to do business at least five business days before signing any binding agreement. There is no private right of action available to franchisees and prospective franchisees under the Franchise Rule. Franchisees who
claim   violations  must  bring  their  complaints  to  the  Federal
Trade Commission. Violators are subject to civil penalties of up to $10,000 per violation.

         The Franchise Rule requires a franchiser to provide information in specific areas in a specific format. This information is contained in an "offering circular." The Franchise Rule also permits a franchiser to prepare an offering circular in accordance with the format designed by the North American Securities Administrators Association, called the Uniform Franchise Offering Circular ("UFOC"). The Company has selected the UFOC format for its franchise offering circular because it is accepted in all states with franchise laws, thus avoiding the need to prepare multiple offering circulars.

         The Franchise Rule governs franchiser conduct in all states. However, California, Hawaii, Illinois, Indiana, Maryland, Michigan, Minnesota, New York, North Dakota, Rhode Island, South Dakota, Virginia, Washington, and Wisconsin have enacted state franchise laws. The Franchise Rule permits state laws to govern franchising if they provide protection that is equal to or greater than that provided by the Franchise Rule. Most of these state laws require franchisers to provide specific information to franchisees, generally in the UFOC format. As a general rule, these formats track the UFOC closely and impose no significant additional requirements on franchisers.

         Most state laws provide a franchisee with a private right of action to seek direct recourse against a franchiser, in addition to administrative penalties, if a franchiser fails to comply with a state's franchising laws. Moreover, some states, like California, have laws that govern the relationship between franchiser and franchisee after the franchise agreement is signed, such as laws that (i) mandate "notice" and "cure" periods before termination, (ii) restrict the grounds for termination without the opportunity to "cure" a default, or (iii) restrict the franchiser's ability to enforce a post-term competition covenant.

         Both the Franchise Rule and the UFOC format require a franchiser to update its offering circular to include new financial statements. The Franchise Rule and the UFOC format also require a franchiser to update its offering circular in the event of material changes, such as significant changes in financial condition, changes to major fee structures, or changes in business opportunities
being  offered.   See  "Risk  Factors  -  Risks  Associated  with
Franchising."

Company Store Operations

          The Company operates 76 Company-owned offices in selected territories throughout the United States. Historically, the Company-owned offices were typically located in territories reacquired from franchisees and were operated on a temporary basis pending their sale to new franchisees. The Company intends to open and operate additional Company-owned offices in designated territories without any anticipated sale to franchisees. The Company believes it can maximize the effectiveness of its marketing campaigns and achieve certain economies of scale by operating multiple Company-owned offices in targeted areas. The Company also intends to continue to evaluate and close unprofitable offices and improve operating procedures at the remaining offices. Company-owned offices generated tax preparation revenues of $3.3 million in 1997, or 10.5% of total revenues.

          The Company manages its Company-owned offices through a staff of office managers, market managers, district managers, and sectional managers. An office manager is usually a tax preparer who has demonstrated the ability to manage the activities of other tax preparers and who has at least one year of experience in the Jackson Hewitt system. The office manager is responsible for operations and customer service within the office. The office manager reports to either a market manager or a district manager. Market managers supervise between five and 10 offices within a specific geographic region, normally in a metropolitan area. The market manager is responsible for coordinating the operational and marketing activities for offices within this specific area. A district manager is responsible for the supervision of between 10 and 20 offices, which are more geographically dispersed than those for which a market manager is responsible. Due to the complexities of overseeing a large geographic area, district managers are generally required to have more experience than market managers. Otherwise, the responsibilities of the two positions are comparable. Market managers and district managers report to one of three sectional managers, who in turn report to the Company's Vice President of Franchise Sales and Corporate Offices. The sectional managers coordinate the activities of two to four market managers or district managers. This management structure has been implemented so that the Company can operate the 150 Company-owned offices anticipated to be open during the 1998 tax season.

Office Site Selection

         Jackson Hewitt offices are typically 600 to 1,000 square feet in size and are able to accommodate anywhere from three to 10 work stations. As with any retail operation, the location of a tax preparation office is vital to its success. For this reason, the Company maintains the right to approve the site selection of all offices, including franchised offices, and utilizes specific criteria to evaluate potential office locations. In particular, the Company expects its offices (i) to be highly visible from a major intersection or busy street, or be located within a Wal-Mart, Montgomery Ward or other large retailer, (ii) to have high levels of automobile or foot traffic, and (iii) to be in close proximity to shopping malls or other major food or clothing retailers, preferably discounters. All franchise locations are approved by a Company regional director and the locations of Company-owned offices are approved by a district director.

Retail Outlets

         Jackson Hewitt's office expansion and profitability have benefitted from the Company's relationships with two large retailers. During the 1997 tax season, Jackson Hewitt operated 208 offices within Wal-Mart stores and 167 offices within Montgomery Ward stores. Under the Company's master license agreement with Wal-Mart, which was entered into in September 1994, all of Jackson Hewitt's Wal-Mart locations are operated only on a seasonal basis. In October 1988, Montgomery Ward and the Company entered into a master license agreement granting Jackson Hewitt the right to operate offices on a seasonal basis as well. The Company is currently negotiating with Wal-Mart and Montgomery Ward regarding the number of stores, if any, in which Jackson Hewitt offices will be operated during the 1998 tax season. If the Company's arrangements with Montgomery Ward, Wal-Mart or both are terminated for any reason, the franchisee or the Company operating from the retail location would be forced to find another location. This could be disruptive to the business of the Company or the franchisee, especially if the dislocation were to occur before or during the tax season. See "Risk Factors - Dependence on Retail Outlets."

Sales and Marketing

         The Company has two distinct marketing programs, one of which is designed to attract franchisees and one of which targets potential customers. The franchisee marketing program is designed to solicit sales leads from prospective franchisees. The Company places advertisements in national magazines as well as local publications throughout the year, but primarily between the months of March and October. The advertisements describe the Jackson Hewitt franchise opportunity and encourage prospective franchisees to contact the Company by phone, mail, or electronic mail.

         The retail marketing program is directed towards the taxpaying public. During 1997, the Company engaged an outside market research company to conduct independent research on various aspects of tax preparation and tax preparer advertising. Based upon this research and input from the Company's advertising agency, the Company's current advertising campaign was designed and implemented for the first time during the 1997 tax season. The campaign, entitled "Jackson Hewitt A.S.A.P." encourages customers to utilize Jackson Hewitt's services so that their tax returns can be prepared "A.S.A.P." and their refunds can be received "A.S.A.P." The campaign includes 15 and 30 second television spots featuring various situations in which taxpayers want their tax returns prepared so that they can receive their tax refunds as quickly as possible. Early tax season advertising primarily targets those individuals who desire tax refunds quickly. Later in the tax season, the advertising message shifts to issues of accuracy and convenience, attributes which the Company believes are more appealing to customers who wait until later in the tax season to have their tax returns prepared.

         The Company's advertising budget is funded through a combination of franchisee and Company contributions. Pursuant to the terms of the Franchise Agreement, franchisees are required to remit 6% of their revenues to the Company to fund the Company's advertising
campaigns.   The  Company  contributes  a comparable percentage or more for advertising for all Company-owned offices. The Franchise Agreement permits the Company to advertise at its discretion on a national, regional, and local basis. To date, the Company has elected to utilize television advertisements in regional markets, as well as radio commercials, direct mail and other advertisements. The Company believes that the 6% advertising assessment is sufficient to support a competitive advertising program in mature, developed markets. However, during the developmental stages of a new market area, it has been the Company's general practice to supplement the regular
contributions   to  the   advertising   program  with  additional
contributions from the Company in order to enhance initial exposure and awareness of the Company's services and to sell additional franchises in the area. See " - Competition."

Proprietary Information and Computer Technology

          The Company owns and retains all rights to the Company's proprietary interactive tax preparation software, Hewtax, which allows a tax preparer to conduct a comprehensive customer interview and complete tax calculations using a personal computer. The Company also owns and maintains state income tax computer programs for all states that have income tax requirements and the District of Columbia. The Company employs tax and software experts to update the software
programs  as  necessary.  By  computerizing,   and  thereby
standardizing, the information gathering process, a tax return can be prepared in a Jackson Hewitt office while the customer waits. Hewtax prompts the tax preparer to ask questions based upon each customer's personal and financial situation. On average, Jackson Hewitt customers are asked approximately 100 questions. Once the customer answers the necessary questions, the tax return is automatically prepared. The entire interview process generally takes approximately 50 minutes.

          Although the Company believes its proprietary interactive tax
software constitutes  a  "trade   secret,"  the  Company  has  not filed
for copyright registration for its software programs. The Company is aware of the risk that its competitors could recreate, or "reverse engineer" its tax preparation software and begin offering similar computerized and standardized services. If this were to occur, the Company would likely investigate the circumstances under which the competitor created the software. However, the Company may find that it has no legal recourse to prevent the competitor from using the "reverse engineered" software to compete with the Company. Because Jackson Hewitt's federal and state tax preparation software must be updated at least annually to reflect changes in the tax law, the Company believes that it would be difficult for any unauthorized party to effectively misappropriate its software programs in a timely and
profitable   manner.  See  "Risk  Factors  -  Dependence  on
Intellectual Property Rights; Risks of Infringement."

         The Company protects its intellectual, trade and operational property through the use of trademarks and by inserting contractual restrictions in its franchise agreements, licenses, and other consensual arrangements. The Company owns the following service marks:
"Jackson Hewitt Tax Service" service mark registered on the Principal Register of the United States Patent and Trademark Office ("USPTO"), August 23, 1988; and "Superfast Refund" service mark registered on the Principal Register of the USPTO May 15, 1990.

         All Jackson Hewitt offices, as well as the Company's corporate headquarters, are outfitted with the computer hardware and software that is required to file tax returns electronically with the IRS. Jackson Hewitt's field offices are outfitted with IBM-compatible personal computers and modems, while the Company's headquarters utilize a Unix mini-computer with multiple high speed modems to interface with satellite offices, the IRS and the banks that participate in the Bank Product programs. The equipment maintained at the Company's headquarters for electronic filing and the Bank Product programs are continually updated by the Company. The Company believes that its computer system and centralized control of customer services enhances the Company's operational and financial control over its office network.

Personnel/Training

         The Company employed 204 year-round employees as of April 30, 1997, 126 of which were located in the Company's Virginia Beach corporate headquarters. In addition, the Company employed approximately 1,000 seasonal employees during the 1997 tax season, at both the corporate headquarters and in Company-owned offices.

         The Company and its franchisees solicit, train, and hire seasonal personnel by offering tax preparation seminars during the fall of each year. Jackson Hewitt tax seminars include 24 three-hour lectures over a 12-week period. Course materials are prepared and updated by the Company at least annually, or more often if necessary. Instructor salaries are paid by the Company or franchisees, as applicable. The Company and its franchisees recruit many of their tax preparers from the students who attend these tax preparation seminars. In the past, the Company and its franchisees generally have offered seasonal jobs as tax preparers to approximately the top 25% of such classes. The Company estimates that approximately 7,000 students were trained during 1997 at no cost to the students in some instances and for fees ranging from $59 to $99 per person in most instances. The tax seminars are normally advertised in regional newspapers. The cost of such advertising is shared by the Company and franchisees. Because of the extent to which the Company relies upon seasonal employees who are paid relatively modest wages and are given minimal benefits, any legislative or regulatory changes that require the Company to pay employees higher wages or provide more benefits could materially adversely effect the Company's results of operations. See "Risk Factors - Dependence on Availability of Large Pool of Trained Seasonal Employees."

         The United States Congress has enacted legislation that requires tax preparers, among other things, to identify themselves as paid preparers on all tax returns which they prepare, to provide customers with copies of their tax returns, and to retain copies of the tax returns they prepare for three years. Failure to comply with these requirements may result in penalties. In addition, any tax preparer that desires to file tax returns electronically, must qualify with the IRS. The legislation also provides for assessing penalties against a preparer which (i) negligently or intentionally disregards federal tax rules or regulations, (ii) takes a position on a tax return which does not have a realistic possibility of being sustained on its merits, (iii) willfully attempts to understate a taxpayer's tax liability, or (iv) aids or abets in the understatement of such tax liability. In addition, several state governments have enacted or are considering legislation which would regulate tax
return preparers.   See  "Risk  Factors  -  Government   Regulation" and
"-Legal Proceedings."

Competition

         Jackson Hewitt competes primarily with other businesses offering similar services, including nationally franchised tax preparation services, accountants, attorneys, and small independently owned companies and financial service institutions that prepare tax returns as ancillary parts of their businesses. In addition, the Company competes with individuals who prepares their own returns either manually or using tax preparation software. According to the IRS, approximately one-half of the tax returns filed in the United States each year are completed by paid preparers. Jackson Hewitt's ability to compete in this market depends on the geographical area, specific site location, local economic conditions, quality of on-site office management, the ability to file tax returns electronically with the IRS, and the ability to offer Bank Products to customers.

         H&R Block dominates the low cost tax preparation business in the United States with approximately 10,000 offices worldwide. No assurance can be given that new competitors with substantially greater resources will not enter this industry and materially adversely effect the Company's business, financial condition, and results of operations. See "Risk Factors-Competition."

Tax Return Preparation Errors

         If a Jackson Hewitt tax return preparer makes an error that results in the assessment of any interest or penalties on additional taxes due, the Company, in the case of Company-owned offices, or the applicable franchisee, in the case of franchised offices, reimburses the customer for the interest and penalties, although it assumes no liability for any taxes that are owed. There are no limitations on the amount of interest and penalties that the Company or a franchisee would be required to reimburse customers in the event the IRS determines that a Jackson Hewitt tax preparer made an error which resulted in a tax deficiency. While the Company itself is not responsible for reimbursing customers for tax returns completed at franchised offices, the Company could become responsible for reimbursing customers for errors resulting in a tax deficiency in the event a franchisee ceases operations or files for bankruptcy. To date such payments by the Company have not been material.

Facilities

         The Company leases or occupies pursuant to licensing agreements all of its offices. Approximately 76% of these leases are full-year leases, which typically extend over 24 months to cover two tax seasons, and 24% are for four months and cover one tax season only. Company-owned offices occupy leased premises ranging from 600 to 1,500 square feet at annual rental rates which range from $6 to $35 per square foot. The Company has typically negotiated lease terms of less than three years, with a termination date of April 30. All of the Company's current leases expire on or before April 30, 2000. The Company also leases offices for two of its regional directors at an average monthly lease cost of approximately $400. Additionally, the Company leases office equipment for itself and guarantees the leases of certain franchisees under both capital and operating lease agreements. The terms of these leases range from 36 to 39 months.

         In 1995, the Company purchased its 24,000 square foot headquarters facility at 4575 Bonney Road, Virginia Beach, Virginia.

Legal Proceedings

         From time to time, the Company is involved in litigation arising out of normal business operations. The Manhattan regional office of the IRS notified the Company following the completion of the 1996 tax season that it could not operate Company-owned offices in New York City during the 1997 and 1998 tax seasons due to certain violations related to the Company's compliance with the IRS' electronic filing identification number regulations during the 1996 tax season. The Company has adopted procedures to prevent these types of alleged violations from occurring in the future. This notification does not apply to any of the Company's franchised offices in this, or any other area. On May 29, 1997, the Company filed suit in the Circuit Court for the City of Norfolk against a former executive officer who is also a current franchisee seeking a declaratory judgment and injunctive relief arising out of alleged breaches of the former
executive's   severance  agreement  and  the  current   franchisee's
franchise agreements. On June 18, 1997, the former executive and current franchisee filed cross claims in the Circuit Court for the City of Norfolk against both the Company and Keith Alessi, the President and Chief Executive Officer of the Company, individually. The cross claims involve allegations of intentional interference with prospective business advantage, fraud, breach of contract and various statutory and other violations. Each cross claim contains several counts and seeks unspecified compensatory damages in excess of $1.0 million punitive damages in the maximum amount allowed by law, and costs and attorneys' fees. The Company believes that none of these legal proceedings will have a material adverse effect on the Company's business, financial condition, or results of operations.

                               MANAGEMENT


Directors and Executive Officers

The following table sets forth certain information concerning the Company's directors and executive officers.



           Name                         Age                Position                             Director Since
    Keith E. Alessi                      42      Director, Chairman, President, and Chief            1996
                                                 Executive Officer
    Harry W. Buckley(1)(2)               52      Director                                            1997
    Harry S. Gruner(1)(2)                38      Director                                            1995
    Michael E. Julian, Jr. (1)(2)        46      Director                                            1997
    William P. Veillette (1)(2)          37      Director                                            1993
    Christopher Drake                    48      Secretary, Treasurer, and Chief
                                                 Financial Officer
    Martin B. Mazer                      35      Vice President of Franchise Development
                                                 and Corporate Stores
    Leslie A. Wood                       32      Vice President  of Technology

---------------------------------------
(1)      Member of Audit Committee.
(2)      Member of Compensation Committee.

         Keith E. Alessi is President and Chief Executive Officer of the Company, a position he has held since June 1996. Mr. Alessi was elected to the Board of Directors in January 1996 and was elected Chairman of the Board in September 1996. Prior to that time, Mr. Alessi served Farm Fresh, Inc. ("Farm Fresh"), a leading Virginia supermarket chain, as its Vice Chairman, Secretary, Treasurer, and Chief Financial Officer from 1994 to 1996. Mr. Alessi is still a director of Farm Fresh, and is also a director of FF Holdings Corporation ("FF Holdings"), Farm Fresh's parent company. From 1992 until 1994, Mr. Alessi was Chairman and Chief Executive Officer of Virginia Supermarkets, Inc. From 1988 through 1992, Mr. Alessi was employed by Farm Fresh and served as President and Chief Operating Officer at the time he left the company. Mr. Alessi is also a director of Cort Business Services, Inc., Town Sports International, Inc., and Shoppers Food Warehouse Corp.

         Harry W. Buckley was President and Chief Executive Officer of H&R Block Tax Service, Inc., a subsidiary of H&R Block, from 1988 until 1995, at which time he resigned. Mr. Buckley served H&R Block in various capacities for 28 years.

         Harry S. Gruner is a General Partner of JMI Equity Fund, a private equity investment partnership, a position he has held since November 1992. From August 1986 to October 1992, Mr. Gruner was employed by Alex.Brown & Sons Incorporated and was a principal at the time of his departure. Mr. Gruner is also a director of Brock International, Inc., a developer, marketer, and supporter of software systems, The META Group, Inc., a syndicated information technology research company, Hyperion Software, Inc., a financial software company, V-One Corporation, a security software company, Optika Imaging, Inc., an imaging software company and numerous privately held companies.

         Michael E. Julian,  Jr. is the President and Chief Executive
Officer of Jitney-Jungle  Stores  of  America,   Inc.,  a  regional
supermarket chain in Mississippi, a position he has held since March 1997. Prior to that time, Mr. Julian was employed by Farm Fresh and FF Holdings, serving as Executive Vice President and Chief Operating Officer in 1987, as Chief Executive Officer from 1988 until 1997 and as President from 1992 until 1997. Mr. Julian continues to serve as a director and Chairman of the Board of Farm Fresh and FF Holdings.

         William P. Veillette is a District Manager for Otis Elevator Company, a position he has held since 1992. From 1990 until 1992, he was an Account Manager for Otis Elevator Company and from 1988 until 1990 he was a Development Associate for the Trammell Crow Company.

         Christopher Drake is Secretary, Treasurer, and Chief Financial Officer of the Company, a position he has held since May 1997. From July 1994 to May 1997, he was Controller and Chief Financial Officer. Mr. Drake joined the Company in January 1992 as Controller. Mr. Drake is also a franchisee of the Company. During 1991, Mr. Drake was Senior Vice-President and Chief Financial officer of Mulberry Phosphates, Inc. of Norfolk, Virginia f/k/a Royster Company, when that company filed for protection under Chapter 11 of the United States

Bankruptcy Code. The case was filed on April 8, 1991 in the Southern District of New York, Case No. 91-07012-Pi. The reorganization was completed, and the company emerged from bankruptcy on January 5, 1993.

         Martin B. Mazer is Vice President of Franchise Development and Corporate Stores, a position he has held since May 1997. From May 1996 to May 1997, Mr. Mazer was Director of Franchise Development. From May 1995 until May 1996, Mr. Mazer served as Divisional Director in charge of Company-owned offices and from December 1993 to April 1995, Mr. Mazer served as Regional Director of the Company's Southeast Region. Mr. Mazer joined the Company in August 1993 as a franchise sales representative. Before joining the Company, Mr. Mazer was an area supervisor with Bally's Health and Tennis, where he had worked since 1981.

         Leslie A. Wood is Vice President of Technology, a position she has held since March 1997. From April 1995 until March 1997, she served as Director of Technology. From September 1994 to March 1995, she was Director of Field Automation, and from July 1992 until August 1994, she served as Director of Office Systems. From September 1990 to July 1992, she was a Systems Analyst for Computer Data Systems, Inc.

Special Contractual Right to Nominate Director

         Pursuant to the Recapitalization Agreement, the Company is obligated to use its best efforts to fix the number of directors of the Company at between five and seven and to cause at least one nominee of the Preferred Shareholders to be recommended to the shareholders eligible to vote thereon for election as a director at all meetings of shareholders, or consents in lieu thereof, for such purpose.

Committees of the Board of Directors

         The  Board  of  Directors  has  established   Audit  and
Compensation Committees. The Audit Committee is empowered by the Board of Directors to, among other things, recommend the firm to be employed by the Company as its independent auditor and to consult with such auditor regarding audits and the adequacy of internal accounting controls. The Compensation Committee makes recommendations to the Board of Directors as to, among other things, the compensation of the Chief Executive Officer and designated other members of senior management, as well as new compensation and awards under the Company's 1994 Long-Term Incentive Plan.

Directors' Compensation

         The Company pays outside directors $6,000 per year and reimburses all of the directors' expenses relating to their activities as directors. Outside directors also receive automatic annual option grants under the Company's Non-Employee Director Stock Option Plan pursuant to a pre-determined formula. Employee directors do not receive additional compensation for service on the Board of Directors or its committees. See "Stock Option Plans."

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee consists of Mr. Buckley, Mr. Gruner, Mr. Julian, and Mr. Veillette, none of whom are current or former officers or employees of the Company or any of its subsidiaries. There are no compensation committee interlocks.

Executive Compensation

         The following table sets forth certain information with respect to the compensation paid by the Company for services rendered during the years ended April 30, 1997, 1996, and 1995, to its current Chairman, President, and Chief Executive Officer, its former President and Chief Executive Officer, and other current and former executive officers of the Company whose combined salary and bonus exceeded $100,000 in 1997 (collectively, the "Named Executive Officers").


                                                      Summary Compensation Table
                                                                                                 Long-Term            All Other
                                                             Annual Compensation(1)            Compensation         Compensation($)
                                                                                                 Number of
                                                                                           Securities Underlying
      Name and Principal Position             Year            Salary($)    Bonus ($)          Options (#)(2)
      ---------------------------             ----            ---------    ---------          --------------
Keith E. Alessi                               1997              153,461     130,000              268,065(4)                 --
  Chairman, President, and Chief              1996                   --        --                 10,000(5)               3,500(6)
  Executive Officer(3)

Martin B. Mazer                               1997               73,425      41,250                4,000                    650(7)
  Vice President of Franchise                 1996               71,134       3,912                2,000                    --
  Development and Corporate                   1995               67,191        --                  1,000                    --
  Stores

John T. Hewitt                                1997               75,932        --                   --                  227,514(9)
  Former President and                        1996              107,858     115,000               20,000                    --
  Chief Executive Officer(8)                  1995              200,299        --                 13,000                    --

Thomas P. Czaplicki                           1997               66,501      41,250                6,500                  1,565(7)
  Former Vice President                       1996               39,316      15,000                 --                      --
  of  Corporate Development(10)

--------------------------------
(1) Does not include perquisites and other personal benefits that do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officers.
(2) Granted pursuant to the Company's 1994 Long-Term Incentive Plan unless otherwise indicated.
(3) Mr. Alessi became President and Chief Executive Officer in June 1996. He was appointed to the Board of Directors in January 1996.
(4) Mr. Alessi exercised 46,226 of these options in June 1997 at an exercise price of $4.81 per share. See " - Employment Agreement."
(5) Granted pursuant to the Non-Employee Director Stock Option Plan when Mr. Alessi was a non-employee director.
(6) Represents director fees paid prior to Mr. Alessi's employment with the Company.
(7) Represents matching contributions made by the Company pursuant to its 401(k) Plan.
(8) Mr. Hewitt resigned as President and Chief Executive Officer of the Company in September 1996.
(9) Represents cancellation of indebtedness to the Company in the amount of $115,827 and non-competition payments in the amount of $111,687 in connection with Mr. Hewitt's resignation from the Company See "Certain Transactions."
(10) Mr. Czaplicki joined the Company in June 1995 and resigned in March 1997.

         The following table provides a summary of compensation related stock options granted to the Named Executive Officers during 1997.


                                        Stock Option Grants in the Last Fiscal Year

                               Number of        Percent of
                               Securities     Total Options
                               Underlying       Granted to    Exercise or
                                Options        Employees in    Base Price                       Grant Date
            Name                Granted        Fiscal Year       ($/sh)      Expiration Date     Value(1)
            ----                -------        -----------       ------      ---------------     --------
    Keith E. Alessi             268,065            69.0%         $4.81      June 17, 2006(2)    $1,065,140
    Martin B. Mazer              4,000             1.0            5.75        May 1, 2006(3)        15,217
    Thomas P. Czaplicki          6,500             1.7            5.75        May 1, 2006(3)        24,728

--------------------------------
(1) Value determined using the Black Scholes Option-Pricing Model with the following weighted average assumptions: no dividend yield, expected volatility of 73%, risk free interest rate of 6.69% and expected life of 10 years in the case of Mr. Alessi's options and six years in the case of Messrs. Mazer's and Czaplicki's options. The actual value, if any, that may be realized on the options will depend on the excess of the stock price over the exercise price on the date the option is exercised. Accordingly, there can be no assurance that the value realized on the options will be at or near the value estimated by the Black-Scholes Model.
(2) The options vest in four equal, annual increments commencing June 18, 1997 and ending June 18, 2000. Each increment expires June 17, 2006.
(3) The options vest in five equal, annual increments commencing May 1, 1997 and ending May 1, 2001. Each increment expires five years after vesting.

         The following table sets forth information for the Named
Executive Officers concerning stock option exercises during 1997 and unexercised options held as of April 30, 1997.


                                   Option Exercises and Fiscal Year-End Option Values

                                                            Number of Securities Underlying    Value of Unexercised in the
                                                                Unexercised Options at           Money Options at Fiscal
                                                                            Fiscal                    Year-End($)(1)
                                                                  Year-End(#)
                      Shares Acquired
Name                    on Exercise     Value Realized       Exercisable      Unexercisable   Exercisable   Unexercisable
----                    -----------     --------------       -----------      -------------   -----------   -------------
Keith E. Alessi            4,000          $5,560(2)                 0            274,065            0        $1,468,355(3)
Martin B. Mazer             --                --                 400               5,600        2,650(4)         28,100(5)
Thomas P. Czaplicki         --                --               6,500(6)             0          28,438(7)              0

----------------------------
(1) The closing sale price of the Company's Common Stock on the Nasdaq National Market on April 30, 1997 was $10.125 per share.
(2) Represents difference between exercise price of $2.86 per share and closing sale price of Company's Common Stock on the Nasdaq National Market on date of exercise.
(3) Represents 6,000 options exercisable at $2.86 per share and 268,065 options exercisable at $4.81 per share.
(4)      Exercisable at $3.50 per share.
(5) Represents 1,600 options exercisable at $3.50 per share and 4,000 options exercisable at $5.75 per share.
(6) Pursuant to Mr. Czaplicki's severance arrangement with the Company, all stock options previously granted to Mr. Czaplicki vested upon the termination of his employment and are fully exercisable.
(7)      All 6,500 options are exercisable at $5.75 per share.

Employment Agreement

         Mr. Alessi is employed as the Company's President and Chief Executive Officer under an employment agreement dated May 29, 1997 ("Alessi Employment Agreement"). The Alessi Employment Agreement expires on June 18, 1999. Mr. Alessi is paid an annual salary of $250,000 and is eligible to receive a bonus of up to $137,500 per year if certain Board established performance objectives are met.

The Alessi Employment Agreement includes a covenant not to compete with the Company throughout the United States or solicit customers, franchisees, and employees of the Company for a period of two years following termination of such agreement, and imposes certain non-disclosure obligations on Mr. Alessi with respect to the Company's confidential and proprietary information. The Company may terminate the Alessi Employment Agreement at any time, without cause, upon 30 days' notice to Mr. Alessi. Upon such termination, the Company is required to pay Mr. Alessi $250,000 over a one-year period. In addition, in the event of Mr. Alessi's termination without cause, any unvested increment of Mr. Alessi's option shares that would have vested on the succeeding June 18 will be deemed to have vested and be available for exercise, along with all other then vested options in accordance with the post-termination provisions of the Company's 1994 Long Term Incentive Plan described below.

         In addition, upon being named President and Chief Executive Officer, Mr. Alessi received an option to purchase 268,065 shares of Common Stock, which on the grant date represented 5% of the fully diluted Common Stock of the Company ("Alessi Option"). The exercise price for the Alessi Option is $4.81, which was the average closing sale price of the Company's Common Stock over the 20 trading days preceding the grant date. The Alessi Option consists of 83,160 incentive stock options and 184,905 non-qualified stock options, which become exercisable in four equal, annual increments commencing June 18, 1997.

Stock Option Plans

         In 1994, the Board of Directors of the Company adopted, and shareholders approved, the 1994 Long-Term Incentive Plan (the "Incentive Plan") pursuant to which officers and other key employees of the Company are eligible to receive options to purchase Common Stock and other awards as described below. The maximum number of shares of Common Stock that may be issued pursuant to awards under the Incentive Plan is 698,000 (subject to anti-dilution adjustments).

         The Incentive Plan is administered by the Compensation Committee. The Compensation Committee has the discretion to select the individuals to receive awards and to grant such awards and has a wide degree of flexibility in determining the terms and conditions of awards. Subject to limitations imposed by applicable law, the Board of Directors of the Company may amend or terminate the Incentive Plan at any time and in any manner. However, no such amendment or termination may affect a participant's rights under an award previously granted under the Incentive Plan without his or her consent.

         Awards  under the  Incentive  Plan may be in the form of stock options
(both   nonqualified   stock  options  and  incentive  stock options),   stock
appreciation rights, performance shares and restricted stock, either separately or in such combination as the Compensation Committee may in its discretion deem appropriate. Under the terms of the Incentive Plan, subject to certain conditions, all outstanding awards vest and become exercisable immediately prior to a "change of control" of the Company. A change of control is defined to encompass different types of significant corporate transactions, including reorganizations and mergers, acquisitions of 20% of the Company's Common Stock or a change in the composition of at least two-thirds of the membership of the Company's Board of Directors over a two year period other than by reason of death or the acquisition of at least 5% of the Company's Common Stock if such acquisition is not approved by the Board of Directors. The Incentive Plan remains in effect until all awards under the Incentive Plan have been satisfied by the issuance of shares of Common Stock or the payment of cash. As of June 27, 1997, options to purchase up to 426,544 shares of Common Stock were outstanding under the Incentive Plan.

         In   1996,  the  Board  of  Directors  of  the  Company
adopted,   and shareholders  approved,  the Non-Employee  Director Stock
Option Plan ("Director Plan") pursuant to which non-employee directors of the Company are eligible to receive non-qualified stock options pursuant to a formula that grants any new directors options to purchase 10,000 shares and existing directors 2,000 shares upon their re-election each year. Each of these awards vests in increments over
five  years.   Option  awards  granted   pursuant  to  the  Director
Plan vest automatically in the event of death, permanent and total disability, or retirement (as defined in the Director Plan) of the director or a change in control or potential change in control of the Company, as defined in such plan. The terms change in control and potential change in control have the meaning similar to those discussed above with respect to the Incentive Plan. As of June 27, 1997, options to purchase up to 42,400 shares of Common Stock were outstanding under the Director Plan.

         Pursuant to Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), directors, executive officers and 10% shareholders of the Company are generally liable to the Company for repayment of any profits realized from any non-exempt purchase and sale of Common Stock occurring within a six-month period. Rule 16b-3 promulgated under the Exchange Act provides an exemption from Section 16(b) liability for certain transactions by officers or directors that comply with such rule.

                          CERTAIN TRANSACTIONS

         On July 11, 1994, the Company sold certain assets related to its operation of a Company-owned office in Chesapeake, Virginia to Chestax Company, 50% of which is owned by Christopher Drake, the Company's Secretary, Treasurer and Chief Financial Officer. The purchase price of $272,764 was equal to approximately 120% of the gross revenues of the Jackson Hewitt office as of April 30, 1994, was paid for by Mr. Drake's delivery of an 11%, 5-year promissory recourse note to the Company, and was calculated on terms comparable to those of similar transactions with non-affiliates. The Company's gain on the sale of these assets was $89,490. As of April 30, 1997, the unpaid balance of the promissory note was $109,106. The Company believes that the foregoing transaction was consummated on terms consistent with those that would apply to transactions with non-affiliates in similar circumstances.

         The Company's Consolidated Financial Statements reflect a $1.3 million stock subscription receivable which is due from the Company's former Chairman of the Board of Directors, John T. Hewitt. On September 9, 1996, Mr. Hewitt resigned his position with the Company effective immediately. Mr. Hewitt resigned from the Company's Board of Directors in December 1996. On December 12, 1996, Mr. Hewitt executed a $1.3 million promissory note, which represented all amounts then due the Company, including accrued interest, other than the $99,000 obligation referred to below. This recourse note bears interest at 6.9% per year. Mr. Hewitt is required to make monthly interest payments and to repay the principal amount in one lump sum on April 30, 1999. To secure this note, Mr. Hewitt pledged 145,050 shares of the Company's Common Stock to the Company, and granted the Company a proxy to vote this stock until his obligation is repaid in full. In return for 29 monthly payments of $23,165 each by the Company to Mr. Hewitt, Mr. Hewitt also executed a covenant not to compete with the Company in the United States through April 30, 1999, and agreed not to solicit Company employees, conduct a solicitation of proxies or disparage the Company or its officers and directors during the same period. In addition, the Company forgave a $99,000 (plus accrued interest) obligation of Mr. Hewitt to the Company, which would have been due and payable on April 30, 1997.

         In December 1996, the Company entered into a binding letter of intent with Susan Ventresca, a former franchisee and director of the Company, to purchase her franchised territories and all related assets (the "Territories") at the end of the 1997 tax season. Ms. Ventresca resigned from the Board of Directors in December 1996 and the transaction closed in June 1997. The terms of the agreement allowed the Company to audit Ms. Ventresca's franchise operations for the one-year period ended April 30, 1997, to determine the purchase price of the Territories. The purchase price was determined based on a formula equal to the lesser of (i) six times the cash flow (defined as earnings before interest, taxes, depreciation and amortization) of the Territories or (ii) 120% of the gross revenues of the Territories, plus $40,000 (which represents the value of two additional territories held by Ms. Ventresca) minus all outstanding debt to the Company. All payments on Ms. Ventresca's outstanding notes receivable due to the Company on February 28, 1997 were deferred until the closing of the transaction. This formula resulted in a net payment to Ms. Ventresca of $235,000. The Company believes that the foregoing transactions with Ms. Ventresca were consummated on terms consistent with those that would apply to transactions with non-affiliates in similar circumstances.

         On June 27, 1997, the Company entered into the Recapitalization Agreement with the Preferred Shareholders, pursuant to which the Company will exchange 699,707 shares of Common Stock for the 504,950 outstanding Shares of Series A Stock in a tax-free recapitalization. See "Recent Developments." The Preferred Shareholders include Geocapital II, L.P. and Geocapital III, L.P., two affiliated partnerships which collectively own in excess of 5% of the Company's issued and outstanding stock, and JMI Equity Fund, L.P., of which Harry Gruner, a director of the Company, is a general partner. See "Principal and Selling Shareholders."

                   PRINCIPAL AND SELLING SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 27, 1997, and after giving effect to the sale of shares of Common Stock in the Offering, by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each Named Executive Officer, (iv) all directors and executive officers as a group, and (v) each Selling Shareholder. The number of shares beneficially owned by each person shown in the table below is determined under the rules of the Securities and Exchange Commission (the "Commission"), and such information is not necessarily indicative of beneficial ownership for any other purpose.



                                                                                         Ownership After Offering and
                                              Shares Beneficially Owned   Shares Being    Exercise of Over-allotment
                                                 Prior to Offering(1)       Offered               Option(2)
                                              -------------------------   ------------   ----------------------------
                 Name of
           Beneficial Owner(3)                  Number       Percent                      Number         Percent
           -------------------                  ------       -------                      ------         -------
Keith E. Alessi                                96,016(4)       1.8           --           96,016           1.5
Harry W. Buckley                                2,000(5)        *            --            2,000            *
Harry S. Gruner(6)                            243,702(7)       4.6           --          243,702           3.9
Michael E. Julian, Jr.                         12,000(8)        *            --           12,000            *
William P. Veillette                          138,562(9)       2.6           --          138,562           2.2
Paul Grunberg(10)                             413,382(11)      7.8         20,000        393,382           6.2
Geocapital Partners(12)                       455,306(13)      8.5           --          455,306           7.2
Martin B. Mazer                                 2,050(14)       *            --            2,050            *
John T. Hewitt(15)                            111,711(16)      2.1           --          111,711           1.8
Thomas P. Czaplicki(17)                        31,000(18)       *            --           31,000            *
Jackson Hewitt Inc. 401(k) Plan (19)           24,054           *          24,054          --               --
Linda Hewitt (20)                             134,000          2.5         70,790         63,210           1.0
Susan E. Ventresca (21)                       125,945          2.4         20,000        105,945           1.7
Paul Littman (22)                              58,781          1.1         15,000         43,781            *
Arline S. Littman (22)                         67,174          1.3          5,000         62,174           1.0
All directors and executive officers as a
group (8 persons)                             501,730          9.4           --          501,730           7.9

--------------
*Indicates ownership of less than one percent.

(1) Unless otherwise noted, sole voting and dispositive power is possessed with respect to all shares of Common Stock shown.
(2) The ownership figures for the Selling Shareholders assume that the Underwriters' over-allotment option is not exercised. In the event the Underwriters' over-allotment option is exercised in full, the Company and the Selling Shareholders will sell an aggregate of 169,606 shares allocated among them in the same proportion as the relative number of shares being offered by each of them.
(3)      Unless  otherwise  noted,  the address of each of the
         foregoing  is c/o the Company at 4575 Bonney Road,  Virginia
         Beach, Virginia 23462.
(4)      Includes options to purchase 20,790 shares of Common Stock that were granted pursuant to the Incentive Plan.
(5)      Represents  options to purchase 2,000 shares of Common Stock that were granted pursuant to the Company's Director Plan.
(6)      Mr. Gruner's address is 1119 St. Paul's Street, Baltimore,
         Maryland 21202.
(7) Includes 233,202 shares owned by JMI Equity Fund, L.P. ("JMI Equity"). Mr. Gruner is a general partner of JMI Equity, and he has shared power to direct the voting of and to direct the investment of such shares.
(8)      Includes options to purchase 2,000 shares of Common Stock
         granted pursuant to the Director Plan.
(9)      Includes (i) 29,300 shares owned jointly by Mr.  William
         Veillette and his wife,  Tracy  Veillette;  (ii) 12,310  shares owned jointly by Mr. William Veillette and his sister, Sally Veillette; (iii) 12,310 shares owned jointly by Mr. William
         Veillette and his sister, Jeanne Bowerman; (iv) 50,000  shares owned by the Veillette  Family Trust,  of which Mr. William
         Veillette  shares voting and  investment  powers;  and (v) 265 shares owned jointly by Mr.  William  Veillette  and his son,
         Peter J. Veillette.  Also  includes  options to purchase  4,400 shares of Common Stock granted pursuant to the Director Plan.
         Does not include (i) 3,487 shares owned individually by Mr.
         Veillette's wife, Tracy Veillette, or (ii) 5,000 shares owned jointly by Tracy Veillette and Susan Veillette.
(10)     Mr. Grunberg's address is Route #2, Box 171, Valatie, New York
         12184.
(11)     Does not include 105,273 shares owned individually by Mr.
         Grunberg's wife. Mr. Grunberg disclaims beneficial ownership of these shares.
(12)     Geocapital Partners' address is 2115 Linwood Street, Fort Lee,
         New Jersey 07024.
(13) Consists of 222,103 shares held of record by Geocapital II, L.P. and 233,203 shares held of record by Geocapital III, L.P.
         The sole general partner of  Geocapital  II, L.P.,  Softven
         Management,  L.P., of which Stephen J.  Clearman,  Irwin
         Lieber, James Harrison and BVA Associates are general partners, exercises voting and investment power with respect to the shares held by Geocapital II, L.P. The sole general partner of Geocapital III, L.P., Geocapital Management,
         L.P., of which Stephen  J.  Clearman,  Lawrence  W.  Lepard,
         Richard A. Vines and BVA Associates III are general partners, exercises voting and investment power with respect to the shares held by Geocapital III, L.P.
(14) Includes options to purchase 1,600 shares of Common Stock that were granted pursuant to the Incentive Plan.
(15)     Mr. Hewitt's address is 2532 San Marco Court, Virginia Beach,
         Virginia 23456.
(16) Does not include 145,050 of Mr. Hewitt's shares that have been pledged to the Company to secure certain debt and are voted by the Company. See "Certain Transactions."
(17)     Mr. Czaplicki's address is 4907 Rambling Rose Place, Tampa,
         Florida 33624.
(18) Includes options to purchase 1,300 shares of Common Stock granted pursuant to the Incentive Plan.
(19) The trustees of the Company's 401(k) Plan ("Plan") recently increased the number of investment options available under the Plan, which had formerly invested solely in the Company's Common Stock. As a result of the new investment options available to Plan participants, which no longer include the Company's Common Stock, the trustees have elected to liquidate the Plan's holdings of the Company's Common Stock.
(20)     Ms. Hewitt's address is 5504 Larry Avenue, Virginia Beach,
         Virginia 23462.
(21) Ms. Ventresca's address is 3008 Dawn Drive, Niagara Falls, New York 14304. Ms. Ventresca is a former director of the Company. See
         "Certain Transactions."
(22)     Mr. and Ms. Littman's address is 657 Riverview, Rexford, New York
         12148.

                      DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $0.02 par value ("Common Stock") and 1,000,000 shares of preferred stock, no par value ("Preferred Stock"). Of the Common Stock, 5,336,620 shares are currently issued and outstanding and held of record by 636 shareholders. No shares of Preferred Stock are currently outstanding.

         The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles of Incorporation that are included as an exhibit to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law. See "Additional Information."

Common Stock

         Each holder of Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Subject to preferences that may be granted to the holders of Preferred Stock, each holder of Common Stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of the liquidation or dissolution of the Company, is entitled to share ratably in all assets of the Company remaining after payment of liabilities. Holders of Common Stock have no conversion, preemptive or other subscription rights and there are no redemption rights or sinking fund provisions with respect to the Common Stock. The outstanding Common Stock is validly issued, fully paid and non-assessable. Certain provisions of the Company's Articles of Incorporation ("Articles") affect the rights of holders of Common Stock and may have the effect of delaying, deferring or preventing a change of control of the Company.

Preferred Stock

         The Board of Directors, without further action by the holders of Common Stock, may issue shares of Preferred Stock. The Board of Directors is vested with authority to fix by resolution the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate, conversion or exchange rights, redemption price and liquidation preference of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series.

         In June 1997, the Company agreed to exchange 699,707 shares of its Common Stock for all of the then outstanding shares of the Company's
Series A Stock in a tax-free recapitalization. The Company had issued the shares of Series A Stock to three private investors in August 1993. The former holders of the Series A Stock retained registration rights granted them at the time they purchased their Series A Stock. See "Recent Developments."

         The authority possessed by the Board of Directors to issue Preferred Stock could potentially be used to discourage attempts by others to obtain control of the Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. The Board of Directors may issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock. There are no current agreements or understandings for the issuance of Preferred Stock and the Board of Directors has no present intention to issue any shares of Preferred Stock.

Convertible Notes

         From November 1992 through February 1993, the Company raised $778,750 in a private placement of 6% convertible notes ("Convertible Notes"). The Convertible Notes bear an interest rate of 6% and are due March 1, 1998. Upon certain events of default by the Company, the holders of not less than 25% of the Convertible Notes may declare the principal of all Convertible Notes due and payable immediately. The Convertible Notes are not subject to redemption by the Company or at the option of the holders, nor are the Convertible Notes entitled to the benefit of any sinking fund.

         Holders of Convertible Notes may convert their investment into shares of the Company's Common Stock at any time prior to March 1, 1998 at a conversion rate of one share of Common Stock for each $16.00 principal amount of the Convertible Notes. The conversion rate for the Convertible Notes is subject to adjustment upon the occurrence of certain events, including the declaration by the Company of a stock dividend or stock split.

Warrants

         The Company's  primary lender currently holds warrants
("Warrants") to purchase 10,000 shares of Common Stock for $.01 per share. The Warrants were granted to the lender in 1995 in connection with a credit facility made available to the Company. A total of 999,372 Warrants were originally granted, but all but 10,000 of such Warrants were repurchased by the Company in 1996.

Anti-Takeover Statutes

         Affiliated Transactions. The Virginia Stock Corporation Act ("Virginia Act") contains provisions governing "Affiliated Transactions." Affiliated Transactions include certain mergers and share exchanges, certain material dispositions of corporate assets not in the ordinary course of business, any dissolution of a corporation proposed by or on behalf of an Interested Shareholder (as defined below), and reclassifications, including reverse stock splits, recapitalizations or mergers of a corporation with its subsidiaries, or distributions or other transactions which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Act, an Interested Shareholder is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

         Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested
Shareholder,   any  Affiliated Transaction must be approved by the
affirmative vote of holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the Disinterested Directors (as defined below). A Disinterested Director is defined in the Virginia Act as a member of a corporation's board of directors who (i) was a member before the later of January 1, 1998 or the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three year period after a shareholder becomes an Interested Shareholder, these provisions require approval of the Affiliated Transaction by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

         The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three year
period has expired and require  either  that  the   transaction  be
approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the higher of: the highest per share price for their shares as was paid by the Interested Shareholder for his or its shares, or the fair market value of the shares. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder, unless approved by a majority of the Disinterested Directors.

         None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder who has been an Interested Shareholder continuously since the effective date of the statute (January 26, 1988) or who became an Interested Shareholder by gift or inheritance from such a person or whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Disinterested Directors of the corporation.

         These provisions are designed to deter certain takeovers of Virginia corporations. In addition, the Virginia Act provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transaction provisions shall not apply to the corporation. The Company has not adopted such an amendment.

         Control Share Acquisitions. The Virginia Control Share Acquisitions statute also is designed to afford shareholders of a public company incorporated in Virginia protection against certain types of non-negotiated acquisitions in which a person, entity or group ("Acquiring Person") seeks to gain voting control of that corporation. With certain enumerated exceptions, the statute applies to acquisitions of shares of a corporation which would result in an Acquiring Person's ownership of the corporation's shares entitled to vote in the election of directors falling within any one of the following ranges: 20% to 33-1/3%, 33-1/3% to 50% or 50% or more (a "Control Share Acquisition"). Shares that are the subject of a Control Share Acquisition ("Control Shares") will not be entitled to voting rights unless the holders of a majority of the "Disinterested Shares" vote at an annual or special meeting of shareholders of the corporation to accord the Control Shares with voting rights. Disinterested Shares do not include shares owned by the Acquiring Person or by officers and inside directors of the target company. Under certain circumstances, the statute permits an Acquiring Person to call a special shareholders' meeting for the purpose of considering granting voting rights to the holders of the Control Shares. As a condition to having this matter considered at either an annual or special meeting, the Acquiring Person must provide shareholders with detailed disclosures about his identity, the method and financing of the Control Share Acquisition and any plans to engage in certain transactions with, or to make fundamental changes to, the corporation, its management or business. Under certain circumstances, the statue grants dissenters' rights to shareholders who vote against granting voting rights to the Control Shares. The Virginia Control Share Acquisitions statute also enables a corporation to make provisions for redemption of Control Shares with no voting rights. A corporation may opt-out of the statute, which the Company has not done, by so providing in its articles of incorporation or bylaws. Among the acquisitions specifically excluded from the statute are acquisitions to which the corporation is a party and which, in the case of mergers or share exchanges, have been approved by the corporation's shareholders under other provisions of the Virginia Act.

Limitation of Liability and Indemnification of Directors and Officers

         As permitted under the Virginia Act, the Company's Articles provide that the Company's officers and directors will not be liable with respect to any proceeding brought by or in the right of the Company or brought by or on behalf of the shareholders of the Company, provided that the officer or director has not engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. The Company's Articles also provide that the Company will indemnify its directors, officers, employees and agents in the manner provided by the Virginia Act.

         The  Virginia  Act  sets  forth   certain   provisions
regarding the indemnification of directors and officers. Generally, these provisions of the Virginia Act allow a corporation to indemnify directors and officers if: (i) they conducted themselves in good faith; (ii) they believed (a) in the case of conduct in their official capacity, that their conduct was in the corporation's best interest, and (b) in all other cases, that their conduct was at least not opposed to its best interest; and (iii) in the case of any criminal proceeding, that they had no reasonable cause to believe their conduct was unlawful. Under the Virginia Act, a corporation may not indemnify directors or officers (i) in connection with a proceeding by or in the right of the corporation in which the directors or officers are adjudged liable to the corporation; or (ii) in any other proceeding charging improper personal benefit, in which they are adjudged liable on the basis that personal benefit was improperly received.

Transfer Agent and Registrar

         The Transfer Agent and Registrar for the Company's Common Stock is First Union National Bank of North Carolina, 230 South Tryon Street, Charlotte, North Carolina 28288.

                    SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the Offering, the Company will have 6,289,354 shares
of  Common  Stock  outstanding   (assuming  no exercise of  the  Underwriters'
over-allotment option to purchase up to an additional 150,000 shares). The 1,130,790 shares sold in the Offering (1,130,409 shares if the Underwriters' over-allotment option is exercised in full) and 143,955 of the shares of Common Stock currently outstanding are freely tradable without restriction under the Securities Act, except for any such shares held at any time by an "affiliate" of the Company, as such term is defined under Rule 144 promulgated under the Securities Act ("Affiliate").

         The remaining 4,921,832 shares were issued and sold by the Company in private transactions and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. Of these shares, 4,369,403 are subject to no restrictions other than the removal of a restrictive legend from the share certificates. In general, under Rule 144, as currently in effect, a person who has beneficially owned shares for at least one year, including an Affiliate, is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of one percent (1%) of the then outstanding shares of Common Stock (62,894 shares immediately after the Offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Rule 144(k) provides that a person who is not deemed an Affiliate and who has beneficially owned shares for at least two years is entitled to sell such shares at any time under Rule 144 without regard
to  the  limitations   described  above.  Of  the  4,921,832 remaining  shares
outstanding, Affiliates hold approximately 487,530 shares.

         In addition, as of June 27, 1997, there were outstanding options to purchase 462,144 shares of Common Stock, of which options to purchase 67,850 shares granted pursuant to the Company's stock option plans are currently exercisable. In addition, as of June 27, 1997, there were 394,294 shares of Common Stock subject to options which are not currently exercisable and 385,856 shares available for issuance under the Company's stock option plans. All of the shares underlying the options granted under the Company's stock option plans are covered by effective registration statements. See "Management -
Stock Option Plans."  In  addition,   the  Convertible   Notes  and
Warrants are currently convertible into an aggregate of 58,672 shares of Common Stock. See "Description of Capital Stock." All of such shares are eligible for sale under Rule 144.

         The Company, all of the Company's executive officers and directors, the Selling Shareholders, and certain other shareholders of the Company who will be deemed to beneficially own 1,790,870 shares of Common Stock (1,774,251 shares
of Common  Stock  if  the   Underwriters' over-allotment option exercised in
full) upon consummation of this Offering have agreed with the Underwriters not to, directly or indirectly, offer, sell, contract to sell, make any short sale, grant any option to purchase, pledge, establish an open "put equivalent position" within the meaning of Rule 16a-7(h) under the Exchange Act, or otherwise dispose of or transfer any shares of Common Stock or any interest therein, options to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock for a period of 180 days from the effective date of the registration statement relating to the Offering without the prior written consent of the Underwriters.

         The Company is unable to estimate the number of shares that may be sold in the future by its existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock by existing stockholders could adversely affect prevailing market prices.

                              UNDERWRITING

         Subject to the terms and conditions set forth in the Underwriting Agreement, the Company and the Selling Shareholders have agreed to sell to the Underwriters named below, for whom Janney Montgomery Scott Inc. and Scott & Stringfellow, Inc. are acting as the representatives (the "Representatives"), and the Underwriters have severally agreed to purchase, the number of shares of Common Stock set forth opposite their respective names in the table below at the public offering price less the underwriting discount set forth on the cover page of the Prospectus:

Underwriters                                    Number of Shares
------------                                    ----------------
Janney Montgomery Scott Inc....................    __________
Scott & Stringfellow, Inc......................    __________
         Total.................................     1,130,790
                                                   ==========

         The  Underwriting   Agreement  provides  that  the  obligation
of the Underwriters to purchase the shares of the Common Stock is subject to certain conditions. The Underwriters are committed to purchase all of the shares of the Common Stock (other than those covered by the over-allotment option described below), if any are purchased.

         The Underwriters propose to offer the Common Stock to the public at the public offering price set forth on the cover page of the Prospectus, and to certain dealers at such price less a concession not in excess of $____ per share. The Underwriters may allow, and such dealers may reallow to certain dealers a discount, not in excess of $____ per share. After the Offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Representatives.

         The  Company  and  the  Selling   Shareholders   have  granted
to the Underwriters an option, exercisable for 30 days from the date of the Prospectus, to purchase up to 169,619 additional shares of the Common Stock, at the public offering price less the underwriting discount. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding table. The Underwriters may exercise such right of purchase only for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of Common Stock. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 1,130,790 shares are being offered.

         The Company and the Selling Shareholders have agreed to indemnify the several Underwriters or contribute to losses arising out of certain liabilities, including liabilities under the Securities Act of 1933.

         As of the date of this Prospectus, the Company, its officers and directors, the Selling Shareholders and certain other shareholders of the Company holding 1,790,870 shares of Common Stock upon completion of the Offering (assuming no exercise of the underwriters' over-allotment option), have agreed that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise dispose or transfer (or announce any offer, sale, offer of sale, contract of sale or grant of any options to purchase or other disposition or transfer) of any shares of Common Stock or similar securities of the Company or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock of the Company without the prior written consent of the Representatives, for a period of 150 days from the date of this Prospectus. See "Shares Eligible for Future Sale."

         The Representatives  have informed the Company that the
Underwriters do not  intend  to  confirm   sales  to  any  accounts over
which  they  exercise discretionary authority.

         In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The
Underwriters   also  may  create  a  short  position  for  the  account
of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company and the Selling Stockholders, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to ______________ shares, by exercising the Underwriters' over-allotment option referred to above. In addition, the Underwriters may impose "penalty bids" under contractual arrangements with the Underwriters whereby they may reclaim from an Underwriter (or dealer participating in the Offering), for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

         In connection with the Offering, the Underwriters and other selling group members may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act. Passive market making consists of displaying bids on the Nasdaq National Market limited by the prices of independent market makers and effecting purchases limited by such prices and in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified prior time period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                             LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Kaufman & Canoles, a professional corporation, Norfolk, Virginia. Blank Rome Comisky & McCauley, Philadelphia, Pennsylvania will pass upon certain legal matters for the Underwriters.

                                EXPERTS

         The Consolidated Financial Statements and schedule of the Company as of April 30, 1997 and 1996, and for each of the years in the three-year period ended April 30, 1997, have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The report of KPMG Peat Marwick LLP covering the Consolidated Financial Statements refers to the adoption of Statement of Financial Accounting Standards
(SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure, in 1996.

                         ADDITIONAL INFORMATION

         The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any agreement or other document referred to herein are not necessarily complete, and reference is made to the copy of such agreement or other document filed as an exhibit or schedule to the Registration Statement and each such statement shall be deemed qualified in its entirety by such reference. For further information, reference is made to the Registration Statement and to the exhibits and schedules filed therewith, which are available for inspection without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the material containing this information may be obtained from the Commission upon payment of the prescribed fees. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

         The Company is subject to the periodic reporting and other information requirements of the Exchange Act. Such reports may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is traded on the Nasdaq National Market, and such material is also available for inspection and copying at the Nasdaq National Market's Listings Department, 1735 K Street, N.W., Washington, D.C. 20006.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                              JACKSON HEWITT INC.



 Independent Auditors' Report                                    F - 2

 Consolidated Balance Sheets as of
           April 30, 1996 and 1997                               F - 3

 Consolidated Statements of Operations for the
           years ended April 30, 1995, 1996 and 1997             F - 5

 Consolidated Statements of Shareholders' Equity
           for the years ended April 30, 1995, 1996 and 1997     F - 6

 Consolidated Statements of Cash Flows for the
           years ended April 30, 1995, 1996 and 1997             F - 7

 Notes to Consolidated Financial Statements                      F - 9

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Jackson Hewitt Inc.:

We have audited the consolidated balance sheets of Jackson Hewitt Inc. and subsidiaries as of April 30, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended April 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jackson Hewitt Inc. and subsidiaries as of April 30, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended April 30, 1997, in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF and SFAS No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, as amended by SFAS No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN-INCOME RECOGNITION AND DISCLOSURE, in 1996.

                                                KPMG PEAT MARWICK LLP



Norfolk, Virginia
June 9, 1997, except as to note 16, which is as of June 27, 1997.

CONSOLIDATED BALANCE SHEETS
----------------------------
Jackson Hewitt Inc.
April 30, 1996 and 1997

                                                                                  1996             1997
                                                                            -------------     --------------
                                     ASSETS (Note 5)
Current assets:
      Cash and cash equivalents                                               $3,557,861         $6,323,586
      Receivables:
           Trade accounts (note 2)                                             3,171,035          2,861,567
           Notes receivable (notes 2, 3, 4 and 6):
                 Franchisees, current portion                                  3,081,201          2,789,029
                 Sales of franchise territories, current portion                 985,692          1,744,424
                 Related parties, current portion                                309,445             54,553
           Interest                                                              328,049            412,064
           Allowance for doubtful accounts                                    (1,366,250)        (1,203,599)
                                                                            -------------     --------------
                          Total receivables, net                               6,509,172          6,658,038
                                                                            -------------     --------------

      Prepaid expenses and supplies                                              259,591            247,778
      Deferred income taxes (note 9)                                             828,000            644,000
                                                                            -------------     --------------

                          Total current assets                                11,154,624         13,873,402
                                                                            -------------     --------------

Property and equipment, at cost (notes 3, 6, 8 and 13):
      Land                                                                       445,731            445,731
      Building and building improvements                                         813,022            813,022
      Office furniture, fixtures and equipment                                 2,566,672          2,994,125
      Computer software                                                          877,139            917,119
      Leasehold improvements                                                     131,050             77,592
                                                                            -------------     --------------
                                                                               4,833,614          5,247,589

      Less accumulated depreciation and amortization                           1,802,689          2,572,084
                                                                            -------------     --------------
                                                                               3,030,925          2,675,505
                                                                            -------------     --------------

Intangible assets, net (notes 3 and 13):
      Customer lists, net                                                      1,366,409          2,006,820
      Other, net                                                                 162,215            444,102
                                                                            -------------     --------------
                                                                               1,528,624          2,450,922
                                                                            -------------     --------------

Notes receivable (notes 2, 3, 4 and 6):
      Franchisees, excluding current portion                                   7,409,971          6,782,358
      Sales of franchise territories, excluding current portion                2,060,917          1,922,868
      Related parties, excluding current portion                                 326,370             54,553
                                                                            -------------     --------------
                          Total notes receivable, excluding current portion    9,797,258          8,759,779
                                                                            -------------     --------------

Assets held for sale                                                              32,022             54,408
Assets held under contractual agreements                                         174,979            313,849
Other assets                                                                     237,429             31,912
                                                                            -------------     --------------


                                                                             $25,955,861        $28,159,777
                                                                            =============     ==============

---------------------------------------------------------------------------
Jackson Hewitt Inc.
April 30, 1996 and 1997

                                                                               1996                  1997
                                                                            -------------       -----------
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
      AND SHAREHOLDERS' EQUITY
Current liabilities:
      Current installments of notes payable (note 6)                            $462,166           $606,465
      Current installments of capital lease obligations (note 8)                 582,645            618,385
      Convertible notes (note 7)                                                       -            762,750
      Accounts payable                                                         3,043,019          1,924,580
      Accrued payroll and related liabilities                                  1,001,709            879,996
      Income taxes payable                                                     1,138,202          2,793,027
      Deferred franchise fees                                                    207,500            305,370
                                                                             ------------       ------------
                          Total current liabilities                            6,435,241          7,890,573

Notes payable, excluding current installments (note 6)                         1,480,873          1,028,106
Capital lease obligations, excluding current installments (note 8)               599,044            233,819
Convertible notes (note 7)                                                       762,750               -

Stock purchase warrants (note 5)                                                 609,492               -

Deferred credits:
      Income taxes (note 9)                                                    1,059,000            893,000
      Minority interest                                                        1,902,420            137,690
                                                                             ------------       ------------
                          Total liabilities                                   12,848,820         10,183,188
                                                                             ------------       ------------


Series A redeemable convertible preferred stock, no par value;
         1,000,000 shares authorized; 504,950 shares issued
         and outstanding (notes 12 and 16)                                     3,277,792          3,236,443

Shareholders' equity (notes 5, 7, 11, 12 and 16):
      Common stock, $.02 par value; 10,000,000 shares authorized;
         4,589,647 shares in 1997 and 4,408,056 shares in 1996,
         issued and outstanding                                                   88,161             91,793
      Additional capital                                                       7,180,038          7,798,996
      Retained earnings                                                        3,765,025          8,125,414
      Stock subscription receivable (note 2)                                  (1,203,975)        (1,276,057)
                                                                             ------------       ------------

                          Shareholders' equity                                 9,829,249         14,740,146

Commitments, contingencies and subsequent events (notes 2, 4, 8, 10,
   11, 12 and 16)
                                                                             ------------       ------------


                                                                             $25,955,861        $28,159,777
                                                                             ============       ============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------
Jackson Hewitt Inc.
For the years ended April 30, 1995, 1996 and 1997


                                                         1995            1996           1997
                                                      -------------------------------------------
REVENUES:
      Franchise revenues:
           Royalties and advertising fees (note 2)     $6,913,636     $9,855,299     $13,248,002
           Franchise fees                               5,270,895      3,536,730       3,692,739
           Allowance for franchise fee refunds           (506,392)      (854,613)       (488,356)
           Electronic transfer fees                       950,993      1,141,024       1,411,097
           Other franchise revenues                       743,226        449,742         516,620
                                                      -------------------------------------------
                                                       13,372,358     14,128,182      18,380,102
                                                      -------------------------------------------

      Bank product fees                                 2,037,161      6,857,843       9,363,380
      Tax return preparation fees, net of discounts     2,726,512      3,195,941       3,297,729
      Miscellaneous income                                 79,318        834,107         390,460
                                                      -------------------------------------------

                 Total revenues                        18,215,349     25,016,073      31,431,671

Selling, general and administrative expenses           18,360,040     18,469,321      18,273,614
Depreciation and amortization                             932,941      1,269,143       1,390,190
                                                      -------------------------------------------

                 Income (loss) from operations         (1,077,632)     5,277,609      11,767,867

Other income (expenses):
      Interest income (note 2)                          1,294,636      1,797,128       1,978,014
      Interest expense                                   (603,222)    (1,853,942)       (998,216)
      Gain (loss) on disposals of intangible assets
           and property and equipment                   1,777,826        600,209        (118,661)
                                                      -------------------------------------------

                 Income before provision for income
                      taxes and minority interest       1,391,608      5,821,004      12,629,004

Provision for income taxes (note 9)                       539,470      1,525,000       4,210,000
Minority interest share of earnings                        12,253      1,893,739       2,186,848
                                                      -------------------------------------------

                 Income before extraordinary item         839,885      2,402,265       6,232,156

Extraordinary item (note 5)                                     -              -      (1,248,388)
                                                      -------------------------------------------

                 Net income                               839,885      2,402,265       4,983,768


Dividends accrued on Series A redeemable
   convertible preferred stock (note 12)                 (297,921)      (321,236)       (322,219)
Accretion of preferred stock to estimated
   liquidation value (note 12)                            (78,013)       (80,382)       (301,160)
                                                      -------------------------------------------

                 Net income attributable to common
                    shareholders                         $463,951     $2,000,647      $4,360,389
                                                      ===========================================

Net income per common share (note 11):
        Primary:
                 Income before extraordinary item           $0.11          $0.40           $1.22
                                                      ===========================================
                 Net income                                 $0.11          $0.40           $0.95
                                                      ===========================================
        Fully diluted:
                 Income before extraordinary item           $0.11          $0.40           $1.18
                                                      ===========================================
                 Net income                                 $0.11          $0.40           $0.91
                                                      ===========================================

Weighted average shares outstanding                     4,251,580      4,354,018       4,520,347
                                                      ===========================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------
Jackson Hewitt Inc.
For the years ended April 30, 1995, 1996 and 1997


                                                    COMMON STOCK                                                STOCK
                                               ------------------------ ADDITIONAL        RETAINED         SUBSCRIPTION
                                               SHARES        AMOUNT     CAPITAL           EARNINGS          RECEIVABLE
                                               --------------------------------------------------------------------------

Balance at April 30, 1994                       4,119,240   $ 82,385    $5,359,806        $1,300,427      ($655,426)

Shares issued                       (note 3)      127,674      2,553     1,498,424                 -              -

Exercise of stock options           (note 11)      99,285      1,986       405,331                 -       (392,389)

Dividends accrued on redeemable
     convertible preferred stock    (note 12)           -          -             -          (297,921)             -

Accretion of preferred stock to
     estimated liquidation value    (note 12)           -          -             -           (78,013)             -

Accrual of interest on stock
     subscription receivable        (note 2)            -          -             -                 -        (75,072)

Common stock repurchased                          (45,835)      (917)     (457,433)                -              -

Net income                                              -          -             -           839,885              -
                                                --------------------------------------------------------------------

Balance at April 30, 1995                       4,300,364     86,007     6,806,128         1,764,378     (1,122,887)
                                                --------------------------------------------------------------------

Shares issued                       (note 3)      111,125      2,222       386,715                 -              -

Dividends accrued on redeemable
     convertible preferred stock    (note 12)           -          -             -          (321,236)             -

Accretion of preferred stock to
     estimated liquidation value    (note 12)           -          -             -           (80,382)             -

Accrual of interest on stock
     subscription receivable         (note 2)           -          -             -                 -        (81,088)

Common stock redeemed in
     rescission of franchisee        (note 3)      (3,433)       (68)      (12,805)                -              -

Net income                                              -          -             -         2,402,265              -
                                                --------------------------------------------------------------------

Balance at April 30, 1996                       4,408,056     88,161     7,180,038         3,765,025     (1,203,975)
                                                --------------------------------------------------------------------

Exercise of stock options            (note 11)     75,090      1,502       133,313                 -              -

Dividends accrued on redeemable
     convertible preferred stock     (note 12)          -          -             -          (322,219)             -

Accretion of preferred stock to
     estimated liquidation value     (note 12)          -          -             -          (301,160)             -

Stock purchase warrants              (note 5)           -          -         7,400                 -              -

Net shares issued in
   acquisition of franchisee         (note 13)    106,501      2,130       478,245                 -              -

Accrual of interest on stock
   subscription receivable           (note 2)           -          -             -                 -        (72,082)

Net income                                              -          -             -         4,983,768              -
                                                --------------------------------------------------------------------

Balance at April 30, 1997                       4,589,647    $91,793    $7,798,996        $8,125,414    ($1,276,057)
                                                ====================================================================

                                                     TOTAL
                                                  SHAREHOLDERS'
                                                    EQUITY
                                          ----------------------

Balance at April 30, 1994                        $6,087,192

Shares issued                       (note 3)      1,500,977

Exercise of stock options           (note 2)         14,928

Dividends accrued on redeemable
     convertible preferred stock    (note 12)      (297,921)

Accretion of preferred stock to
     estimated liquidation value    (note 12)       (78,013)

Accrual of interest on stock
     subscription receivable        (note 2)        (75,072)

Common stock repurchased                           (458,350)

Net income                                          839,885
                                             ---------------

Balance at April 30, 1995                         7,533,626
                                             ---------------

Shares issued                       (note 3)        388,937

Dividends accrued on redeemable
     convertible preferred stock    (note 12)      (321,236)

Accretion of preferred stock to
     estimated liquidation value    (note 12)       (80,382)

Accrual of interest on stock
     subscription receivable         (note 2)       (81,088)

Common stock redeemed in
     rescission of franchisee        (note 3)       (12,873)

Net income                                        2,402,265
                                             ---------------

Balance at April 30, 1996                         9,829,249
                                             ---------------

Exercise of stock options            (note 11       134,815

Dividends accrued on redeemable
     convertible preferred stock     (note 12      (322,219)

Accretion of preferred stock to
     estimated liquidation value     (note 12      (301,160)

Stock purchase warrants              (note 5)         7,400

Net shares issued in
   acquisition of franchisee         (note 13)      480,375

Accrual of interest on stock
   subscription receivable           (note 2)       (72,082)

Net income                                        4,983,768
                                             ---------------

Balance at April 30, 1997                       $14,740,146
                                             ===============


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS
---------------------------------------------------------------
Jackson Hewitt Inc.
For the years ended April 30, 1995, 1996 and 1997

                                                                    1995           1996          1997
                                                               ------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Income before extraordinary item                                  $839,885     $2,402,265     $6,232,156
                                                               ------------------------------------------
Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
           Depreciation and amortization                           932,941      1,269,143      1,390,190
           Allowance for doubtful accounts                         905,141        331,904         72,682
           Write down of impaired assets                                 -        270,115        183,525
           Amortization of original issue discount                       -        287,391        143,694
           Accretion of stock purchase warrants                          -        178,406         25,487
           Earnings attributable to minority interest               12,253      1,893,739      2,186,848
           Loss (gain) on sales of intangible assets and
             property and equipment                             (1,777,826)      (600,209)       118,661
           Deferred tax expense (benefit)                          283,322        173,398       (162,000)
           Changes in assets and liabilities that increase
             (decrease) cash flow from operations:
                 Trade accounts receivable                      (1,872,209)        32,382       (417,872)
                 Notes receivable                               (2,360,663)      (543,528)      (723,772)
                 Interest receivable                              (298,175)      (182,156)      (291,349)
                 Prepaid expenses and supplies                    (217,720)       328,840         28,293
                 Accounts payable                                1,640,441       (485,047)    (1,265,007)
                 Accrued payroll and related liabilities          (218,720)        57,734        (90,197)
                 Income taxes payable                             (476,705)       807,864      1,654,825
                 Deferred franchise fees                           372,280       (319,538)        97,870
                 Other, net                                          6,791        (19,858)        48,453
                                                               ------------------------------------------
                                     Total adjustments          (3,068,849)     3,480,580      3,000,331
                                                               ------------------------------------------

                          Net cash provided by (used in)
                            operating activities                (2,228,964)     5,882,845      9,232,487
                                                               ------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Notes receivable financing of franchisees                       (3,083,139)      (419,785)      (108,779)
Issuance of equipment notes                                       (975,524)             -              -
Payments received from franchisees                               1,996,212      1,876,961      2,191,401
Cash acquired in Oden acquisition                                        -              -          5,195
Purchases of customer lists and other assets                      (523,963)       (16,917)      (340,507)
Proceeds from disposal of property and equipment                    16,890          8,723              -
Proceeds from sales of customer lists and other assets             569,145        299,388        295,377
Purchases of property and equipment                             (1,448,925)      (674,245)       (75,225)
                                                               ------------------------------------------

                          Net cash provided by (used in)
                            investing activities                (3,449,304)     1,074,125      1,967,462
                                                               ------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under lines of credit                             3,500,000     (3,500,000)             -
Repayments of long-term debt                                      (717,521)    (1,180,639)    (1,826,260)
Proceeds from long-term debt                                     1,974,654        386,885        452,500
Repayments of obligations under capital leases                    (151,662)      (521,504)      (663,006)
Issuance of common stock                                            72,000              -        134,815
Distribution to minority interest in consolidated partnership      (45,501)             -     (3,991,578)
Payment of preferred stock dividends                              (283,229)             -       (664,728)
Purchase of stock purchase warrants                                      -              -     (1,875,967)
Purchase of common stock                                          (458,350)             -              -
                                                               ------------------------------------------

                          Net cash provided by (used in)
                            financing activities                 3,890,391     (4,815,258)    (8,434,224)
                                                               ------------------------------------------

Net increase (decrease) in cash and cash equivalents            (1,787,877)     2,141,712      2,765,725

Cash and cash equivalents at beginning of year                   3,204,026      1,416,149      3,557,861
                                                               ------------------------------------------

Cash and cash equivalents at end of year                        $1,416,149     $3,557,861     $6,323,586
                                                               ==========================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------- -----------------------------------
Jackson Hewitt Inc.
For the years ended April 30, 1995, 1996 and 1997




SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                            1995              1996                1997
                                                       -------------------------------------------------
Cash paid during the year for:
          Interest                                        $553,104        $1,852,576            $998,612
          Income taxes                                    $728,628          $540,188          $2,695,762


SUPPLEMENTAL INFORMATION ON NONCASH
INVESTING AND FINANCING ACTIVITIES:

During the years ended April 30, 1995, 1996 and 1997, the Company acquired certain assets from franchisees as follows (note 3):

                                                            1995              1996                1997
                                                       -------------------------------------------------

Fair value of assets purchased                          $3,608,702        $2,370,522          $2,418,287
Receivables forgiven                                    (1,155,261)       (2,267,697)         (1,768,022)
Notes payable issued                                      (410,501)          (80,462)           (273,195)
Deferred revenue reversed                                        -           370,618                   -
Common stock issued                                     (1,518,977)         (376,064)                  -
Lease obligations assumed                                        -                 -             (36,563)
                                                       --------------------------------------------------
Cash paid to seller                                       $523,963           $16,917            $340,507
                                                       ==================================================


During the years ended April 30, 1995, 1996 and 1997, the Company sold certain assets to franchisees as follows:

                                                            1995              1996                1997
                                                       -------------------------------------------------

Book value of assets sold                               $7,391,513        $1,331,510          $1,738,211
Franchise fee revenue                                    1,295,000           577,500                   -
Gain on sale                                             1,751,791           561,685              40,720
Deferred gain on sale                                   (2,694,557)          (51,901)                  -
Notes issued                                            (7,174,602)       (2,119,406)         (1,483,554)
                                                       --------------------------------------------------
Cash received                                             $569,145          $299,388            $295,377
                                                       ==================================================


During the years ended April 30, 1995, 1996 and 1997, the Company entered into capital lease obligations of $922,260, $874,845 and $333,521, respectively.

During the years ended April 30, 1995, 1996 and 1997, the stock subscription receivable increased $75,072, $81,088 and $72,082, respectively, for the accrual of interest.

In July 1997, the Company acquired all of the outstanding stock of Oden, Inc., a franchisee, in exchange for 106,501 shares, net of shares retired, of Jackson Hewitt common stock (note 13).

                              JACKSON HEWITT INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Jackson Hewitt Inc. (the "Company") operates and acts as the franchiser and operator of a system of offices engaged in computerized preparation of federal and state personal income tax returns. The Company receives a fee for preparing returns at Company-owned locations and receives royalties and other fees from franchisees. The Company also purchases and sells existing and new franchise territories and receives commissions and fees related to processing refund anticipation loans and accelerated check requests through arrangements with several financial institutions.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Jackson Hewitt Inc. and its wholly owned subsidiary, Hewfant, Inc. and its 60% owned subsidiary, JH of Memphis, LLC. Hewfant Inc. is a 65% partner in Refant Partnership (Refant). During fiscal 1997, Refant provided processing services for refund anticipation loans with County Bank and First Republic Bank. First Republic Bank is a 35% partner in Refant. All intercompany accounts and transactions have been eliminated.

The minority interest reflected on the balance sheet and the minority interest share of earnings reflected on the statement of operations reflect the proportionate share of equity and earnings, respectively, held by the other owners of JH of Memphis, LLC and Refant.

CASH EQUIVALENTS

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company had $772,051 and $5,922,224 invested in repurchase agreements and thirty day commercial paper at April 30, 1996 and 1997, respectively.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation and amortization is provided by the straight-line method over the estimated useful lives of the assets as follows:

Building and building improvements                        40 years
Office furniture, fixtures and equipment                7-10 years
Computer software                                        5-7 years
Leasehold improvements                                  7-10 years


Computer software costs include the initial development costs of the computer software and the cost of all purchased software.

INTANGIBLE ASSETS

Intangible assets primarily relate to the value assigned to customer lists of Company-owned stores. The value of the customer lists is determined at the time of acquisition based upon a formula applied to the tax preparation fees generated by the underlying store or stores during the most recently completed tax season. The Company believes this formula represents an appropriate estimate of the fair value of the assets. Amortization is computed using the straight-line method over five years. Accumulated amortization was $565,802 and $948,568 at April 30, 1996 and 1997, respectively.

REVENUE RECOGNITION

Franchise fee revenue, net of allowance for franchise fee refunds of 12%, is recognized when obligations of the Company to prepare the franchisee for operation have been substantially completed. Franchise fees that are financed by the Company are recorded as deferred franchise fees until such time as the franchisee has made a significant financial commitment (20%). Royalties and advertising fees are assessed based upon 18% of territory revenues and are recognized currently as the franchised territory generates sales. Electronic transfer fees, tax return preparation fees and bank product fees are recognized as revenue in the period the related tax return is filed or prepared for the customer. Discounts are recorded for promotional programs at the time the return is prepared.

Sales of Company-owned stores which are financed by the Company, and related gains, are not recorded until the franchisee has made a significant financial commitment (20%). The carrying value of customer lists and other intangibles which have been sold to franchisees that have not paid at least 20% of the sales price are classified as assets held under contractual agreements in the accompanying consolidated balance sheets.

The Company ceases the accrual of interest income on notes receivable which have been past due for more than six months. On past due notes which have been past due less than six months, an allowance for doubtful accounts is recognized for 50% of the interest income due.

NOTES RECEIVABLE

Notes receivable are recorded at cost, less the related allowance for doubtful accounts. The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, "ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN," as amended by SFAS No. 118, "ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN-INCOME RECOGNITION AND DISCLOSURE" (the Statements), on May 1, 1995. Under the provisions of the Statements, a loan is impaired when it is probable that a creditor will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement. When a loan is impaired, a creditor has a choice of methods to measure impairment, including the present value of future cash flows, the observable market price of the impaired loan or the fair value of the underlying collateral. In most cases, the creditor can select the measurement method on a loan by loan basis.

Management estimates the amount of the allowance for doubtful accounts based on a comparison of amounts due to the estimated fair value of the underlying franchise, which collateralizes the note. Impairment losses are included in the allowance for doubtful accounts through a charge to bad debt expense. The cumulative effect as of May 1, 1995 of implementing the Statements was immaterial to the Company's financial position and results of operations.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company implemented Statement of Financial Accounting Standards 121,"ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF," (Statement 121) in the fourth quarter of fiscal 1996. In implementing Statement 121, the Company changed its accounting method to establish a threshold for determining impairment based on undiscounted cash flows of the underlying store. The measurement of the amount of impairment for assets which the threshold indicates recognition of an impairment is required, is based upon the estimated value of the asset, computed based on a formula applied to the tax preparation fees generated by the underlying store or stores during the most recently completed tax season. The impact of adopting Statement 121 for the fiscal year ended April 30, 1996 included charges of $67,508 relating to long-lived assets associated with existing Company-owned stores and a charge of $202,607 to write off long-lived assets associated with closed locations. For the year ended April 30, 1997, the Company recognized an impairment loss of $183,525 related to Company-owned stores. These charges have been included in selling, general and administrative expenses in the accompanying 1996 and 1997 consolidated statements of operations.

STOCK-BASED COMPENSATION

Prior to May 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On May 1, 1996, the Company adopted SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in fiscal 1996 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

INCOME TAXES

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rate expected to be in effect when the differences are expected to reverse. The effect of a change in tax rates is recognized in income in the period that includes the enactment date.

NET INCOME PER COMMON SHARE

Net income per common share is based on the weighted average number of shares of common stock outstanding during the period, including the dilutive effects of stock options and stock purchase warrants. Net income is adjusted for dividends accrued on Series A Redeemable Convertible Preferred Stock and accretion of preferred stock issuance costs to arrive at net income per common share. The Company's convertible notes and redeemable convertible preferred stock are excluded from the calculation of primary net income per common share because they do not qualify as common stock equivalents.

ADVERTISING EXPENSES

Advertising costs, which are included in selling, general and administrative expenses in the accompanying consolidated statements of operations, are expensed as incurred. Advertising expenses for 1995, 1996 and 1997 were $4,347,730, $3,677,629 and $5,080,056, respectively.

USE OF ESTIMATES

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates. These significant estimates include the adequacy of the allowance for doubtful accounts and notes receivable, the recoverability of intangible assets, the fair value of franchised stores and the liability under refund anticipation loan programs.

RECLASSIFICATIONS

Certain reclassifications have been made to the 1995 and 1996 financial statements to conform with the 1997 financial statement presentation.

2.  RELATED PARTY TRANSACTIONS

The following summarizes the Company's related party transactions:

PURCHASES AND SALES OF CUSTOMER LISTS AND OTHER ASSETS

During 1995, the Company purchased customer lists and other assets related to three territories from a related party in exchange for 112,575 shares of the Company's common stock. The customer lists and other assets were simultaneously sold to three parties, two of which were related parties, for $1,463,470 in notes receivable. The purchase of the customer lists and other assets was valued at $11.80 per share, the average trading price of the Company's stock during the period of negotiation relating to the purchase. The gain of $135,085 associated with the subsequent sale was deferred due to the value of the underlying collateral and the related party nature of the transaction.

In addition to the above, in 1995, customer lists and other assets were sold to three other related parties for $60,876 in cash and $676,712 in notes receivable. A gain of $89,847 was recognized on these sales.

NOTES AND ACCOUNTS RECEIVABLE

At April 30, 1996 and 1997, related parties owed the Company $635,815 and $109,106, respectively, under notes receivable (note 4) and $224,203 and $936, respectively, under accounts receivable. Repayments of notes receivable from these parties during the years ended April 30, 1996 and 1997 were $340,606 and $54,553, respectively.

STOCK SUBSCRIPTION RECEIVABLE

The stock subscription receivable reflected in the accompanying consolidated balance sheets is due from the Company's former Chairman of the Board of Directors, John Hewitt. On September 9, 1996, Mr. Hewitt resigned from the Company. On December 12, 1996, Mr. Hewitt executed a $1,276,057 promissory note, which represents all amounts then due the Company, including accrued interest, other than the $99,000 obligation referred to below. This recourse note bears interest at 6.9% per year. Mr. Hewitt is required to make monthly interest payments and to repay the principal amount in one lump sum on April 30, 1999. To secure this recourse note, Mr. Hewitt pledged 145,050 shares of Company stock to the Company, and granted the Company a proxy to vote this stock until his obligation is repaid in full. In return for a monthly payment by the Company to Mr. Hewitt of approximately $23,000, Mr. Hewitt also executed a covenant not to compete with the Company in the United States through April 30, 1999, and agreed not to solicit Company employees, conduct a solicitation of proxies or disparage the Company or its officers and directors during the same period. In addition, the Company forgave a $99,000 (plus accrued interest) obligation of Mr. Hewitt to the Company, which would have been due and payable on April 30, 1997. As a part of this transaction, the Company and Mr. Hewitt executed mutual releases.

OTHER

The Company recognized $295,266, $325,530 and $52,361, respectively, in royalty and advertising revenue from franchises owned by related parties for the years ended April 30, 1995, 1996 and 1997.

3.  ACQUISITION OF FRANCHISE ASSETS

During the year ended April 30, 1997, the Company acquired certain assets from 31 Jackson Hewitt franchisees for a total purchase price of $2,418,287. The Company gave the franchise owners cash of $340,507, canceled notes and accounts receivable of $1,768,022, gave the previous owners notes totaling $273,195, and assumed lease obligations totaling $36,563 to complete these transactions.

During the year ended April 30, 1996, the Company acquired certain assets from 36 Jackson Hewitt franchisees for a total purchase price of $2,370,522. The Company gave the franchise owners cash of $16,917, canceled notes receivable from franchisees of $2,267,697, gave the previous franchise owners notes totaling $80,462, reversed deferred revenue of $370,618, redeemed 3,433 shares and issued 111,125 shares of Jackson Hewitt common stock for a net value of $376,064 based on the average over the counter trading value of the shares around the time of redemption and issuance.

During the year ended April 30, 1995, the Company acquired certain assets from 33 Jackson Hewitt franchisees for a total purchase price of $3,608,702. The Company gave the franchise owners cash of $523,963, canceled notes receivable from franchisees of $1,155,261, gave the previous franchise owners notes totaling $410,501, and issued 127,674 shares of Jackson Hewitt common stock valued at $1,518,977 based on the average over the counter trading value of the shares around the time issuance.

The purchase price is allocated among the assets acquired based on the estimated relative fair value of the underlying assets. The portion allocated to customer lists is generally based on a percentage of gross revenue generated by the respective franchises. The purchase price was allocated among the assets purchased as follows:

                                                                  1995              1996      1997
                                                              ------------- ------------- -------------
Customer lists                                                  $3,296,097    $2,136,156    $2,240,152
Other intangible assets, primarily goodwill                         95,972       162,699       141,135
Property and equipment                                              54,918        71,667        22,000
Other                                                              161,715             -        15,000
                                                              ------------- ------------- -------------

Total                                                           $3,608,702    $2,370,522    $2,418,287
                                                              ============= ============= =============

The Company purchased certain of the aforementioned franchise assets from related parties as disclosed in note 2.

A summary of franchise office activity follows:

                               FRANCHISEE OFFICES
                               ------------------

                                  Beginning                           Closed or Purchased               End
                                  of Period          Opened             by the Company               of Period
                                ------------        --------        -------------------           --------------
         1995                        742              381                     (36)                      1087
         1996                       1087              336                    (177)                      1246
         1997                       1246              318                    (288)                      1296

4.  NOTES RECEIVABLE

Notes receivable are issued to business partners to finance the purchase of franchises and/or for working capital and equipment needs. The notes generally are due in two to five years and bear interest at rates between 10% and 12%. Transactions for 1996 and 1997 follow:

                                                                          1996           1997
                                                                      -----------    ------------
Balance at beginning of year                                          $14,864,696     $14,173,596

   Notes issued:

   Sales of customer lists                                              2,509,590       2,536,500
   Loans to business partners                                             419,785         108,799
   Refinancing of existing notes                                          387,787         314,551
   Sales of franchise territories                                       1,546,205       2,463,100

Notes canceled                                                         (2,556,042)     (2,642,254)
Oden notes eliminated in consolidation                                         -         (168,095)
Repayment of notes                                                     (2,998,425)     (3,438,412)
                                                                      =============== =============
Balance at end of year                                                $14,173,596      $13,347,785
                                                                      =============== =============

Notes receivable, franchisees, reflected on the accompanying balance sheets, include notes related to the sale of customer lists as well as loans to franchisees for working capital and equipment. Most of the notes receivable reflected on the accompanying balance sheets are due from the Company's franchisees. The notes are collateralized by the underlying franchise, are guaranteed by the franchisees and are generally five years in length at inception.

The franchisees' ability to repay the notes is dependent upon the performance of the tax preparation industry as a whole and the Company in particular. As a result of certain IRS actions, fiscal 1995 was a difficult year for the Company's franchisees, resulting in a number of the Company's receivables being past due at April 30, 1995 and 1996. In fiscal 1996 and early

1997, the Company restructured a number of notes receivable and terminated a number of franchisees with whom a satisfactory payment plan was not reached. In many cases, the Company included the business partners' accounts receivable and interest receivable balances in the restructured notes. At April 30, 1996 and April 30, 1997, notes receivable installments of approximately $1,800,000 and $570,000 are past due, respectively. Management believes that the recorded allowance is adequate based upon its consideration of the estimated value of the franchises supporting the receivables. Any adverse change in the tax preparation industry could affect the Company's estimate of the allowance.

At April 30, 1997 the Company had an investment in impaired notes and related interest receivable of approximately $806,000 which had recorded values that exceeded the fair value of the underlying collateral by approximately $73,000. In addition, the Company had trade accounts receivable due from these business partners of approximately $94,000 at April 30, 1997. The Company has reflected an allowance of $167,000 for this impairment in the accompanying consolidated balance sheet. Activity in the allowance for doubtful accounts for the years ended April 30, 1996 and 1997 is summarized as follows:

                                     1996                     1997
                                  ------------             ----------
Beginning balance                $ 1,226,724               $1,366,250
Additions charged to expense       2,316,595                  991,715
Write-offs                        (2,177,069)              (1,154,366)
                                 -----------              -----------
Ending balance                   $ 1,366,250               $1,203,599
                                 ===========              ===========


The Company's average investment in impaired notes receivable during the years ended April 30, 1996 and 1997 was approximately $3,900,000 and $1,750,000, respectively. Interest income related to these notes of approximately $240,000 and $216,000 has been included in the accompanying consolidated statements of operations for the years ended April 30, 1996 and 1997, respectively.

5.  LINE OF CREDIT AND EXTRAORDINARY ITEM

Throughout fiscal 1997 the Company had a line of credit facility (the Facility) with a commercial lender, under which the Company could borrow from $2,000,000 to $7,900,000 throughout the year. Interest was payable monthly at prime plus 0.5% on the first $5,500,000 of the borrowings and prime plus 1.25% for amounts borrowed in excess of $5,500,000. The Facility contained certain maintenance and restrictive covenants, including but not limited to a total liabilities to tangible net worth and debt service coverage ratio. The Facility was collateralized by accounts and notes receivable, inventory, furniture, fixtures, equipment, contract rights and general intangibles as well as a deed of trust on the Company's headquarters. Under the terms of the Facility, the Company was required to repay all borrowings under the Facility and maintain a zero balance for a period of thirty days prior to its expiration. No amounts were outstanding on the line of credit facility as of April 30, 1997. As discussed in note 16, the Company renewed the Facility in May 1997 through June 30, 1999.

During 1996 and 1995, the Company had two facilities available (the Old Facilities) with the lender. The Old Facilities provided the Company with a $4,500,000 line of credit facility and a $3,500,000 facility available to finance franchise expansions and new franchise sales. The Old Facilities bore interest at prime plus 0.5% through July 1995. From July 1995 to June 1996, the interest rate on the Old Facilities was increased to prime plus 2.5%.

In addition, in August 1995, the lender provided an additional $3,000,000 short-term facility to provide additional working capital. This line expired on

April 30, 1996 and also bore interest at prime plus 2.5%. The Old Facilities were replaced in fiscal 1997 with the Facility discussed above. There were no amounts outstanding under the Old Facilities on April 30, 1996.

In conjunction with the Old Facilities, the Company's lender was also granted warrants to obtain up to 999,327 shares, or 19.9% of the then fully diluted common stock of the Company, exercisable at $0.01 per share. Based upon independent appraisal, the Company valued the warrants at $0.74 per warrant at the date of issuance. As a result, an original issue discount of $739,502, representing the initial value of the warrants, was recorded against the borrowings under the Old Facilities and was amortized over the terms of the Old Facilities. The agreement governing the warrants provided the holder with additional rights, such as a put option, piggyback registration and other rights. As a result of the existence of the put option, the Company recorded accretion to the estimated ultimate redemption amount as interest expense for the period the warrants were outstanding. The agreement also included a clawback provision under which the Company could earn back warrants based upon a formula applied to its repayment of amounts outstanding under the Old Facilities. In April 1996, the Company exercised the clawback rights under the agreement and reduced the number of warrants to 582,549. As a result, the value of the warrants, discount amortization and accretion to the put price were reduced proportionately.

In June 1996, the Company agreed to purchase the put option on all warrants and to purchase 572,549 of the outstanding warrants held by the lender for $1,875,967. The Company financed the purchase using amounts available under the Facility. A loss of $1,248,388 associated with the early extinguishment of the put warrant liability is reflected as an extraordinary item in the accompanying consolidated statement of operations for the year ended April 30, 1997. The remaining outstanding warrants have been included in additional capital in the accompanying April 30, 1997 consolidated balance sheet.

6.  LONG-TERM DEBT

Long-term debt at April 30, 1996 and 1997 consists of the following:


                                                                                                1996           1997
                                                                                              ---------      ---------
  Note payable to bank; monthly installments
     of $10,995 including interest at 10.87%; due
     February 2009; collateralized by land and building                                       $938,810        $908,912
  Note payable to bank; interest paid monthly at prime
     plus 1%; repaid in full in 1997.                                                          556,142            -
  Note payable to former franchisee; annual installments
     of $41,040 on April 30, plus interest at 7.00%;
     due April 1998                                                                             82,080          41,040
  Non-interest bearing note payable to former franchisee,
     monthly installments of $2,166; interest imputed at 55,319
     11.00%; due March 1999                                                                     55,319          34,333


                                      F-16


6. LONG-TERM DEBT (CONTINUED)

                                                                                              1996               1997
                                                                                            ---------        ---------
  Note payable to financing company; interest at 9.75%; repaid in full in 1997                15,320             -
  Non-interest bearing note payable to former franchisee,
     annual installments of $27,500, interest imputed at 11.00%;
     due March 2000                                                                           76,862            54,542
  Non-interest bearing note payable to former franchisee; interest imputed at 9%; due
     in full in February 1998                                                                   -              182,860
  Notes payable to former Oden stockholders; due in various installments
     between July 1997 and February 1998; interest payable annually at 9%                       -              244,596
  Other notes payable                                                                        218,506           168,288
                                                                                          -----------       -----------
                   Total long-term debt                                                    1,943,039         1,634,571
  Less current installments                                                                  462,166           606,465
                                                                                          -----------       -----------

                    Total long-term debt, less current installments                       $1,480,873        $1,028,106
                                                                                          ============      ===========


Aggregate maturities of long-term debt as of April 30, 1997 are as follows:

1998                                                              $606,465
1999                                                               109,586
2000                                                                84,737
2001                                                                58,196
2002                                                                62,482
Thereafter                                                         713,105
                                                              ------------
Total                                                           $1,634,571
                                                              ============

7.  CONVERTIBLE NOTES

The Company has $762,750 of convertible notes outstanding at April 30, 1997 which bear interest at 6% payable semiannually and are due in full March 1, 1998. Upon the occurrence of certain events of default, the holders of not less than 25% of the convertible notes may demand repayment of the notes in their entirety.

The convertible notes are convertible into one share of common stock per $16 of principal (47,671 shares of common stock), anytime on or prior to maturity. The conversion rate of the notes is subject to change upon the occurrence of certain events. No conversions occurred in 1995, 1996 or 1997.

8.  LEASE OBLIGATIONS

The Company leases office space and equipment for its operations under leases expiring through 2002. Rent expense totaled $1,424,587, $1,328,334 and $1,149,872 for the years ended April 30, 1995, 1996 and 1997, respectively. Annual office rents for tax preparation offices are based on minimum rentals plus a percentage of gross receipts in excess of minimum revenues. Rent expense calculated as a percentage of gross receipts totaled $92,962, $184,472 and $69,671 for the years ended April 30, 1995, 1996 and 1997, respectively.

Included in property and equipment are the following amounts applicable to capital leases at April 30, 1996 and 1997:

                                                       1996              1997
                                                    ----------        -----------
Office furniture, fixtures and equipment            $1,799,779        $2,133,299
Less accumulated amortization                         (657,056)       (1,294,869)
                                                    ==========        ===========
                                                    $1,142,723          $838,430
                                                    ==========        ===========

Total amortization expense charged under capital leases was $167,002, $476,228 and $637,812 for the years ended April 30, 1995, 1996 and 1997, respectively.

Future minimum lease payments under noncancelable operating leases and the present value of future minimum capital lease payments as of April 30, 1997 are as follows:


                                            CAPITAL LEASES      OPERATING LEASES
------------------------------------------------------------   --------------------
1998                                               $712,320             $300,426
1999                                                322,216              109,794
2000                                                 33,911               97,277
2001                                                    -                 33,200
2002                                                                      28,000
                                                        -
                                        --------------------   --------------------

Total minimum lease payments                      1,068,447             $568,697
                                                               ====================
Amount representing interest                        216,243
                                        --------------------

           Present value of future
            minimum lease payments                  852,204

  Less current installments of
    obligations under capital leases                618,385
                                        --------------------

           Obligations under capital
           leases, excluding current
           installments                            $233,819
                                        ====================


9.  INCOME TAXES

The provision for income taxes for the years ended April 30, 1995, 1996 and 1997 is comprised of the following:

                             1995          1996      1997
                       ----------- ------------- -----------
Current:
     Federal             $193,552    $1,210,602  $3,693,000
     State                 62,596       141,000     679,000
                       ----------- ------------- -----------
                          256,148     1,351,602   4,372,000
Deferred:
    Federal               239,322       146,398   (136,000)
    State                  44,000        27,000    (26,000)
                       ----------- ------------- -----------
                          283,322       173,398   (162,000)

                       ----------- ------------- -----------
                         $539,470    $1,525,000  $4,210,000
                       =========== ============= ===========



The Company's effective tax rate differs from the U.S. Federal statutory tax rate for the years ended April 30, 1995, 1996 and 1997 as follows:

                                               1995       1996      1997
                                             --------- --------- ---------
Statutory rate                                   34.0%    34.0%      34.0%
Increases in income taxes resulting from:
  State income taxes, net of
     Federal income tax benefit                   5.1%    4.0%       4.1%
  Accretion of stock purchase warrants              -     1.7%         -
   Disposal of Oden territories                     -      -         1.0%
    Other                                           -    (0.9%)      1.2%
                                             --------- --------- ---------
            Effective rate                       39.1%   38.8%     40.3%
                                             ========= ========= =========

Significant components of the Company's deferred tax assets and liabilities at April 30, 1996 and 1997 are as follows:

                                               1996        1997
                                            ----------  ----------
Deferred tax assets:

Deferred revenue for financial statement
    purposes recognized currently for tax
    purposes                                  $100,000     $122,000
Bad debt allowance, deductible when
    related receivables are written off        518,000      457,000
Accrued vacation, deductible as paid for
    tax purposes                                37,000       51,000
Property, equipment and intangible
    assets, due to differing depreciation
    and amortization methods                    58,000            -
Capital leases, deductible as paid for
    tax purposes                                15,000        5,000
Other accounts payable, deductible as
    paid for tax purposes                       84,000            -
Amortization of loan discount, due to
    different amortization methods              78,000            -
Inventory related costs capitalized for
    tax purposes                                11,000       14,000
                                            -----------  -----------

                                               901,000      649,000
Deferred tax liabilities:                   -----------  -----------

Installment sales, recognized for tax       (1,132,000)    (861,000)
    purposes as cash is received
Property, equipment and intangible
    assets, due to differing depreciation
    and amortization methods                        -       (37,000)
                                            -----------  -----------
                                            (1,132,000)    (898,000)
                                            -----------  -----------
              Net deferred tax liabilities   $(231,000)   $(249,000)
                                            ===========  ===========

10.  COMMITMENTS AND CONTINGENCIES

GUARANTEES

The Company guarantees to reimburse customers for penalties and interest in the case of errors it makes in preparing tax returns in Company operated offices. Experience has shown that actual penalties paid have been negligible.

The Company has guaranteed operating leases for office equipment of certain franchises. The total obligations under these leases are $873,940 and have remaining terms of up to thirty-nine months.

The Company has guaranteed bank loans of certain franchisees. The guarantee obligations total approximately $137,000 at April 30, 1997.



EMPLOYMENT AGREEMENT

The Company has an employment agreement with its President and Chief Executive Officer which expires in June 1999. The agreement provides for an annual salary and a bonus if certain performance objectives are met. The Company may terminate the employment agreement at any time without cause. Upon such termination, the Company is required to pay the employee $250,000 over a one-year period and vest all options granted to the employee in full.

LITIGATION

The Company is a defendant in certain lawsuits and is aware of other threatened claims generally incidental to its business as a franchiser. Management is of the opinion that the accompanying financial statements will not be materially affected by the ultimate resolution of litigation pending or threatened at April 30, 1997.

11.  EMPLOYEE BENEFITS

401(K) PLAN

Jackson Hewitt Inc. 401(k) Plan (the Plan) is a defined contribution plan sponsored by the Company. The Plan provides for employee salary deferral and matching employer contributions. Employees of the Company are eligible to participate in the Plan when they attain age twenty-one and have completed one year of service.

The Company began contributing to the Plan during 1997. Participants vest in the Company's contributions based upon years of service. The Company's contribution for the year ended April 30, 1997 was $26,519.

STOCK COMPENSATION PLANS

At April 30, 1997, the Company has two stock-based compensation plans. Under the 1994 Long-Term Incentive Plan, the Company may grant options to its employees for up to 698,000 shares of common stock. Under the 1996 Non-Employee Director Stock Option Plan, the Company may grant options to its non-employee directors for up to 150,000 shares of common stock. Under both plans, the exercise price of each option equals the market price of the Company's stock on the date of grant, and the option's maximum term is ten years. Options vest over five years under the 1994 Plan and over four years under the 1996 Plan.

The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock options, which were granted with an exercise price at least equal to the stock's fair market value at the date of grant. Had compensation cost for the Company's two stock-based compensation plans been determined consistent with FASB Statement No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                  1996           1997
                                                  ----           ----

Net income                    As Reported        $2,402,265     $4,983,768
                              Pro Forma          $2,386,714     $4,732,577

Primary net  income per       As Reported              $.40           $.95
share                         Pro Forma                $.40           $.89

Fully diluted net income      As Reported              $.40           $.91
per share                     Pro Forma                $.40           $.86


The full impart of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma and net income per share amounts presented above because compensation cost is reflected over the options vesting periods and compensation cost for options granted prior to May 1, 1995 is not considered.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996 and 1997, respectively: dividend yield of 0 percent for both years; expected volatility of 73% for both years; risk-free interest rates of 5.9% and 6.7% for the 1994 Plan options and 5.4% and 6.3% for the 1996 Plan options; and expected lives of six and ten years for the 1994 Plan options and ten years for the 1996 Plan options.

A summary of the status of the Company's two fixed stock option plans as of April 30, 1996 and 1997 and changes during the years ended on those dates is presented below:


                                                                 1996                       1997
                                                      ----------------------------------------------------------
                                                                       Weighted-                   Weighted-
                                                       Number of         Average   Number of         Average
                                                         Options  Exercise Price     Options  Exercise Price
                                                      ----------- --------------- ----------- ------------------
Outstanding at beginning of year                         174,590           $6.65     235,590              $4.38
Granted                                                  126,700           $3.35     388,765              $5.01
Exercised                                                      -               -      75,090              $1.80
Expired                                                   37,000          $10.00      54,000             $10.00
Forfeited                                                 28,700           $6.40      49,180              $3.96
                                                      ----------- --------------- ----------- ------------------
Outstanding at end of year                               235,590           $4.38     446,085              $4.71
                                                      =========== =============== =========== ==================
Options exercisable at year-end                           70,790           $1.73      28,660              $3.45
Weighted-average fair value of                           126,700           $0.82     388,765              $3.62
    options granted during the year



At April 30, 1997, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $2.86-$5.75 and eight years, respectively.

12.  REDEEMABLE CONVERTIBLE PREFERRED STOCK

In fiscal 1994, 504,950 shares of Series A Redeemable Convertible Preferred Stock ("Preferred Stock") were sold in a private placement to three private investors. The Company received net proceeds (after payment of placement fees and expenses) of $2,518,046. The excess of the redemption value over the carrying value is being accreted by periodic charges to retained earnings over the life of the issue. The holders of the Preferred Stock are entitled to 10% cumulative annual dividends due in August of each year and a liquidation preference upon the liquidation or dissolution of the Company. Additional dividends accrue on unpaid dividends. The Company accrued dividends of $297,921, $321,236 and $322,219 for the years ended April 30, 1995, 1996 and 1997, respectively.

At any time, upon occurrence of certain events, the holders of the 504,950 shares of issued and outstanding shares of Preferred Stock may convert their shares to 504,950 shares of common stock.

If any of the Preferred Stock has not been converted to common stock by August 31, 1998, the Company must redeem from each holder of Preferred Stock 1/3, 1/2 and all of the remaining shares, respectively, of the Preferred Stock held by such holder on August 31, 1998, August 31, 1999 and August 31, 2000, respectively. The redemption price to be paid by the Company is equal to the greater of (i) the liquidation preference payment for the Preferred Stock, which is equal to $3,000,000 plus any accrued, but unpaid dividends or (ii) the fair market value of the shares of Preferred Stock on such date. The fair market value of the Preferred Stock will be determined in good faith by the Board of Directors of the Company, subject to the right of the holders of the Preferred Stock to select an independent appraiser that is agreeable to the Company to determine such price. The Company is accreting the Preferred Stock to the estimated redemption value over the period through which redemption is required.

The holders of the Preferred Stock, voting as a separate series, may elect one director of the Company until such time as all of the Preferred Stock is converted to common stock. Holders of the Preferred Stock have the right to vote on all matters properly before the shareholders of the Company. The number of votes to which the holders of the Preferred Stock are entitled is the same number of votes to which such holders would be entitled if the Preferred Stock were converted to common stock. In addition to certain dividend, liquidation, conversion, registration, and redemption rights, the holders of the Preferred Stock have certain rights in the event of an offering of the Company's common stock.

As discussed in note 16, in June 1997 the Company and the preferred shareholders agreed to settle the mandatory redemption feature and convert the preferred shares to common shares.

13.  ACQUISITION

On July 31, 1996, the Company completed an exchange of 106,501 shares of the Company's common stock, net of shares retired, for all of the outstanding stock of Oden Inc., a franchisee. The total purchase price, based upon the market value of the Company's stock at July 31, 1996, was $480,375. The transaction was accounted for as a purchase and the resulting goodwill, which is included in other intangible assets in the accompanying balance sheet, will be amortized over 5 years. Assets acquired and liabilities assumed in the purchase are as follows:

Assets acquired:

   Cash                                               $5,195
   Accounts receivable                                55,587
   Notes and interest receivable                     645,693
   Prepaid expenses                                    1,480
   Fixed assets                                       22,295
   Customer lists                                    837,911
   Goodwill                                          575,785
   Other assets                                        9,016

                                                --------------
      Total assets                                 2,152,962
                                                --------------


Liabilities assumed:

   Accounts payable                                  483,556
   Notes and interest payable                      1,009,031
   Deferred income taxes                             180,000

                                                --------------
      Total liabilities                            1,672,587
                                                --------------


                  Purchase price                    $480,375
                                                ==============


Included in accounts payable and notes and interest payable are amounts due to the Company of $464,821 and $182,970, respectively, which were eliminated in consolidation upon the closing of the acquisition. The remaining notes payable are due to former Oden shareholders in varying installments through February 1998.

The following unaudited pro forma financial information for the years ended April 30, 1996 and 1997 combines the results of operations of the Company and Oden as if the acquisition occurred at the beginning of fiscal 1996, after giving effect to certain adjustments, including the depreciation and amortization of assets based on their fair values and intercompany eliminations. The unaudited pro forma information does not purport to represent what the results of operations of the Company would have been if such transaction had in fact occurred on such date or to project the Company's results of operations for any future period.



                                                             1996                   1997
                                                          -----------           -----------
       Revenue                                            $25,723,168           $31,403,599

       Income before extraordinary item                     2,308,500             6,365,749
       Net income                                          $2,308,500            $5,117,361

       Net income per common share:

       Income before extraordinary item                          $.38                 $1.25
       Net income                                                $.38                 $0.98


14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following summarizes disclosure regarding the estimated fair value of the Company's financial instruments at April 30, 1996 and 1997:



                                                      1996
                                        -------------------------------
                                         Carrying Amount    Fair Value
                                        ----------------- -------------
Cash and cash equivalents                  $3,557,861      $3,557,861
Trade accounts receivable                   3,171,035       3,171,035
Notes receivable                           14,173,596      14,173,596
Notes payable                               1,943,039       2,042,866
Convertible notes                             762,750         733,926
Accounts payable                            3,043,019       3,043,019
Accrued payroll and related liabilities     1,001,709       1,001,709
Stock purchase warrants                       609,492       1,875,967
Series A redeemable convertible
  preferred stock                           3,277,792       3,277,792
Financial guarantees, for which it
    is not practicable to estimate fair
    value                                        -               -



                                                    1997
                                        -------------------------------
                                         Carrying Amount  Fair Value
                                         --------------  ------------
Cash and cash equivalents                   $6,323,586   $6,323,586
Trade accounts receivable                    2,861,567    2,861,567
Notes receivable                            13,347,785   13,347,785
Notes payable                                1,634,571    1,731,433
Convertible notes                              762,750      750,290
Accounts payable                             1,924,580    1,924,580
Accrued payroll and related liabilities        879,996      879,996
Series A redeemable convertible
  preferred stock                            3,236,443    7,084,534
Financial guarantees, for which it is not
    practicable to estimate fair value           -             -



(A) CASH AND CASH EQUIVALENTS, TRADE ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE AND ACCRUED PAYROLL AND RELATED LIABILITIES

The carrying amount approximates fair value because of the short maturity of these instruments.

(B)   NOTES RECEIVABLE

The carrying amount approximates fair value, because the rates of interest on these notes approximate rates currently offered by lending institutions for loans of similar terms to individuals or companies with comparable credit risk. However the Company has not sold any of these notes and thus actual rates have not been established. There can be no assurance that the Company would obtain these rates if the notes were sold.

(C)   NOTES PAYABLE AND CONVERTIBLE NOTES

The fair value of the Company's notes payable and convertible notes is estimated based on the present value of future cash flows discounted using the Company's recently negotiated line of credit borrowing rate of LIBOR plus 2.5% at April 30, 1997.

(D)   SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

In 1996 the Company estimated that the fair value approximated the carrying value since the carrying amount reflects accretion to the redemption price based upon the fair value of the common stock, and the preferred stock dividend rate approximates what the Company could expect to pay for funds financed under similar terms. For 1997, the fair value has been estimated based upon the trading value of the common stock at April 30, 1997 using the 699,707 shares to be issued upon conversion as described in note 16.

(E)    STOCK PURCHASE WARRANTS

The fair value at April 30, 1996 represents the amount paid by the Company in July 1996 (note 5) to repurchase substantially all of the stock purchase warrants.

(F)   FINANCIAL GUARANTEES

A reasonable estimate of the fair value of the Company's guarantees of long-term debt and lease obligations of others, more fully described in note 10, could not be made without incurring excessive costs.

15.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents selected quarterly financial data for the Company:

                                                    First              Second           Third            Fourth
                                                    Quarter            Quarter          Quarter          Quarter
                                                    -------            -------          -------          -------

                                                            (dollars in thousands except per share data)
            Year Ended April 30, 1996:

      Revenue                                         $823             $1,318             $5,219           $17,656
      Net income(loss)                              (1,326)            (1,599)              (475)            5,802

      Net income (loss) per common share            ($0.33)            ($0.32)            ($0.11)            $1.16


            Year Ended April 30, 1997:

      Revenue                                         $980             $1,216              $7,805          $21,431
      Income (loss) before extraordinary item       (1,322)            (1,008)              1,184            7,378
      Extraordinary item                            (1,248)                  -                  -                -
      Net income (loss)                             (2,570)            (1,008)              1,184            7,378

      Net income (loss) per common share:
         Income (loss) before extraordinary item    ($0.32)            ($0.24)              $0.24            $1.54
         Net income (loss)                          ($0.59)            ($0.24)              $0.24            $1.54


16.  SUBSEQUENT EVENTS

In May 1997, the Company's lender renewed the Company's working capital facility through June 30, 1999. Under the terms of the Amended and Restated Credit Agreement, amounts which can be borrowed under the Facility vary from $2.0 million to $8.0 million throughout the year, subject to certain borrowing base limitations, and bear interest at the 30 day LIBOR rate plus 2.5%. The facility is renewable annually for one additional year at a time.

In June 1997, the Company and the preferred shareholders entered into a Recapitalization Agreement under which the preferred shareholders agreed to exchange all of the Preferred Stock for 699,707 shares of common stock. The closing of the transaction is expected to occur on July 3, 1997, with an effective date of June 18, 1997, which was the date the parties reached agreement as to the terms of the transaction. As a result of this transaction, the Company will record a charge to retained earnings and net income to common shareholders of approximately $1.9 million in the first quarter of fiscal 1998, representing the fair value on June 18, 1997 of the incremental shares of common stock issued to induce conversion.

17.  EFFECT OF UNADOPTED ACCOUNTING STANDARD

In February 1997, the FASB issued SFAS No. 128, "EARNINGS PER SHARE" (Statement
128). Statement 128 supersedes APB Opinion No. 15, "EARNINGS PER SHARE," and specifies the computation, presentation, and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock. Statement 128 was issued to simplify the computation of EPS and to make the U.S. standard more compatible with the EPS standards of other countries and that of the International Accounting Standards Committee
(IASC). It will replace primary EPS and fully diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computations to the numerator and denominator of the diluted EPS computation.

Basic EPS, unlike primary EPS, excludes all dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS, similar to fully diluted EPS, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Statement 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. After adoption, all prior period EPS data presented shall be restated to conform with Statement 128. The following table summarizes the pro forma EPS data of the Company as if Statement 128 had been adopted for all periods presented.

                                                             Year Ended April 30

                                                          1995      1996    1997
                                                         -------- -------- ---------
Basic EPS
   Income before extraordinary item                        $0.11    $0.46    $1.24
   Extraordinary Item                                          -        -    (0.28)
                                                         -------- -------- ---------
   Net income                                              $0.11    $0.46    $0.96
                                                         ======== ======== =========

Diluted EPS
    Income before extraordinary item                       $0.11    $0.41    $1.19
    Extraordinary Item                                         -        -    (0.26)
                                                         -------- -------- ---------
    Net income                                             $0.11    $0.41    $0.93
                                                         ======== ======== =========


--------------------------------------------------------------------------------

No dealer, sales representative or other person has been authorized to give any information or to make any representations in connection with this Offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Shareholders or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy the shares of Common Stock in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                          --------------------

                           TABLE OF CONTENTS

                                                 Page

Prospectus Summary...................................
Risk Factors.........................................
The Company..........................................
Use of Proceeds......................................
Price Range of Common Stock..........................
Dividend Policy......................................
Capitalization.......................................
Recent Developments..................................
Selected Consolidated Financial Data.................
Management's Discussion and Analysis.................
  of Financial Condition and Results of..............
  Operations.........................................
Business.............................................
Management...........................................
Certain Transactions.................................
Principal and Selling Shareholders...................
Description of Capital Stock.........................
Shares Eligible for Future Sale......................
Underwriting.........................................
Legal Matters........................................
Experts..............................................
Additional Information...............................
Index to Consolidated Financial Statements...........

                            [INSIDE BACK COVER PAGE]
                    [SCHEMATIC OF TAX RETURN FILING PROCESS]

                                 Shares


                                 [LOGO]





                          JACKSON HEWITT INC.



                              Common Stock




                           -----------------
                               PROSPECTUS
                           -----------------


                      Janney Montgomery Scott Inc.


                       Scott & Stringfellow, Inc.


                                 , 1997


--------------------------------------------------------------------------------

                                PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

         The estimated expenses in connection with the Offering are as follows:

                              Expenses                   Amount

          Registration Fee                            $_________
          NASD Fees
          Nasdaq National Market Fees                          *
          Printing Expenses                                    *
          Legal Fees and Expenses                              *
          Transfer Agent and Registrar Fees                    *
          Accounting Fees and Expenses                         *
          Blue Sky Fees and Expenses                           *
          Miscellaneous Expenses                               *
                                                       ---------
                                     TOTAL            $        *
                                                       =========

*        To be filed by amendment.

Item 14.  Indemnification of Officers and Directors.

         The  Virginia  Stock   Corporation   Act  ("Virginia   Act")
allows a corporation to include a provision in its articles of incorporation or bylaws eliminating liability of directors and officers in proceedings brought by or in the right of a corporation or brought by or on behalf of shareholders, however, such liability may not be eliminated if a director or officer engages in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. The Company's Articles of Incorporation provide that the Company's officers and directors will not be liable with respect to any proceeding brought by or in the right of the Company or brought by or on behalf of the shareholders of the Company, provided that the officer or director has not engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. The Company's Articles of Incorporation also provide that the Company will indemnify its directors, officers, employees and agents in the manner provided by the Virginia Act.

         The  Virginia  Act  sets  forth   certain   provisions
regarding the indemnification of directors and officers. Generally, these provisions of the Virginia Act allow a corporation to indemnify directors and officers if: (i) they conducted themselves in good faith; (ii) they believed (a) in the case of conduct in their official capacity, that their conduct was in the corporation's best interest, and (b) in all other cases, that their conduct was at least not opposed to its best interest; and (iii) in the case of any criminal proceeding, that they had no reasonable cause to believe their conduct was unlawful. Under the Virginia Act, a corporation may not indemnify directors and officers (i) in connection with a proceeding by or in the right of the corporation in which the directors or officers are adjudged liable to the corporation; or (ii) in any other proceeding charging improper personal benefit, in which they are adjudged liable on the basis that personal benefit was improperly received.

Item 15.  Recent Sales of Unregistered Securities.

         The following information relates to securities of the Company issued or sold within the past three years which were not registered under the Securities Act of 1933, as amended (the
"Securities Act"):

         On June 18, 1997, the Company's President, Chief Executive Officer, and Chairman of the Board exercised an employee stock option to purchase 46,226 shares of Common Stock in a transaction exempt under Section 4(2) of the Securities Act.

         On March 6, 1997, a former employee who held an option to purchase 70,790 shares of Common Stock exercised the option to purchase 33,000 of these shares in a transaction exempt from registration under Section 4(2) of the Securities Act. The employee had previously exercised the option with respect to 37,790 shares on August 19, 1996.

         On July 31, 1996, the Company exchanged 106,501 shares of Common Stock for all of the outstanding shares of common stock of Oden, Inc. This privately-negotiated transaction did not involve a public offering and was therefore exempt from registration under
Section 4(2) of the Securities Act, as well as Rules 504, 505, and 506 of Regulation D promulgated thereunder ("Regulation D").

         On October 31, 1995, the Company repurchased a franchise in exchange for 103,125 shares of Common Stock. This privately-negotiated transaction did not involve a public offering and was therefore exempt from registration under Section 4(2) of the Securities Act, as well as Rule 504 of Regulation D.

         On September 30, 1995, the Company repurchased two franchises in exchange for 3,000 and 5,000 shares of Common Stock. Neither of these privately negotiated transactions involved a public offering and both were therefore exempt from registration under
Section 4(2) of the Securities  Act, as well as Rule 504 of Regulation
D.

         In July 1995, the Company issued a warrant to purchase up to 999,327 shares of Common Stock to its principal lender in a transaction exempt under Section 4(2) of the Securities Act.

         On October 20, 1994, the Company repurchased a franchise for 1,900 shares of Common Stock. This privately-negotiated transaction did not involve a public offering and was therefore exempt from registration under Section 4(2) of the Securities Act, as well as Rule 504 of Regulation D.

         On June 30, 1994, the Company repurchased two franchises in exchange for 112,574 and 10,892 shares of Common Stock. Neither of these privately negotiated transactions involved a public offering and both were therefore exempt from registration under Section 4(2) of the Securities Act. The transaction involving 10,892 shares of Common Stock was also exempt under Rule 504 of Regulation D.

         On May 31, 1994, the Company repurchased a franchise for 2,308 shares of Common Stock. This privately-negotiated transaction did not involve a public offering and was therefore exempt from registration under Section 4(2) of the Securities Act, as well as Rule 504 of Regulation D.

Item 16.  Exhibits and Financial Statement Schedules.

         (a)      Exhibits.


                                                                                                       Sequential
   Exhibit No.                                                                                        Page Number
                                                    Description
           **1  Form of Underwriting Agreement.
           3.1  Articles of Incorporation of the Company, as amended.  (Incorporated by reference          *
                to the Registrant's Form 10-SB, Commission File No. 0-22324, as amended, previously filed with the Commission on August 31, 1993).
        ***3.2  Amended and Restated Bylaws of the Company.                                                *
         **4.1  Form of Specimen Common Stock Certificate.
           4.2  Terms of the 6% Convertible Notes. (Incorporated by reference to                           *
                the Registrant's Form 10-SB,  Commission File No. 0-22324,  as
                amended,  previously  filed  with the  Commission  on August 31,
                1993).
           4.3  Series A Convertible  Preferred Stock Purchase Agreement,  dated                           *
                August 19, 1993,  between  the  Company, John T. Hewitt and certain Investors. (Incorporated by reference to  the
                Registrant's Form  10-SB, Commission File No. 0-22324,  as
                amended, previously filed with the Commission on August 31,
                1993).


           4.4  Registration Rights Agreement, dated August 19, 1993, between the Company and              *
                certain Investors.  (Incorporated by reference to the Registrant's Form 10-SB,
                Commission File No. 0-22324, as amended, previously filed with the Commission on
                August 31, 1993).
           4.5  Stockholders  Agreement,  dated  August 19,  1993,  between  the                           *
                Company,  John T. Hewitt and certain Investors.  (Incorporated by reference to the Registrant's Form 10-SB, Commission File No.
                0-22324,  as amended,  previously  filed with the  Commission on
                August 31, 1993).
           **5  Opinion and Consent of Kaufman & Canoles.
          10.1  Master License  Agreement,  dated October 15, 1988,  between the                           *
                Company and Montgomery Ward & Co., Incorporated, and extension letter agreement, dated June 8, 1993. (Incorporated by reference to the Registrant's Form 10-SB,  Commission File No. 0-22324, as
                amended,  previously  filed  with the  Commission  on August 31,
                1993).
          10.2  Second Amendment to Partnership Agreement of Refant Partners, dated June 30, 1994,         *
                between Republic Service, Inc. and Hewfant, Inc.  (Incorporated by reference to the Registrant's Form 10-QSB, Commission File No. 0-22324, previously filed with the Commission on September 13, 1994).
          10.3  Loan Agreement, dated November 4, 1994, between the Company and Republic Bank.             *
                (Incorporated by reference to the Registrant's Form SB-2, Commission File No.
                0-22324, as amended, previously filed with the Commission on December 5, 1994.)
          10.4  1994 Long Term Incentive Plan.  (Incorporated by reference to the Registrant's             *
                Form SB-2, Commission File No. 33-94162, previously filed with the Commission on
                June 30, 1995.)
          10.5  Lease dated September 23, 1994, between the Company and Wal-Mart Stores, Inc.              *
                (Incorporated by reference to the Registrant's Form SB-2, Commission File
                No. 33-94162, previously filed with the Commission on June 30, 1995.)
          10.6  First  Amendment,  dated October 31, 1994, to the Stock Purchase                           *
                Agreement, the Registration   Rights   Agreement  and  the
                Stockholders Agreement,  each dated August 19, 1993, between the
                Company, John T. Hewitt,  GeoCapital,  II, L.P., GeoCapital III,
                L.P., Stephen J. Bachmann and Charles Federman. (Incorporated by
                reference to the  Registrant's  Form SB-2,  Commission  File No.
                33-94162,  previously  filed  with  the  Commission  on June 30,
                1995.)
          10.7  Warrant  Agreement, dated October 17, 1995, between the Company                            *
                and  NationsBank, N.A. (Incorporated  by  reference  to the
                Registrant's 10-KSB/A previously  filed with the Commission on
                December 18, 1995.)
          10.8  Warrant Certificate, dated October 18, 1995, between the Company and NationsBank,          *
                N.C.  (Incorporated by reference to the Registrant's 10-KSB/A previously filed with the Commission on December 18, 1995.)
          10.9  First Amendment to Master Shopping Center Lease Agreement, dated January 29, 1996,         *
                between Wal-Mart Stores, Inc. and Jackson Hewitt Inc.  (Incorporated by reference to the Registrant's 10-QSB previously filed with the Commission on March 18, 1996.)
         10.10  Renewal of Master  License  Agreement,  July 12,  1996,  between                           *
                Montgomery  Ward & Co., Incorporated  and Jackson Hewitt Inc.
                (Incorporated by reference to the Registrant's 10-KSB previously filed with the Commission on July 29, 1996.)


         10.11  Second Amendment to Master Shopping Center Lease Agreement, dated May 15, 1996,            *
                between Wal-Mart Stores, Inc. and Jackson Hewitt Inc.  (Incorporated by reference to the Registrant's 10-KSB previously filed with the Commission on July 29, 1996.)
         10.12  First Amendment to Warrant Agreement, dated June 7, 1996, between Jackson Hewitt           *
                Inc. and NationsBank, N.A.  (Incorporated by reference to the Registrant's 10-KSB previously filed with the Commission on July 29, 1996.)
         10.13  Agreement of Sale, dated June 10, 1996, between Jackson Hewitt Inc. and Refant             *
                Partners. (Incorporated by reference to the Registrant's 10-KSB previously filed with the Commission on July 29, 1996.)
         10.14  Business Loan Agreement, dated June 10, 1996, between Jackson Hewitt Inc. and              *
                Republic Bank.  (Incorporated by reference to the Registrant's 10-KSB previously filed with the Commission on July 29, 1996.)
         10.15  Release and Settlement Agreement, dated December 9, 1996, by and between Jackson           *
                Hewitt Inc. and John T. Hewitt.  (Incorporated by reference to the Registrant's
                10-QSB previously filed with the Commission on January 31, 1997)
         10.16  John T. Hewitt's Promissory Note for $1,276,057 dated December 1, 1996.                    *
                (Incorporated by reference to the Registrant's 10-QSB previously filed with the
                Commission on January 31, 1997.)
         10.17  Stock Pledge Agreement, dated December 1, 1996, by and between Jackson Hewitt Inc.         *
                and John T. Hewitt.  (Incorporated by reference to the Registrant's 10-QSB previously filed with the Commission on January 31, 1997.)
         10.18  Mutual Release Agreement, dated December 31, 1996, by and between Jackson Hewitt           *
                Inc. and Susan Ventresca.  (Incorporated by reference to the Registrant's 10-QSB previously filed with the Commission on January 31, 1997.)
      ***10.19  Form Franchise Offering Circular, June 1997.
      ***10.20  Employment Agreement, dated May 29, 1997, between Jackson Hewitt Inc. and Keith E.
                Alessi.
      ***10.21  Amended and Restated Credit Agreement dated May 30, 1997, between Jackson Hewitt
                Inc. and NationsBank, N.A.
      ***10.22  Recapitalization  Agreement,  dated as of June 18, 1997, between
                Jackson Hewitt Inc.,  Geocapital II, L.P., Geocapital III, L.P.,
                JMI Equity Fund, L.P., Charles Federman, and Stephen Bachman.
         ***11  Computation of per share earnings.
         ***21  Subsidiaries of the Registrant.                                                            *
       ***23.1  Consent of KPMG Peat Marwick LLP, Independent Certified Public Accountants.
        **23.2  Consent of Kaufman & Canoles.
            24  Power of Attorney relating to Jackson Hewitt Inc. (appears on the signature page hereto).
         ***27  Financial Data Schedule.
       ***99.1  Financial Statement Schedule--Schedule 2, Valuation and
                Qualifying Accounts

------------------------------------------------

   * In accordance with Rule 12(b)-32 of the General Rules and Regulations under the Securities Exchange Act of 1934, the exhibit is incorporated by reference.

   **    To be filed by amendment.

   ***   Filed herewith.

         (b) Financial Statement Schedules.- Schedule 2, Valuation and Qualifying Accounts

Item 17.  Undertakings.

         Insofar  as  indemnification   for  liabilities   arising  out
of the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense in any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the City of Virginia Beach, Commonwealth of Virginia, on June 30, 1997.

                        JACKSON HEWITT INC.


                        By:   /s/ Keith E. Alessi
                              ---------------------------------------
                              Keith E. Alessi, Chairman of the Board, President and Chief Executive Officer


                           POWER OF ATTORNEY


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints Keith E. Alessi and Christopher Drake his true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-1, and to any registration statement filed under Securities and Exchange Commission Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Witness our hands and common seals on the date set forth below.


               Signature                                      Title                                       Date
/s/ Keith E. Alessi                      Director, Chairman of the Board, President and               June 30, 1997
---------------------------              Chief Executive Officer (Principal Executive
Keith E. Alessi                          Officer)


/s/ Harry W. Buckley                     Director                                                     June 30, 1997
---------------------------
Harry W. Buckley

/s/ Harry S. Gruner                      Director                                                     June 30, 1997
---------------------------
Harry S. Gruner

/s/ Michael E. Julian, Jr.               Director                                                     June 30, 1997
---------------------------
Michael E. Julian, Jr.

/s/ William P. Veillette                 Director                                                     June 30, 1997
---------------------------
William P. Veillette

/s/ Christopher Drake                    Secretary, Treasurer and Chief Financial                     June 30, 1997
---------------------------              Officer (Principal Financial Officer and
Christopher Drake                        Principal Accounting Officer)


                             EXHIBIT INDEX

                                                                                                       Sequential
   Exhibit No.                     Description                                                         Page Number
           **1  Form of Underwriting Agreement.
           3.1  Articles of Incorporation of the Company, as amended.  (Incorporated by reference          *
                to the Registrant's Form 10-SB, Commission File No. 0-22324, as amended, previously filed with the Commission on August 31, 1993).
        ***3.2  Amended and Restated Bylaws of the Company, dated August 1993.                             *
         **4.1  Form of Specimen Common Stock Certificate.
           4.2  Terms of the 6% Convertible Notes. (Incorporated by reference to                           *
                the Registrant's Form 10-SB,  Commission File No. 0-22324,  as
                amended,  previously  filed  with the  Commission  on August 31,
                1993).
           4.3  Series A Convertible  Preferred Stock Purchase Agreement,  dated                           *
                August 19,  1993, between  the  Company,  John T.  Hewitt and
                certain   Investors.   (Incorporated   by   reference   to   the
                Registrant's  Form  10-SB,   Commission  File  No.  0-22324,  as
                amended,  previously  filed  with the  Commission  on August 31,
                1993).
           4.4  Registration Rights Agreement, dated August 19, 1993, between the Company and              *
                certain Investors.  (Incorporated by reference to the Registrant's Form 10-SB,
                Commission File No. 0-22324, as amended, previously filed with the Commission on
                August 31, 1993).
           4.5  Stockholders  Agreement,  dated  August 19,  1993,  between  the                           *
                Company,  John T. Hewitt and certain Investors.  (Incorporated by reference to the Registrant's Form 10-SB, Commission File No.
                0-22324,  as amended,  previously  filed with the  Commission on
                August 31, 1993).
           **5  Opinion and Consent of Kaufman & Canoles.
          10.1  Master License  Agreement,  dated October 15, 1988,  between the                           *
                Company and Montgomery Ward & Co., Incorporated, and extension letter agreement, dated June 8, 1993. (Incorporated by reference to the Registrant's Form 10-SB,  Commission File No. 0-22324, as
                amended,  previously  filed  with the  Commission  on August 31,
                1993).
          10.2  Second Amendment to Partnership Agreement of Refant Partners, dated June 30, 1994,         *
                between Republic Service, Inc. and Hewfant, Inc.  (Incorporated by reference to the Registrant's Form 10-QSB, Commission File No. 0-22324, previously filed with the Commission on September 13, 1994).
          10.3  Loan Agreement, dated November 4, 1994, between the Company and Republic Bank.             *
                (Incorporated by reference to the Registrant's Form SB-2, Commission File No.
                0-22324, as amended, previously filed with the Commission on December 5, 1994.)
          10.4  1994 Long Term Incentive Plan.  (Incorporated by reference to the Registrant's             *
                Form SB-2, Commission File No. 33-94162, previously filed with the Commission on
                June 30, 1995.)
          10.5  Lease dated September 23, 1994, between the Company and Wal-Mart Stores, Inc.              *
                (Incorporated by reference to the Registrant's Form SB-2, Commission File
                No. 33-94162, previously filed with the Commission on June 30, 1995.)


          10.6  First  Amendment,  dated October 31, 1994, to the Stock Purchase                           *
                Agreement, the Registration   Rights   Agreement  and  the
                Stockholders Agreement,  each dated August 19, 1993, between the
                Company, John T. Hewitt,  GeoCapital,  II, L.P., GeoCapital III,
                L.P., Stephen J. Bachmann and Charles Federman. (Incorporated by
                reference to the  Registrant's  Form SB-2,  Commission  File No.
                33-94162,  previously  filed  with  the  Commission  on June 30,
                1995.)
          10.7  Warrant  Agreement,  dated October 17, 1995, between the Company                           *
                and  NationsBank,  N.A.  (Incorporated  by  reference  to the
                Registrant's  10-KSB/A  previously  filed with the Commission on
                December 18, 1995.)
          10.8  Warrant Certificate, dated October 18, 1995, between the Company and NationsBank,          *
                N.C.  (Incorporated by reference to the Registrant's 10-KSB/A previously filed with the Commission on December 18, 1995.)
          10.9  First Amendment to Master Shopping Center Lease Agreement, dated January 29, 1996,         *
                between Wal-Mart Stores, Inc. and Jackson Hewitt Inc.  (Incorporated by reference to the Registrant's 10-QSB previously filed with the Commission on March 18, 1996.)
         10.10  Renewal of Master  License  Agreement,  July 12,  1996,  between                           *
                Montgomery  Ward & Co., Incorporated  and Jackson Hewitt Inc.
                (Incorporated by reference to the Registrant's 10-KSB previously filed with the Commission on July 29, 1996.)
         10.11  Second Amendment to Master Shopping Center Lease Agreement, dated May 15, 1996,            *
                between Wal-Mart Stores, Inc. and Jackson Hewitt Inc.  (Incorporated by reference to the Registrant's 10-KSB previously filed with the Commission on July 29, 1996.)
         10.12  First Amendment to Warrant Agreement, dated June 7, 1996, between Jackson Hewitt           *
                Inc. and NationsBank, N.A.  (Incorporated by reference to the Registrant's 10-KSB previously filed with the Commission on July 29, 1996.)
         10.13  Agreement of Sale, dated June 10, 1996, between Jackson Hewitt Inc. and Refant             *
                Partners. (Incorporated by reference to the Registrant's 10-KSB previously filed with the Commission on July 29, 1996.)
         10.14  Business Loan Agreement, dated June 10, 1996, between Jackson Hewitt Inc. and              *
                Republic Bank.  (Incorporated by reference to the Registrant's 10-KSB previously filed with the Commission on July 29, 1996.)
         10.15  Release and Settlement Agreement, dated December 9, 1996, by and between Jackson           *
                Hewitt Inc. and Jon T. Hewitt.  (Incorporated by reference to the Registrant's
                10-QSB previously filed with the Commission on January 31, 19967)
         10.16  John T. Hewitt's Promissory Note for $1,276,057 dated December 1, 1996.                    *
                (Incorporated by reference to the Registrant's 10-QSB previously filed with the
                Commission on January 31, 1997.)
         10.17  Stock Pledge Agreement, dated December 1, 1996, by and between Jackson Hewitt Inc.         *
                and John T. Hewitt.  (Incorporated by reference to the Registrant's 10-QSB previously filed with the Commission on January 31, 1997.)
         10.18  Mutual Release Agreement, dated December 31, 1996, by and between Jackson Hewitt           *
                Inc. and Susan Ventresca.  (Incorporated by reference to the Registrant's 10-QSB previously filed with the Commission on January 31, 1997.)
      ***10.19  Form Franchise Offering Circular, June 1997.                                               *



      ***10.20  Employment Agreement, dated May 29, 1997, between Jackson Hewitt Inc. and Keith E.         *
                Alessi
      ***10.21  Amended and Restated Credit Agreement dated May 30, 1997, between Jackson Hewitt
                Inc. and NationsBank, N.A.
      ***10.22  Recapitalization  Agreement,  dated as of June 18, 1997, between
                Jackson Hewitt Inc.,  Geocapital II, L.P., Geocapital III, L.P.,
                JMI Equity Fund, L.P., Charles Federman, and Stephen Bachman.
         ***11  Computation of per share earnings.
         ***21  Subsidiaries of the Registrant.                                                            *
       ***23.1  Consent of KPMG Peat Marwick LLP, Independent Certified Public Accountants.
        **23.2  Consent of Kaufman & Canoles.
            24  Power of Attorney relating to Jackson Hewitt Inc. (appears on the signature page hereto).
         ***27  Financial Data Schedule.
       ***99.1  Financial Statement Schedule--Schedule 2, Valuation and
                Qualifying Accounts

------------------------------------------------

   * In accordance with Rule 12(b)-32 of the General Rules and Regulations under the Securities Exchange Act of 1934, the exhibit is incorporated by reference.

   **    To be filed by amendment.

   ***   Filed herewith.